     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                                INTERLIANT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7379                                   13-397-8980
       (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 374-4700
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                BRADLEY A. FELD
                            CO-CHAIRMAN OF THE BOARD
                                INTERLIANT, INC.
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 374-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 E. ANN GILL, ESQ.                                DAVID C. DRUMMOND, ESQ.
             JONATHAN L. FREEDMAN, ESQ                       WILSON SONSINI GOODRICH & ROSATI,
               DEWEY BALLANTINE LLP                              PROFESSIONAL CORPORATION
            1301 AVENUE OF THE AMERICAS                             650 PAGE MILL ROAD
             NEW YORK, NEW YORK 10019                        PALO ALTO, CALIFORNIA 94304-1050
                  (212) 259-8000                                      (650) 493-9300

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                       AGGREGATE OFFERING                    AMOUNT OF
            SECURITIES TO BE REGISTERED                         PRICE(1)                     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock
  ($.01 par value).................................            $75,000,000                        $21,375
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED                , 1999

PROSPECTUS

                                                  SHARES
                               [INTERLIANT LOGO]

                                  COMMON STOCK
                            ------------------------

     This is an initial public offering of shares of common stock of Interliant,
Inc. We expect the public offering price to be between $     and $     per
share. Currently, no public market exists for the shares. After pricing this offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "INIT."

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                            ------------------------

                                                             PER SHARE   TOTAL
                                                             ---------   -----
Public Offering Price......................................      $         $
Underwriting Discount......................................      $         $
Proceeds, before expenses, to Interliant, Inc..............      $         $

     The underwriters may also purchase up to an additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about                , 1999.

                            ------------------------

MERRILL LYNCH & CO.
                           DONALDSON, LUFKIN & JENRETTE

                                                 CIBC WORLD MARKETS

                            ------------------------

               The date of this prospectus is             , 1999.

                                   [GRAPHICS]

     Interliant(R) is a registered trademark of Interliant, Inc.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      1
Risk Factors................................................      5
Use of Proceeds.............................................     17
Dividend Policy.............................................     17
Capitalization..............................................     18
Dilution....................................................     19
Selected Consolidated Financial Data........................     20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     22
Business....................................................     28
Management..................................................     48
Certain Transactions........................................     55
Principal Stockholders......................................     56
Description of Capital Stock................................     58
Shares Eligible for Future Sale.............................     63
Underwriting................................................     65
Legal Matters...............................................     67
Experts.....................................................     67
Available Information.......................................     68
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     All references to "we", "us", "our" or "Interliant" in this prospectus means Interliant, Inc.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to these statements. Except as otherwise indicated, the information in this prospectus (i) assumes that the underwriters' over-allotment option has not been exercised, (ii) assumes conversion of all outstanding shares of redeemable convertible preferred stock and (iii) gives retroactive effect to a three-for-one stock split on July 28, 1998.

THE COMPANY

     Interliant is a provider of a comprehensive suite of hosting and enhanced Internet services that enable its customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Our Web hosting services provide virtual, dedicated and co-located hosting solutions to meet the needs of businesses of all sizes, as their Web sites develop from low-end marketing "brochures" to more complex, interactive Web sites and finally to mission-critical applications. Our application hosting services consist of groupware hosting and application outsourcing solutions that can provide our customers with 24x7 remote access to mission-critical applications and data. Since our inception in December 1997, we have grown rapidly through the acquisition of 16 hosting and related Internet service businesses. We provide Web hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. We also host more than 10,000 customized Lotus Notes/Domino based applications for more than 1,300 customers and believe that we are the leading provider of Lotus Notes/Domino hosting solutions. We have two state-of-the-art primary data centers in Atlanta, Georgia and Houston, Texas and a recently leased facility in the Washington D.C. area. Our Atlanta and Houston data centers are monitored on a 24x7 basis and include:

     - sophisticated monitoring and diagnosis;

     - 24x7 customer support;

     - redundant and high-speed network connectivity; and

     - uninterruptible power supply.

     The number of businesses using the Internet is growing rapidly. Many of these businesses outsource the hosting of their Web sites and software applications, rather than incur the cost of in-house operations and maintenance. IDC estimates that the worldwide market for Web hosting services will grow from $696 million in 1998 to $10.7 billion by 2002, a 98.0% compounded annual growth rate. In addition, Forrester Research, Inc. reports that the worldwide market for outsourcing application software products will grow from approximately $1.0 billion in 1997 to over $21.0 billion by 2001, a 111.1% compounded annual growth rate. Today, the hosting market is fragmented, consisting for the most part of:

     - small local and regional providers who do not have the capital, resources or capabilities to provide quality services at competitive prices;

     - large national providers who focus on Internet connectivity rather than on hosting; and

     - consulting and Web design firms for which hosting is not their core competency.

     We believe that a significant market opportunity exists for a nationally-recognized hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes. Through the acquisition and consolidation of hosting and enhanced Internet service businesses, we believe we can offer a full range of hosting services that enable businesses to deploy, use, expand and update their Web sites and applications infrastructures more rapidly and cost-effectively than internally developed solutions. We offer the following hosting solutions to our customers:

Web Hosting. We offer Web hosting solutions to meet the current and future Web hosting needs of our customers. Our product offerings include:

     Virtual Hosting. We host these Web sites on a shared server. Virtual hosting is an economical solution for customers with simple or moderately accessed sites.

     Dedicated Hosting. We host these Web sites on a dedicated server, which we typically own and maintain. This solution provides greater server and network resources for our customers than virtual hosting and allows them to configure their hardware to optimize site performance. Companies with increasing levels of complexity, traffic or reliance on their Web sites may prefer dedicated hosting.

     Co-located Hosting. Co-located hosting allows customers with sophisticated mission-critical applications to own and access their servers on a 24x7 basis while delegating the day-to-day operations and technical management of their site to us. We house co-located servers in separate, limited-access rooms in our Atlanta and Washington D.C. area data centers.

     In addition to these basic hosting services, we offer our customers a selection of enhanced Internet services, including e-commerce capabilities, multimedia hosting and community hosting.

Application Hosting. We provide application hosting solutions to our customers primarily through our Houston data center. Our application hosting solution is designed to support our customers' Internet, intranet and extranet projects through a variety of service and support options, with our primary platform being Lotus Notes/Domino. In addition, through our strategic alliances with software vendors such as Lotus and Microsoft, we host applications such as legal automation, sales automation and distributed learning. We recently began offering Internet rental applications which allow anyone with a Web browser and an Internet connection to use sophisticated server-based applications.

     Groupware Hosting. We offer a range of groupware hosting solutions for the Lotus Notes/Domino platform which provides our customers with the infrastructure needed to support the following:

        - e-mail and other messaging methods for internal and external communication;

        - project team collaboration and document sharing;

        - business process automation and workflow; and

        - collaborative Web-based intranets and extranets.

     Application Outsourcing. We offer a range of application outsourcing services which provide our customers with the ability to capitalize on the latest Internet-enabled technologies while outsourcing non-core competencies such as deployment strategies and maintenance and upgrades of software to a third party. Our application outsourcing offerings include:

        - Legal Automation. Our legal automation solutions offer our customers a suite of collaborative applications that assist corporate legal departments and their outside counsel in managing cases, budgets, intellectual property and workflow in a secure, reliable environment.

        - Sales Automation. Our sales automation solutions provide geographically distributed sales and marketing organizations with all the elements needed to quickly deploy a sales automation solution at a reasonable cost.

        - Distributed Learning. Our distributed learning solutions offer our customers opportunities to deliver online training solutions.

Consulting Services. We provide consulting services to our customers for Intranet, extranet and application hosting solutions, as well as for internal networking implementations and back-end Web development projects. Consulting services that we provide include:

        - desktop and network server support;

        - network architecture and design;

        - strategic technology planning; and

        - application development and implementation.

     We seek to become the industry benchmark in hosting by providing businesses with cost-effective, innovative solutions that will allow them to capitalize on the potential of the Internet. To achieve this objective, our strategy includes the following key elements:

     - Build the Interliant Brand. We intend to continue to build on the equity of the Interliant brand and strengthen brand recognition by marketing our full range of services through an integrated marketing communications program including public relations, print and online advertising campaigns and other strategic initiatives as well as cooperative promotions with key hardware and software vendors.

     - Continue Acquisition Program. By integrating acquired companies, we believe we can achieve substantial economies of scale and operating efficiencies which will allow us to service customers of all sizes. Further, we intend to capitalize on certain "best practices" we may identify within acquired companies to maintain our competitive advantage and to ensure ongoing delivery of high quality hosting services to our customers.

     - Expand Multiple Sales Channels. We currently use a variety of sales channels to reach our customers including our recently launched business partner program. We expect to increase our inbound and outbound telesales efforts, which are targeted primarily toward virtual and dedicated hosting customers as well as direct sales, which is targeted primarily toward co-located hosting customers.

     - Leverage the Interliant Customer Base. We intend to capitalize on the enhanced revenue potential of the combined customer bases of our acquired companies by leveraging the numerous cross-selling opportunities that our expanded line of Interliant brand offerings provides. In this regard, we seek to coordinate the selling efforts of our Web hosting, application hosting and consulting sales force to increase customer leads and referrals.

     - Develop Strategic Relationships. We have established and continue to seek strategic relationships that enable us to provide complete, scalable and reliable hosting solutions to our customers, resellers and referral partners.

     On March 10, 1999, we completed the acquisition of substantially all the assets of Interliant, Inc. ("Interliant Texas"). Interliant Texas had revenues in 1998 of $21.2 million. In connection with that acquisition, we changed our name from Sage Networks, Inc. to Interliant, Inc.

     Our principal executive offices are located at 215 First Street, Cambridge, Massachusetts 02142, (617) 374-4700.

                                  THE OFFERING

Common stock offered by Interliant...                 shares

Common stock to be outstanding after
this offering........................                 shares

Use of proceeds......................  For acquisitions, increased sales and marketing activities, capital
                                       expenditures including the build-out of
                                       data centers, repayment of a promissory
                                       note assumed in connection with the
                                       acquisition of Interliant Texas, working capital and general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
Symbol...............................  INIT

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     HISTORICAL              PRO FORMA
                                                             ---------------------------   -------------
                                                             PERIOD FROM
                                                              INCEPTION
                                                             (DECEMBER 8,
                                                               1997) TO      YEAR ENDED     YEAR ENDED
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                 1997           1998           1998
                                                             ------------   ------------   -------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................    $      --      $   4,905       $  41,292
                                                              ---------      ---------       ---------
Operating loss............................................         (158)        (9,848)        (27,664)
                                                              ---------      ---------       ---------
Net loss..................................................    $    (158)     $  (9,710)      $ (27,802)
                                                              =========      =========       =========
Net loss per share -- basic and diluted...................    $   (0.05)     $   (1.10)
Weighted average shares used in computing net loss per
  share -- basic and diluted..............................    3,000,000      8,799,432
Pro forma net loss per share -- basic and diluted.........                                   $   (1.77)
Shares used in computing pro forma net loss per
  share -- basic and diluted..............................                                  15,749,406

                                                                       AS OF DECEMBER 31, 1998
                                                             -------------------------------------------
                                                                                           PRO FORMA AS
                                                                ACTUAL       PRO FORMA       ADJUSTED
                                                             ------------   ------------   -------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................    $   6,813      $  12,032
Working capital...........................................        3,755          2,666
Total assets..............................................       27,219        108,297
Debt and capital lease obligations, less current
  portion.................................................           --          1,125
Total stockholders' equity................................       22,716         90,939

    The unaudited pro forma statement of operations data gives effect to the acquisitions completed in 1998 and 1999 as if they occurred on January 1, 1998.

    The unaudited pro forma balance sheet data gives effect to the acquisitions completed in 1999 as if they occurred on December 31, 1998. The unaudited pro forma balance sheet data also gives effect to the sale in January 1999 of 2,647,658 shares of Series A Redeemable Convertible Preferred Stock to certain affiliates of SOFTBANK Technology Ventures and in February 1999 of 6,600,000 shares of common stock to Web Hosting Organization LLC and the conversion of all of the preferred stock into common stock upon completion of this offering. See "Description of Capital Stock -- The WEB Hosting Organization Investment" and
" -- The SOFTBANK Investment."

    The unaudited pro forma as adjusted balance sheet data gives effect to the
sale of     shares of common stock offered hereby at an assumed initial public
offering price of $    per share after deducting underwriting discounts and
estimated offering expenses.

                                  RISK FACTORS

     Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not now known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks or uncertainties actually occur, our business could be adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or a part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a results of certain factors, including the risks and uncertainties described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY

     We have a very limited operating history. We were incorporated in December 1997 and began offering Web hosting services in February 1998. We only recently completed the acquisition of the application hosting business of Interliant Texas. As a result, our business model is still in development. Our business and prospects must be considered in light of the risks frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving hosting and enhanced Internet services market. Some of these risks relate to our ability to:

     - build a more comprehensive sales structure to support our business;

     - provide reliable and cost-effective services to our customers;

     - continue to build our operations and accounting infrastructure to accommodate additional customers;

     - respond to technological developments or service offerings by our competitors;

     - develop and offer new, successful products and services or differentiate such products and services from those offered by our competitors;

     - enter into strategic relationships with application software vendors;

     - build, maintain and expand distribution channels; and

     - attract and retain qualified personnel.

     We may not be successful in addressing these risks, and if we are not successful, our business could be adversely affected.

     Since inception in December 1997, we have experienced operating losses and negative cash flows for each quarterly and annual period. As of December 31, 1998, we had an accumulated deficit of approximately $9.9 million. The revenues and income potential of our business is unproven, and our limited operating history makes it difficult to evaluate our prospects. We anticipate increased expenses as we expand our sales and marketing initiatives to continue to grow the Interliant brand, fund greater levels of product development, continue to build out our data centers, implement centralized billing, accounting and customer service systems and continue our acquisition program.

     In addition, we have experienced growth in revenues, primarily attributable to acquisitions, and we do not believe that this growth rate is necessarily indicative of future operating results which will depend not only on continuing our acquisition strategy but also on internal growth. We expect that future acquisitions will increase our operating expenses and operating losses. As a result, we expect to incur operating losses for the foreseeable future. We cannot give any assurance that we will ever achieve profitability on a quarterly or annual basis, or, if we achieve profitability, that it will be sustainable.

WE FACE RISKS RELATED TO INTEGRATION OF ACQUISITIONS

     Since February 1998, we have acquired 16 businesses, and we are currently pursuing additional acquisitions. Our future success will depend in large part on our ability to integrate these businesses or any future acquired businesses with our existing operations. To integrate these businesses, we will need to:

     - consolidate their billing and accounting systems into our systems and implement financial and other control systems;

     - relocate the servers of acquired companies and other equipment to an Interliant facility;

     - migrate the operations of acquired companies onto our technology platforms;

     - integrate the customer accounts of acquired companies into our customer service system;

     - integrate the service offerings of acquired companies into the Interliant brand; and

     - identify resellers and referral partners of the services of acquired companies and migrate them to our business partner program.

     We may not be able to successfully integrate acquired businesses with existing operations without substantial costs, delays or other problems, if at all. As we integrate acquired businesses:

     - we may lose certain customers of acquired companies due to difficulties during the integration process;

     - we may not be able to bill customers of the acquired companies on a timely basis due to inadequate back-office systems of the acquired companies and potential difficulties in migrating records onto our own systems;

     - we may experience difficulty in collecting accounts receivable of acquired companies due to inaccurate record keeping of the acquired companies;

     - key employees of the acquired companies whom we wish to retain may resign;

     - management's attention and resources could be diverted from our ongoing business concerns; and/or

     - we may not be able to integrate newly acquired technologies with our existing technologies.

     Acquisitions also involve a number of other risks, including adverse effects on our operating results from increases in amortization of intangible assets, increased compensation expense associated with newly hired employees and unforeseen liabilities. In addition, any acquired company could significantly underperform relative to our expectations. In particular, acquired companies have often experienced modest revenue declines immediately following the closing of the acquisition. Because we have only recently completed many of our acquisitions, we are currently facing all of these challenges, and we have not established our ability to meet them over the long term. As a result of all of the foregoing, our pursuit of an acquisition strategy could adversely affect our business.

     In March 1999, we purchased, through a wholly-owned subsidiary, substantially all the assets, and assumed certain liabilities, of Interliant Texas, which had revenues of $21.2 million for the year ended December 31, 1998. Our acquisition of the business of Interliant Texas has been our largest acquisition to date, and we expect that it will have a continuing, significant impact on our business. Although we do not currently intend to integrate all the operations of Interliant Texas into our operations, we still expect to incur significant integration costs. In addition, the following factors could increase the costs of integration:

     - unexpected employee turnover;

     - delays in addressing duplicate operations; and

     - additional fees and charges to obtain consents, regulatory approvals or permits.

     Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring Interliant Texas. Costs associated with this acquisition that exceed our expectations would have an adverse effect on our business.

WE DEPEND ON OUR ABILITY TO MAKE ADDITIONAL ACQUISITIONS

     We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted markets. Although we expect to finance future acquisitions, in part, with some of the proceeds from this offering and, at a future date with the issuance of additional shares of our common stock or other debt or equity securities, we cannot guarantee that:

     - we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms;

     - we will be able to obtain the financing necessary to complete future acquisitions; or

     - the issuance of our common stock or other securities in connection with any future acquisition will not result in a substantial dilution in the ownership interests of holders of our common stock.

WE DEPEND ON STRATEGIC RELATIONSHIPS WITH APPLICATION SOFTWARE VENDORS

     We obtain software products pursuant to agreements with Lotus and Microsoft and package them as part of our application hosting solutions. The agreements are typically for terms ranging from one to three years. If these agreements were terminated or not renewed, we might have to discontinue products or services that are central to our business strategy or delay their introduction unless we could find, license and package equivalent technology. Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new and enhanced applications we may need to keep our solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our solutions or other products and services, our business may be adversely affected.

     None of our third-party agreements are exclusive. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of third party vendors will not have an adverse affect on the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

     - the demand for and market acceptance of our hosting and enhanced Internet services;

     - our ability to identify, complete and integrate acquisitions to sustain growth;

     - downward price adjustments by our competitors on services and products they offer which are similar to ours;

     - changes in the mix of products and services sold by our competitors;

     - technical difficulties or system downtime affecting the Internet generally or our hosting operations;

     - the ability to meet any increased technological demands of our customers;

     - the amount and timing of our costs related to our marketing efforts and service introductions by us or reseller or referral partners; and

     - economic conditions specific to the hosting industry.

     Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and may not be indicative of future operating results.

WE DEPEND ON CONTINUED GROWTH OF THE HOSTING MARKET

     Our market is new and rapidly evolving. Whether the market for our products and services will continue to grow is uncertain. Our business would be adversely affected if the hosting market does not continue to grow or if businesses prove to be unwilling to outsource their hosting business.

     In addition, our success depends in large part on continued growth in the use of the Internet. Our business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as:

     - security and privacy concerns;

     - uncertainty of legal and regulatory issues concerning the use of the Internet;

     - inconsistent quality of service; and

     - lack of availability of cost-effective, high-speed connectivity.

WE DEPEND ON THE GROWTH OF THE INTERNET INFRASTRUCTURE

     If the use of the Internet continues to grow, its infrastructure may not be able to support the demands placed on it by such growth and its performance or reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could, in the future, grow more slowly or decline which would adversely affect our business.

WE DEPEND ON OUR NETWORK INFRASTRUCTURE

     Our success partly depends upon the capacity, scalability, reliability and security of our network infrastructure, including the capacity leased from our telecommunications network suppliers such as UUNET Technologies, Inc. We depend on these companies to provide uninterrupted and "bug free" service and would be adversely affected if such services were not provided. In addition, we would be adversely affected if such companies greatly increased the prices of their services or if the telecommunications capacity available to us was insufficient for our business purposes and we were unable to use alternative networks or pass along any increased costs to our customers.

THE SCALABILITY OF OUR NETWORK IS UNPROVEN

     We must continue to develop and expand our network infrastructure as the number of users and the amount of information they wish to transport as well as the number of products and services we offer increases and to meet changing customer requirements. Our expansion and adaptation of our telecommunications and hosting facility infrastructure will require substantial financial, operational and management resources. If we are required to expand our network significantly and rapidly due to increased usage, additional stress will be placed upon our network hardware, traffic management systems and hosting facilities. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds while maintaining superior performance is unknown.

     As our customers' bandwidth usage increases, we will need to make additional investments in our infrastructure to maintain adequate data transmission speeds, the availability of which may be limited and the cost of which may be significant. Additional network capacity may not be available from third-party suppliers as it is needed by us. As a result, our network may not be able to achieve or maintain a sufficiently high capacity of data transmission, especially if customers' usage increases. Any failure on our part to achieve or maintain high-capacity data transmission could significantly reduce consumer demand for our services and adversely affect our business.

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

OUR NETWORK SYSTEM COULD FAIL

     To succeed, we must be able to operate our network infrastructure on a 24x7 basis without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage from:

     - human error;

     - various natural disasters;

     - power loss or telecommunications failures; and

     - sabotage or other intentional acts of vandalism.

     However, even if we take precautions, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in interruptions in the services we provide to our customers.

     At this time, we do not have a formal disaster recovery plan. Although we believe that our Atlanta and Houston data centers are state-of-the-art and have sufficient system protections in place to ensure high quality service with minimal interruptions, we estimate that currently only approximately 34% of our customers are hosted in these data centers. In addition, we may not integrate into our Network Operations Centers all the data centers of companies we acquire. Therefore, in some instances, our network reliability may be compromised. Although we have attempted to build redundancy into our network and hosting facilities, our data centers are currently subject to various single points of failure. As a result, a problem with one of our routers, switches or fiber paths could cause an interruption in the services we provide to some of our customers. We have experienced interruptions in service in the past. Any future interruptions could:

     - require us to spend substantial amounts of money replacing existing equipment or adding redundant facilities;

     - damage our reputation for reliable service;

     - cause existing end users, resellers and referral partners to cancel their contracts;

     - cause end users to seek damages for losses incurred; or

     - make it more difficult for us to attract new end users, resellers and referral partners.

     Any of these occurrences could adversely affect our business.

     We have entered into service level agreements with some of our customers, and we anticipate that we will offer service level agreements to a larger group of customers in the future. In that case, we could incur significant liability to our customers in connection with any system downtime and those obligations may adversely affect our business.

WE DEPEND ON NEW HOSTING SOLUTIONS AND ENHANCED INTERNET SERVICES

     We have recently introduced new hosting solutions and enhanced Internet services, including e-commerce, multimedia hosting, community hosting, rental applications and consulting services. If these and other new hosting solutions and enhanced Internet services fail to gain market acceptance, our business could be adversely affected. In addition, if these newly introduced hosting solutions and enhanced Internet services have reliability, quality or compatibility problems, market acceptance of these products could be greatly hindered and our ability to attract new customers could be adversely affected. We cannot offer any assurance that these new solutions and services are free from any reliability, quality or compatibility problems.

WE DEPEND ON OUR RESELLER SALES CHANNEL

     We rely significantly on resellers to market and sell our services. We estimate that as of December 31, 1998 approximately 16% of our active hosted domains were maintained by resellers. For this purpose, we

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

include as resellers any entity which has three or more active domains hosted by us. Our failure to maintain and grow our reseller sales channel may adversely affect our business. Our agreements with resellers generally do not require that the resellers sell any minimum level of our services and do not restrict the resellers' development or sale of competitive services. We have very little control over whether these resellers will dedicate resources or give priority to selling our services.

     We will need to continue to deliver reliable service and keep our reseller pricing and support programs competitive. If we succeed in increasing our sales through resellers, we may lose brand identification and brand loyalty, since our services may not be identified by the Interliant brand or may be marketed differently by our resellers.

OUR GROWTH AND EXPANSION HAS AND MAY CONTINUE TO STRAIN OUR RESOURCES

     We are currently experiencing rapid growth, primarily due to our acquisition of 16 businesses since February 1998. In addition, from inception we have grown to 489 employees, which includes 19 employees on a contract basis. This rapid growth of our business and our product and service offerings has placed, and is likely to continue to place, a significant strain on our operating and financial resources. Our future performance will partly depend on our ability to manage our growth effectively, which will require that we further develop our operating and financial system capabilities and controls. We have invested, and intend to continue to invest, significant amounts in billing, accounts receivable, customer service and financial systems which we believe, once implemented, will be able to produce timely, accurate and consistent information as our business continues to grow. However, because we employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been fully integrated into our core systems and continue to produce financial and other information from their existing systems. As a result, our ability to record, process, summarize and report financial data could be adversely affected.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO SUSTAIN GROWTH

     Our ability to sustain growth depends on our ability to:

     - expand or retain our business with current customers;

     - acquire new customers;

     - develop and offer new, successful products and services or differentiate such products and services from those offered by our competitors;

     - continue to identify and finance appropriate acquisitions on favorable terms, or at all;

     - retain key employees or hire, train and manage new employees; and

     - effectively integrate acquired, and develop existing, billing, accounts receivable, customer service and financial systems and develop our information technology systems.

     Our failure to sustain growth could adversely affect our business.

WE DEPEND ON OUR ABILITY TO GROW THE INTERLIANT BRAND

     Upon acquiring Interliant Texas and its application hosting business, we began the process of offering the full range of our hosting products and services under the Interliant brand. Prior to this, we marketed all of our products and services under the Sage Networks brand and the brand names of acquired companies. In order to build the Interliant brand in the Web hosting and consulting market as well as strengthen it in the application hosting market, we must succeed in our marketing efforts and provide high quality services at competitive prices. We will need to increase our marketing budget substantially as part of our brand building efforts. Our business could be adversely affected if the Interliant brand is not well received by our Web hosting customers, our marketing efforts are not productive or we are otherwise unsuccessful in increasing our brand awareness.

OUR MARKET IS EXTREMELY COMPETITIVE

     Our market is highly competitive. We expect that we will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

     - quality of service, including network capability, scalability, reliability and functionality;

     - customer service and support;

     - variety of services and products offered;

     - price;

     - brand name;

     - Internet system engineering and technical expertise;

     - timing of introductions of new and additional value-added services and products;

     - network security;

     - financial resources; and

     - conformity with industry standards.

     We may not have the resources, expertise or other competitive factors to compete successfully in the future.

     Our current and potential competitors include:

     - other Web hosting and Internet services companies such as AboveNet Communications, Inc., Exodus Communications, Inc., Frontier GlobalCenter, Globix Corporation and local and regional hosting providers;

     - national and regional Internet service providers such as Concentric Network Corporation, MindSpring Enterprises, Inc., UUNet Technologies, Inc., PSINet Inc. and Verio Inc.;

     - global telecommunications companies including AT&T Corp., British Telecommunications plc, Telecom Italia SpA and Nippon Telegraph and Telephone Corp.;

     - regional and local telecommunications companies, including the regional Bell operating companies such as Bell Atlantic Corporation and US West, Inc.;

     - companies that focus on application hosting such as USinternetworking, Inc. and IBM Global Services; and

     - multimedia hosting companies such as broadcast.com.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to:

     - develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly;

     - take advantage of acquisition and other opportunities more readily;

     - devote greater resources to the marketing and sale of their services; and

     - adopt more aggressive pricing policies.

     In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us. We believe that the market in which we compete is likely to encounter consolidation in the near future, which could result in increased price and other competition that could adversely affect our business.

     In an effort to gain market share, certain of our competitors have offered hosting services similar to ours at lower prices than ours or with incentives not matched by us. In addition, certain of our competitors may be able to provide customers with additional benefits, which could reduce the overall costs of their services relative to ours. We may not be able to reduce the pricing of our services or offer incentives in response to the actions of our competitors without an adverse impact on our business.

WE DEPEND ON KEY PERSONNEL

     We are dependent on the continued service of our key personnel, including:

     - Leonard J. Fassler and Bradley A. Feld, our Co-Chairmen;

     - Stephen W. Maggs, our Chief Executive Officer;

     - James M. Lidestri, our Executive Vice President;

     - Rajat Bhargava, our Senior Vice President, Chief Operating Officer Web Hosting; and

     - William A. Wilson, our Chief Financial Officer.

     We recently entered into one-year employment agreements with Messrs. Fassler, Maggs and Bhargava and a one-year consulting agreement with Mr. Feld. In addition, in connection with our acquisition of Interliant Texas, we entered into a two-year employment agreement with Mr. Lidestri. The loss of the services of one or more of these people could adversely affect our business.

     Our Co-Chairmen, Bradley A. Feld and Leonard J. Fassler, are each currently active in, and serve as directors and/or executive officers of, a number of businesses other than Interliant. Although Mr. Feld spends approximately half of his time and Mr. Fassler spends substantially all of his time at Interliant, and both are active in its management, neither is contractually committed to spend any specific amount of time at Interliant. If Mr. Feld or Mr. Fassler were to significantly reduce the time they devoted to Interliant, our business may be adversely affected.

WE NEED TO RECRUIT ADDITIONAL SKILLED PERSONNEL

     We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow. Our inability to attract and retain such personnel could limit our growth and have an adverse effect on our business.

THERE IS UNCERTAINTY AS TO OUR ABILITY TO OBTAIN FUTURE FINANCING TO MEET OUR NEEDS

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our operating needs and to continue our acquisition program through the end of 1999. Thereafter, we expect to require additional financing. At this time, we do not have any credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek additional capital or seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financing.

     If funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have certain rights, preferences and privileges senior to those of the holders of our common stock and the terms of such debt could impose restrictions on our operations. If additional funds become necessary, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to fund our operations and growth or to continue our acquisition program. Our inability to raise capital could adversely affect our business.

WE DEPEND ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES

     Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. These characteristics are exacerbated by the recent growth of the Internet, the continued growth in the use of commercial software applications and the intense competition in our industry. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incurred significant costs or could not adapt to these changes.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION AND OPERATIONS

     Approximately 13% of our dollar amount of billings were to customers located outside of the United States, primarily in Europe and Asia. Our success may depend in part on expanding our international presence. Because our sales overseas are denominated in U.S. dollars, currency fluctuations may inhibit us from marketing our services to potential foreign customers or collecting for services rendered to current foreign customers.

     In addition there are certain risks to conducting business internationally such as:

     - different regulatory requirements;

     - trade barriers;

     - different technology standards;

     - different tax structures which may adversely impact earnings;

     - different privacy, censorship and service provider liability standards and regulations;

     - different intellectual property laws; and

     - political and economic instability of certain foreign countries.

Any of these risks could adversely affect our business.

WE FACE RISKS ASSOCIATED WITH THE SECURITY OF OUR SYSTEMS

     A significant barrier to the growth of e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Web usage could decline if any well-publicized compromise of security occurred. Despite our design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities.

WE COULD FACE GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     There are currently few laws or regulations that specifically regulate communications, commerce or hosting activities on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, although parts of it were ultimately held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, several telecommunications carriers are seeking to have telecommunications over the

Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services.

     The growing use of the Internet has burdened the existing telecommunications infrastructure in many areas and local telephone carriers, such as Pacific Bell, have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy, are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states and countries in which we have offices and are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.

WE COULD FACE LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK

     The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks by their customers or other third parties is unclear. It is possible that claims could be made against online services companies and Internet service providers under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information, and we expect additional similar proposals in the future.

     If potential liability is imposed on us or other Internet service providers for information carried on or disseminated through our or their systems, we may be required to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources, or may cause us to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Although we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could adversely affect our business.

WE DEPEND ON THE PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

     Trademarks and other proprietary rights are important to our success and our competitive position. We do not have any patented technology that would prevent competitors from entering our market. Although we seek to protect our trademarks, copyrights and other proprietary rights, these actions may be inadequate to protect them or to prevent others from claiming violations of their trademarks, copyrights and other proprietary rights.

     To date, we have not been notified that our services infringe on the proprietary rights of third parties, but third parties could claim infringement by us with respect to current or future services. From time to time, we are notified that the content of one of our customer's Web sites infringes on a third party's trademark. In response, we inform the customer of this claim and, if necessary, will terminate a customer's service. We expect that participants in the hosting and enhanced Internet services markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business.

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

     We currently license and may in the future license certain technologies from third parties, which may subject us to infringement actions based upon the technologies licensed from these third parties. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our technical and management personnel. These third-party technology licenses may not continue to be available to Interliant on commercially reasonable terms. The loss of the ability to use such technology could require Interliant to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have a material adverse effect on Interliant's business.

OUR BUSINESS MAY BE IMPACTED BY THE YEAR 2000 ISSUE

     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including ours, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.

     We have made a preliminary assessment of the Year 2000 readiness of our information technology systems. In addition, we are currently seeking assurances from our material hardware and software vendors that their products are Year 2000 compliant. Until such process is complete, we will not be able to completely evaluate whether our information technology systems will need to be revised or replaced. Although we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues to date, we do not at this time possess the information necessary to estimate the potential costs of revisions or replacements to our software and systems or third party software, hardware or services that are determined not to be Year 2000 compliant. Such expenses, if higher than anticipated, could have a material adverse effect on our business.

     Although we are not currently aware of any Year 2000 compliance problems relating to our information technology systems that would have a material adverse effect on our business, there is no assurance that we will not discover any such compliance problems. Our failure to fix or replace our software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. Moreover, the failure to adequately address Year 2000 compliance issues in our information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

OUR STOCK HAS NO PRIOR TRADING MARKET AND MAY BE VOLATILE

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in Interliant will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources and could have a material adverse effect on our business.

OUR COMMON STOCK IS CONTROLLED BY A SIGNIFICANT STOCKHOLDER WHOSE INTERESTS MAY BE IN CONFLICT WITH THOSE OF INTERLIANT AND THE OTHER STOCKHOLDERS

     Immediately following this offering, Web Hosting Organization LLC will
beneficially own approximately   % of our outstanding common stock. Accordingly,
Web Hosting Organization LLC will be able to control any stockholder vote, including any vote on the election of directors. The members of Web Hosting Organization LLC are affiliates of Charterhouse Group International, Inc. and the WHO Management LLC

(of which Interliant's Co-Chairmen, Leonard J. Fassler and Bradley A. Feld, are the member managers). Web Hosting Organization LLC's interests could conflict with the interests of our other stockholders. See "Description of Capital
Stock -- The WEB Hosting Organization Investment" and "Certain Transactions."

     Charterhouse Equity Partners III, L.P., which is an affiliate of Charterhouse Group International, Inc., has the ability to control our direction and future operations through its significant equity ownership of Web Hosting Organization LLC. Certain decisions concerning our operations or financial structure may present conflicts of interest between Charterhouse and our other stockholders. In addition to its investments in us, Charterhouse or its affiliates may in the future invest in other entities engaged in the hosting business or other Internet-related business. As a result, Charterhouse or its affiliates have, and may develop, relationships with businesses that are or may be competitive with us. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which Charterhouse has an interest. Such conflicts of interest could cause Charterhouse to use its significant ownership interest to force us to act in a manner adverse to the interests of our other stockholders.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     The market price of the common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering. There
will be           shares of common stock outstanding immediately after this
offering. The           shares of common stock sold in this offering will be
freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless such shares are held by "affiliates" of Interliant, as that term is defined in Rule 144 under the Securities Act.

     The remaining           shares of common stock are subject to restrictions
under Rule 144 of the Securities Act. Holders of a majority of such restricted shares have registration rights with respect to such shares. However, such shares are subject to lock-up agreements pursuant to which the holders of these shares have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus, or exercise their registration rights, without the prior written consent of Merrill Lynch & Co., Inc. See "Shares Eligible for Future Sale."

     A substantial number of shares of common stock issued as compensation will also become available for resale in the public market at prescribed times. In addition, we intend to register under the Securities Act the shares of common stock reserved for issuance under our stock option plan. See "Shares Eligible for Future Sale."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus contains certain forward-looking statements, relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to Interliant. These forward-looking statements are based largely on Interliant's current expectations and are subject to a number of risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in Interliant's business strategy or an inability to execute its strategy due to unanticipated changes in the hosting industry or the economy in general and various other competitive factors that may prevent Interliant from competing successfully in existing or future markets. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will be in fact realized.

                                USE OF PROCEEDS

     Interliant estimates that it will receive net proceeds from the sale of shares in this offering (assuming an initial public offering price of
$     ) of approximately $     million ($     million if the underwriters'
over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and expenses payable by Interliant, estimated at
$     million ($     million if the underwriters' over-allotment option is
exercised in full).

     Interliant currently intends to use a significant portion of the net proceeds of this offering for acquisitions. See "Business -- Strategy" and "-- Acquisition Program." Interliant currently has no commitments or binding agreements with respect to any acquisitions. Interliant also expects to use a portion of the net proceeds for increased sales and marketing activities and for capital expenditures, including the build-out of Interliant's data centers and repayment of a 9% promissory note issued in favor of Mathew Wolf in connection with the acquisition of Interliant Texas. This note will be paid in full upon consummation of the offering. See "Business -- Technology and Network
Operations -- Network Operations" and "-- Facilities." The balance of the net proceeds of this offering will be used for working capital and general corporate purposes. Pending use of the net proceeds for the above purposes, Interliant intends to invest such funds in short-term investment grade interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     Interliant has never paid or declared any cash dividends on its common stock. Interliant currently intends to retain any future earnings for its business and, therefore, does not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, Interliant's results of operations, capital requirements, restrictions in loan agreements and on such other factors as the Board of Directors of Interliant may, in its discretion, consider relevant.

                                 CAPITALIZATION

     The following table sets forth at December 31, 1998 (i) the actual capitalization of Interliant, (ii) capitalization on a pro forma basis to reflect (a) the amendment of Interliant's Restated Certificate of Incorporation to provide for authorized capital stock of 100,000,000 shares of common stock
and           shares of undesignated preferred stock, (b) the issuance of
2,647,658 shares of Series A Redeemable Convertible Preferred Stock on January 28, 1999 and the conversion of all such shares of Series A Redeemable Convertible Preferred Stock into shares of common stock upon the consummation of this offering (see "Description of Capital Stock -- The SOFTBANK Investment"),
(c) the issuance of 6,600,000 shares of Common Stock to Web Hosting Organization LLC on February 9, 1999 (see "Description of Capital Stock -- The WEB Hosting Organization Investment") and (d) the acquisitions consummated since December 31, 1998 (See "Business -- Acquisition Program") and (iii) the pro forma capitalization adjusted to reflect the offering contemplated hereby (assuming an
initial public offering price of $     per share after deducting the estimated
underwriting discounts and commissions and offering expenses). This table should be read in conjunction with the Selected Consolidated Financial Data, the Unaudited Pro Forma Consolidated Financial Statements and Interliant's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                      DECEMBER 31, 1998
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Notes payable, less current portion........................  $    --    $  1,125       $1,125
                                                             =======    ========       ======
Series A Redeemable Convertible Preferred Stock, $0.01 par
  value; 0 shares authorized, actual; 2,647,658 shares
  authorized, 0 issued and outstanding, pro forma and pro
  forma as adjusted........................................
Stockholders' equity:
  Common stock, $0.01 par value; 30,000,000 shares
     authorized, 19,217,197 shares issued and outstanding,
     actual;        shares authorized,           shares
     issued and outstanding, pro forma;        shares
     authorized,        shares issued and outstanding, pro
     forma as adjusted(1)..................................      192         351
  Additional paid-in capital...............................   34,160     102,224
  Deferred compensation....................................   (1,769)     (1,769)      (1,769)
  Accumulated deficit......................................   (9,867)     (9,867)      (9,867)
                                                             -------    --------       ------
  Total stockholders' equity...............................   22,716      90,939
                                                             -------    --------       ------
          Total capitalization.............................  $22,716    $ 92,064
                                                             =======    ========       ======

---------------
(1) Excludes        shares and 749,625 shares of common stock issuable upon
    exercise of options outstanding under Interliant's 1998 Stock Option Plan and upon exercise of outstanding warrants, respectively, at weighted average
    exercise prices of $     and $6.67 respectively. See "Management" and
    "Description of Capital Stock -- The SOFTBANK Investment."

                                    DILUTION

     The pro forma net tangible book value of Interliant as of December 31, 1998 was $13,438,409 or $0.38 per share of common stock. "Pro Forma net tangible book value per share" is determined by dividing the number of outstanding shares of common stock into the net tangible book value of Interliant (total tangible assets less total liabilities), after giving effect to the pro forma events listed in the introductory paragraph of "Capitalization." After giving effect to
receipt of net proceeds from the sale of the           shares of common stock
offered by Interliant hereby (at an assumed initial public offering price of
$     per share and after deducting the estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of
Interliant as of December 31, 1998 would have been $     million, or $  .  per
share. This represents an immediate increase in net tangible book value of $ . per share to existing stockholders and an immediate dilution of $ . per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............
  Pro forma net tangible book value per share as of December
     31, 1998...............................................      0.38
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution per share to new investors.........................
                                                                          ========

     The following table summarizes on a pro forma basis, as of December 31, 1998, the number of shares of common stock purchased from Interliant, the total consideration paid to Interliant and the average price per share paid by the existing stockholders and by the investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and offering expenses):

                             SHARES PURCHASED            TOTAL CONSIDERATION
                        --------------------------    --------------------------
                            NUMBER        PERCENT         AMOUNT        PERCENT     AVERAGE PRICE PER SHARE
                        --------------    --------    --------------    --------    -----------------------
                        (IN THOUSANDS)                (IN THOUSANDS)
Existing
  stockholders........      35,095                       $102,576                            $2.92
New investors.........
                            ------        --------       --------       --------
          Total.......
                            ======        ========       ========       ========

     The foregoing table assumes no exercise of warrants and stock options outstanding. As of the date hereof there are warrants and options outstanding to
purchase a total of 749,625 shares and           shares of common stock,
respectively, at weighted average per share exercise prices of $6.67 and
$          , respectively. To the extent that any of these warrants or options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Option Plan," "Description of Capital Stock -- Common Stock Warrants" and Note 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following selected consolidated financial data should be read in conjunction with Interliant's Consolidated Financial Statements and Notes thereto, the Unaudited Pro Forma Consolidated Financial (formerly Sage Networks, Inc.) Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period ended December 31, 1997 and the year ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the consolidated financial statements of Interliant (formerly Sage Networks, Inc.) that have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

     The unaudited pro forma statement of operations data for the year ended December 31, 1998 assumes that the acquisitions completed in 1998 and 1999 had occurred on January 1, 1998, and includes the historical consolidated statements of operations of Interliant, adjusted for the pro forma effects of such acquisitions. The unaudited pro forma balance sheet data assumes that acquisitions completed in 1999 occurred on December 31, 1998, and includes the December 31, 1998 historical consolidated balance sheet of Interliant adjusted for the pro forma effects of these acquisitions. The unaudited pro forma balance sheet data also reflects the sale in January 1999 of 2,647,658 shares of the Series A Redeemable Convertible Preferred Stock and the sale in February 1999 of the remaining shares of Common Stock to Web Hosting Organization LLC. "See Description of Capital Stock -- The WEB Hosting Organization Investment" and the "-- SOFTBANK Investment".

     Results of operations for the period from inception to December 31, 1997 and for the year ended December 31, 1998 are not necessarily indicative of results of operations for future periods. Interliant's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. The unaudited pro forma statement of operations data is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and is not intended to indicate the expected results for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       HISTORICAL              PRO FORMA
                                                              ----------------------------    ------------
                                                              PERIOD FROM
                                                               INCEPTION
                                                              (DECEMBER 8,
                                                                1997) TO       YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1997            1998            1998
                                                              ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $       --      $    4,905     $    41,292
  Costs and expenses:
    Cost of revenues........................................           --           3,236          21,237
    Sales and marketing.....................................           --           2,555           9,394
    General and administrative..............................          156           5,121          19,620
    Depreciation............................................            2             696           3,820
    Amortization of intangibles.............................           --           1,417          13,157
    Start-up and acquisition integration costs..............           --           1,728           1,728
                                                               ----------      ----------     -----------
  Operating loss............................................         (158)         (9,848)        (27,664)
  Interest income and other non-operating expense...........           --             138            (138)
                                                               ----------      ----------     -----------
  Net loss..................................................   $     (158)     $   (9,710)    $   (27,802)
                                                               ==========      ==========     ===========
  Net loss per share -- basic and diluted...................   $    (0.05)     $    (1.10)
  Weighted average shares used in computing net loss per
    share -- basic and diluted..............................    3,000,000       8,799,432
  Pro forma net loss per share -- basic and diluted.........                                  $     (1.77)
  Shares used in computing pro forma net loss per
    share -- basic and diluted..............................                                   15,749,406

                                                                       HISTORICAL              PRO FORMA
                                                              ----------------------------    ------------
                                                              PERIOD FROM
                                                               INCEPTION
                                                              (DECEMBER 8,
                                                                1997) TO       YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1997            1998            1998
                                                              ------------    ------------    ------------
OTHER DATA:
  EBITDA(1).................................................   $     (156)     $   (7,735)    $    10,688
  Capital expenditures......................................           29           4,322              --

                                                                 AS OF          AS OF DECEMBER 31, 1998
                                                              DECEMBER 31,      ------------------------
                                                                  1997           ACTUAL       PRO FORMA
                                                              ------------      ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 912           $ 6,813       $ 12,032
Working capital.............................................       815             3,755          2,666
Total assets................................................       953            27,219        108,297
Debt and capital lease obligations, less current portion....        --                --          1,125
Total stockholders' equity..................................       842            22,716         90,939

---------------
(1) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization and other income (expense). EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income
    (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See Interliant's (formerly Sage Networks, Inc.) Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following description of Interliant's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Interliant's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in "Risk Factors", "Business" and elsewhere in this prospectus.

OVERVIEW

     Interliant is a provider of a comprehensive suite of hosting and enhanced Internet services that enable its customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Our Web hosting services provide virtual, dedicated and co-located hosting solutions to meet the needs of businesses of all sizes, as their Web sites develop from low-end marketing "brochures" to more complex, interactive Web sites and finally to mission-critical applications. Our application hosting services consist of groupware hosting and application outsourcing solutions that can provide our customers with 24x7 remote access to mission-critical applications and data. Since our inception in December 1997, we have grown rapidly through the acquisition of 16 hosting and related Internet service businesses. We provide Web hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. We also host more than 10,000 customized Lotus Notes/Domino based applications for more than 1,300 customers and believe that we are the leading provider of Lotus Notes/Domino hosting solutions. We have two state-of-the-art primary data centers in Atlanta and Houston and a recently leased facility in the Washington D.C. area. Our Atlanta and Houston data centers are monitored on a 24x7 basis and include sophisticated monitoring and diagnosis, 24x7 customer support, redundant and high-speed network connectivity and uninterruptible power supply.

     During 1998 and 1999, Interliant's strategy has been to rapidly acquire operating companies in the Web hosting and application hosting services businesses, to build or acquire data centers, and to integrate the acquired operations into those data centers. Interliant acquired 16 operating businesses during 1998 and 1999 for total consideration of approximately $111.0 million, including transaction costs. All acquisitions have been accounted for using the purchase method of accounting which has resulted in the inclusion of substantial intangible assets on Interliant's balance sheet. Of the total consideration, approximately $34.0 million and $77.0 million was or will be allocated to tangible assets and intangible assets, respectively. During 1998, approximately $1.4 million of amortization of the intangible assets was charged to operations. Additionally, during 1998 stock valued at approximately $2.6 million was issued as compensation in connection with agreements entered into with sellers of acquired operating businesses. During 1998, approximately $0.8 million of deferred compensation was amortized and charged to operations. The purchase consideration for the acquisitions was in the form of cash, stock or a combination of cash and stock. See "Business -- Acquisition Program."

     Most of the operating businesses acquired in 1998 by Interliant have been small and entrepreneurial in nature and highly dependent on the focus and attention of the owners. It has been Interliant's experience that during the negotiation period prior to an acquisition, the attention of the owners has been diverted from the operation of the business. The result of this has often been a modest revenue decline immediately following the closing of the acquisition. In most cases, the owner continued to have direct responsibility for the acquired business, but in some instances, Interliant re-assigned the owner to take advantage of unique skill sets that have broad application within Interliant. In those cases, the operating businesses have experienced a modest decline in revenues due to loss of customers. These factors resulted in minimal aggregate internal growth in 1998 for Interliant and the businesses it acquired.

     Since its inception in December 1997, Interliant has experienced operating losses and negative cash flows from operating activities for each quarterly and annual period. As of December 31, 1998, Interliant had an accumulated deficit of approximately $9.9 million. Had the companies acquired to date been included since January 1, 1998, the accumulated deficit would have been $28.0 million. The revenue and income potential of Interliant's business is unproven and its limited operating history makes an evaluation of Interliant and its prospects difficult. Interliant anticipates increased operating expenses as it expands its sales and marketing initiatives to continue to grow the Interliant brand, funds greater levels of product development, continues to build out its data centers, implements centralized billing, accounting and customer service systems and continue our acquisition program. Although Interliant has experienced revenue growth, primarily attributable to acquisitions, Interliant does not believe that this growth is necessarily indicative of future operating results. Future acquisitions are expected to increase operating expenses and operating losses and as a result, Interliant expects to incur operating losses for the foreseeable future. There can be no assurance that Interliant will ever achieve profitability on a quarterly or annual basis, or, if achieved, will sustain profitability. See "Risk Factors -- We have a limited operating history."

RESULTS OF OPERATIONS

  Revenues

     Interliant has historically derived its revenues from Web hosting, enhanced Internet services and consulting services. In March 1999, Interliant acquired Interliant Texas to enter the application hosting market. Revenues for Interliant's Web hosting business consist primarily of hosting fees and setup fees, which cover costs incurred by Interliant to establish a customer's Web site. Interliant provides virtual, dedicated and co-located hosting. Interliant charges its Web hosting customers a fixed amount for bandwidth availability and incremental fees if those fixed amounts are exceeded. In addition, Interliant's virtual Web hosting customers are also charged for disk space on a server, dedicated hosting customers are charged for use of one or more dedicated servers and Interliant's co-located customers are charged for the amount of physical space such co-located customers' servers occupy. Interliant charges flat rates for its enhanced Internet services. For application hosting, Interliant's revenues are comprised primarily of a one-time implementation fee and monthly usage fees per number of end users. For its consulting services, Interliant charges either a fixed fee or a fee based on time and materials.

     Interliant's contracts with its Web hosting customers typically range in length from month-to-month to one year, a large proportion of which are cancellable by either Interliant or its customers with 30 days notice. Interliant's contracts with its application hosting customers typically range in length from one year to three years. Revenues derived from hosting are recognized ratably over the applicable contractual period. Payments received and billings in advance of providing services are deferred until such services are provided. Revenues from consulting services are recognized as the services are rendered. Generally, contracts call for billings on a time and materials basis; however, in instances when a fixed fee contract is signed, revenue is recognized on a percentage-of-completion basis.

     Interliant's revenues increased to $4.9 million for the year ended December 31, 1998. This increase in revenues was primarily attributable to the 12 acquisitions consummated during 1998. For acquired Web hosting providers included for a full quarter or more, Interliant estimates that the average quarter-over-quarter revenue growth rate among these companies for quarters subsequent to their acquisition was less than 5%.

     On a pro forma basis, giving effect to acquisitions completed to date, revenues for the year ended December 31, 1998 were $41.3 million. Interliant Texas accounted for 51% of such revenues. Revenues for Interliant Texas were $21.2 million for the year ended December 31, 1998 compared to $16.8 million for the year ended December 31, 1997. This increase was primarily due to an increase in the number of higher revenue generating customers.

  Cost of Revenues

     Cost of revenues consists primarily of salaries and related expenses associated with network operations personnel as well as data communications expenses, including one-time fees for circuit installation and variable recurring circuit payments to network providers. Monthly circuit charges vary based upon circuit type, distance and usage, as well as the term of the contract with the carrier.

     Cost of revenues increased to $3.2 million for the year ended December 31, 1998. This increase in cost of revenues was attributable to the 12 acquisitions consummated during 1998. In the future, cost of revenues may fluctuate due to capacity utilization, the timing of investments in data centers, changes in the mix of services, fluctuations in bandwidth costs and increased levels of staffing.

     On a pro forma basis, giving effect to acquisitions completed to date, cost of revenues for the year ended December 31, 1998 were $21.2 million. Interliant Texas accounted for 56% of such cost of revenues. Cost of revenues for Interliant Texas were $11.9 million for the year ended December 31, 1998 compared to $9.4 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees, including technical engineers, and increased connectivity costs associated with network upgrades.

  Sales and Marketing

     Sales and marketing expense consists of personnel costs associated with the direct sales force, the internal telesales group and product marketing employees, as well as costs associated with marketing programs, product literature, external telemarketing costs and corporate marketing activities, including public relations.

     Sales and marketing expense increased to $2.6 million for the year ended December 31, 1998. This increase in sales and marketing expense was attributable to the 12 acquisitions consummated during 1998. A key component of Interliant's strategy is to significantly increase its sales and marketing activities for application hosting and launch a line of Web hosting products under the Interliant brand starting in May 1999. See "Business -- Strategy" and
"-- Marketing." This will include the expansion of its sales force, development of reseller and referral partner channels and increased marketing efforts to grow the Interliant brand. As a result, sales and marketing expenses will increase substantially in future periods.

     On a pro forma basis, giving effect to acquisitions completed to date, sales and marketing expense for the year ended December 31, 1998 was $9.4 million. Interliant Texas accounted for 72% of such sales and marketing expense. Sales and marketing expense for Interliant Texas were $6.7 million for the year ended December 31, 1998 compared to $4.4 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees and increased external marketing costs.

  General and Administrative

     General and administrative expense includes the cost of customer service functions including finance, accounting, human resources, legal and executive salaries as well as fees paid for professional services and corporate overhead.

     General and administrative expense increased to $5.1 million for the year ended December 31, 1998 as compared to $0.2 million for the period from December 8, 1997 (inception) to December 31, 1997. This increase in general and administrative expense was attributable to the 12 acquisitions consummated during 1998 and increased investments in infrastructure and levels of staffing to implement centralized billing, accounting and customer service systems to integrate the operations of acquired companies. Staffing for general and administrative functions increased substantially late in 1998 and is expected to continue to increase during 1999 and as a result, general and administrative expense will increase substantially in future periods.

     On a pro forma basis, giving effect to acquisitions completed to date, general and administrative expense for the year ended December 31, 1998 was $19.6 million. Interliant Texas accounted for 21% of such general and administrative expense. General and administrative expense of Interliant Texas was $4.1 million for the year ended December 31, 1998 compared to $2.9 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees, increased training costs and increased telecommunications costs.

  Depreciation

     Depreciation expense increased to approximately $0.7 million for 1998. This increase was due to the acquisition of approximately $5.7 million of furniture, fixtures and equipment, including approximately $1.4 million acquired with operating businesses acquired by Interliant during 1998. Investments included the build-out and acquisition of equipment for Interliant's Web hosting facilities to ensure high levels of service to its customers and capacity for future growth and of technology and infrastructure to implement centralized billing, accounting and customer service systems to integrate the operations of acquired companies. Interliant expects depreciation expense to increase in the future as it continues to invest in data centers and systems to integrate future acquisitions and support future growth.

     On a pro forma basis, giving effect to acquisitions completed to date, depreciation expense for the year ended December 31, 1998 was $3.8 million. Interliant Texas accounted for 66% of such depreciation expense. Depreciation expense of Interliant Texas was $2.5 million for the year ended December 31, 1998 compared to $1.6 million for the year ended December 31, 1997. This increase was due to an increase in investment in computer hardware, primarily servers.

  Amortization

     Amortization expense increased to approximately $1.4 million in 1998. The amortization expense was attributable to intangible assets associated with the 12 acquisitions consummated during 1998. On a pro forma basis, giving effect to acquisitions completed to date, amortization expense for the year ended December 31, 1998 was $13.2 million. Interliant Texas accounted for $7.4 million of such amortization expense. Interliant expects amortization expense to increase in the future as it continues to acquire businesses.

  Start-up and Acquisition Integration Costs

     Start-up and acquisition integration costs consist primarily of salaries for our acquisition and integration team as well as related travel expenses. Start-up and acquisition integration costs increased to $1.7 million for the year ended December 31, 1998. This increase was primarily attributable to the 12 acquisitions consummated during 1998. Interliant expects start-up and acquisition integration costs to remain relatively constant in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     Interliant has historically financed its operations and acquisitions primarily from private placements of equity. As of December 31, 1998, Interliant had approximately $6.8 million of cash and cash equivalents on a historical basis and $12.0 million on a pro forma basis. Subsequent to December 31, 1998, Interliant received private equity investments of $13.0 million in January 1999 and $11.0 million in February 1999 from two investor groups. See "Description of Capital Stock -- The WEB Hosting Organization Investment" and "-- The SOFTBANK Investment." In February 1999, Interliant acquired substantially all of the assets of Telephonetics International, Inc., Digiweb, Inc. and all of the outstanding capital stock of Net Daemons Associates, Inc. for approximately $11.5 million in cash and 1,015,000 shares of common stock in the aggregate. On March 10, 1999, we (partly through a wholly-owned subsidiary) acquired substantially all of the assets and assumed specified liabilities of Interliant Texas for $100,000 in cash and 4,091,642 shares of common stock. Such assumed liabilities included a promissory note in favor of Mathew Wolf in the amount of $8.0 million and a promissory note in favor of Erving Wolf in the amount of $7.9 million. Upon the closing of this acquisition, we paid in full the note in favor of Erving Wolf, and we canceled the note in favor of Mathew Wolf and replaced it with a note issued by us for the same principal amount (the "Wolf Note") which bears interest at a rate of 9% per annum and is payable in full upon the completion of this offering.

     In addition to funding ongoing operations and capital expenditures (including, without limitation, $4.0 million of expenditures planned to be made in connection with the application hosting business), Interliant's principal commitments consist of non-cancelable operating leases and contingent payments of earnouts to certain sellers of operating companies acquired by Interliant. If all earnout targets are achieved in full, total payments pursuant to all earnouts will be $2.5 million in cash and 37,481 shares of common stock in 1999 and $0.5 million in cash and 37,481 shares of common stock in 2000.

     During 1998, Interliant constructed a data center in Atlanta into which the majority of the operating businesses it acquired have been or are being integrated. Interliant believes that this facility has the capacity to service a larger number of customers than are currently serviced there. The cost of constructing and equipping this facility was approximately $2.0 million. Interliant intends to invest approximately $5.0 million to build out its data centers as more operating businesses are acquired and integrated into these facilities, and as sales and marketing efforts generate internal growth, requiring additional servers, routers and related equipment. Interliant may decide to construct one or more additional facilities in 1999, dependent upon acquisition activity. Interliant's current anticipated level of capital expenditures for 1999 is expected to be approximately $15.0 million, but may vary from that amount depending upon acquisitions and changes in operating plans.

     In connection with our acquisition of Interliant Texas, we entered into an Assignment and Assumption Agreement, dated March 10, 1999, pursuant to which we were assigned all right, title and interest in and to, and assumed all obligations under, the lease for the Houston data center. In connection with receiving the landlord's consent to assignment of the lease, we were required to issue letters of credit in favor of the landlord totaling $642,371.30 to replace the letters of credit issued by Interliant Texas. The aggregate dollar amount which may be drawn upon by the landlord under these letters of credit shall be reduced at specified dates in specified amounts such that by August 8, 2000 all of the letters of credit shall have lapsed.

     Management believes that its existing cash and cash equivalents are adequate to meet operating needs through the end of 1999 and will provide enough funds to continue its acquisition program through 1999. Thereafter, Interliant expects to require additional financing. If Interliant's plans or assumptions change or prove to be inaccurate, Interliant may be required to seek additional sources of capital or seek additional capital sooner than currently anticipated. Interliant may also seek to raise additional capital to take advantage of favorable conditions in the capital markets. Interliant has no credit facility or other working capital credit line under which it may borrow funds for working capital or other general corporate purposes.

YEAR 2000 COMPLIANCE

     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including Interliant's, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.

     State of Readiness. Interliant has made a preliminary assessment of the Year 2000 readiness of its information technology ("IT") systems, including the hardware and software that enable it to provide and deliver its solutions, and its non-IT systems. Interliant's plan consists of (i) quality assurance testing of its internally developed proprietary software and systems, (ii) contacting third-party suppliers, vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Interliant's solutions to its customers, (iii) contacting vendors of material non-IT systems, (iv) assessment of repair or replacement requirements, (v) repair or replacement, (vi) implementation and (vii) creation of contingency plans in the event of Year 2000 failures. Interliant has been informed by its vendors of material hardware and software components of its IT systems that their products used by Interliant are currently Year 2000 compliant. Interliant is currently assessing the materiality of its non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, Interliant will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced. Interliant plans to complete its Year 2000 evaluation during the second half of 1999.

     Costs. To date, Interliant has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to the internal staffing costs associated with the evaluation process and Year 2000 compliance matters generally. This trend is expected to continue in the future. At this time, Interliant does not possess the information necessary to estimate the potential costs of revisions to its software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although Interliant does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have an adverse effect on Interliant's business.

     Risks. Interliant is not currently aware of any Year 2000 compliance problems relating to its IT or non-IT systems that would have a material adverse effect on Interliant's business, results of operations and financial condition. There is no assurance that Interliant will not discover Year 2000 compliance problems in its software and systems that will require substantial revisions. In addition, there is no assurance that third party software, hardware or services incorporated into Interliant's material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of Interliant to fix or replace its software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have an adverse effect on Interliant's business. Moreover, the failure to adequately address Year 2000 compliance issues in its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can be no assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside Interliant's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Interliant, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Interliant from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the Web sites of its customers. Any of these occurrences could have an adverse effect on Interliant's business.

     Contingency Plan. As discussed above, Interliant is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

THE COMPANY

     Interliant is a provider of a comprehensive suite of hosting and enhanced Internet services that enable its customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Our Web hosting services provide virtual, dedicated and co-located hosting solutions to meet the needs of businesses of all sizes, as their Web sites develop from low-end marketing "brochures" to more complex, interactive Web sites and finally to mission-critical applications. Our application hosting services consist of groupware hosting and application outsourcing solutions that can provide our customers with 24x7 remote access to mission-critical applications and data. Since our inception in December 1997, we have grown rapidly through the acquisition of 16 hosting and related Internet service businesses. We provide Web hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. We also host more than 10,000 customized Lotus Notes/Domino based applications for more than 1,300 customers and believe that we are the leading provider of Lotus Notes/Domino hosting solutions. We have two state-of-the-art primary data centers in Atlanta and Houston and a recently leased facility in the Washington D.C. area. Our Atlanta and Houston data centers are monitored on a 24x7 basis and include sophisticated monitoring and diagnosis, 24x7 customer support, redundant and high-speed network connectivity and uninterruptible power supply.

INDUSTRY BACKGROUND

     Growth of the Internet. The Internet is experiencing significant growth and is emerging as a global medium for communications and commerce. International Data Corporation ("IDC") estimates that the number of Web users worldwide will increase from approximately 97.3 million at the end of 1998 to
319.8 million by the end of 2002, a 34.6% compounded annual growth rate. IDC also estimates that the number of Web users in the United States will increase from approximately 51.6 million at the end of 1998 to 135.9 million by the end of 2002, a 27.4% compounded annual growth rate. During this same period, the number of business Web sites in the United States is projected by Forrester Research, Inc. to increase from approximately 650,000 in 1998 to approximately
2.6 million in 2002, a 41.1% compounded annual growth rate. This growth in the number of Web users and number of Web sites is being driven by a number of factors including:

     - the large and growing installed base of personal computers;

     - easier and less expensive alternatives for Internet access;

     - improvements in the speed, reliability and security of the Internet;

     - commerce-enabling technologies;

     - higher quality and more diverse content;

     - an increase in the number of networked applications; and

     - the proliferation of broadband technologies that promise consumers faster, more convenient access to the Internet.

     Growth in Business Use of the Internet. The dramatic growth in usage combined with enhanced functionality and accessibility have made the Internet an increasingly attractive medium for businesses to:

     - disseminate information;

     - engage in e-commerce;

     - build customer relationships;

     - streamline and automate data-intensive processes; and

     - communicate more efficiently with dispersed employees.

     According to an industry source, more than 108 million employees worldwide will regularly work outside of the traditional office setting by 2002. As a result of the development of alternative workplaces, an increasing number of businesses are relying on the Internet to enable fast and efficient communication, not just with employees, but with all of their constituencies.

     In the last several years, businesses have emerged with operating models that are exclusively dependent on the Internet, while traditional businesses of all sizes are working quickly to establish a Web presence. Many of these businesses establish their initial online presence with a simple, static "brochure" for marketing purposes. As they become more familiar with the Internet as a communications platform, an increasing number of businesses are implementing more complex, mission-critical applications on the Web (including sales, customer service, customer acquisition and retention, employee communications and e-commerce between suppliers and business partners).

     Trend Toward Outsourcing. According to Forrester Research, Inc., U.S. firms are now spending approximately 25% of their overall IT budgets on outsourcing services. These services include packaged application software implementation and support, customer support and network development and maintenance. Reasons for the growth in outsourcing include:

     - the desire of companies to focus on their core competencies;

     - the increased costs that businesses experience in developing and maintaining their networks and software applications;

     - the fast pace of technological change that shortens time to obsolescence and increases capital expenditures as companies attempt to capitalize on leading-edge technologies;

     - the challenges faced by companies in hiring, motivating and retaining qualified application engineers and IT employees; and

     - the desire of companies to reduce deployment time and risk.

     Trend Toward Web Hosting Outsourcing. Many businesses, both small and large, lack the resources and expertise to cost-effectively develop and continually enhance their Web sites with evolving technologies while maintaining a fault-tolerant and scalable network infrastructure. Small- to medium-sized businesses typically lack the IT resources, capital and scale to design their own Web sites and install, maintain and monitor their own Web servers and Internet connectivity. Large businesses typically require state-of-the-art facilities and networks that are monitored and managed on a 24x7 basis by experts in Internet technology and that can be upgraded and scaled to meet the needs of mission-critical Internet applications. As a result, Interliant believes enterprises of all sizes are seeking outsourcing arrangements to help build effective Web sites, improve the sites' reliability and performance, provide continuous monitoring of their Internet operations and reduce costs.

     Trend Toward Application Hosting Outsourcing. Businesses increasingly face competitive demands to automate business processes. This problem has been exacerbated by a shortage of IT professionals. Until recently, implementation of Internet applications required development of in-house software applications or the customization of existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. We believe that businesses of all sizes have a significant need to outsource the hosting of these and other software applications to improve core business processes, reduce costs and enhance their global competitive position.

THE INTERLIANT OPPORTUNITY

     Today the hosting market is fragmented, consisting for the most part of:

     - small local and regional providers who do not have the capital, resources or capabilities to provide quality services at competitive prices;

     - large national providers who focus on Internet connectivity rather than hosting; and

     - consulting and Web design firms for which hosting is not their core competency.

     We believe that a significant market opportunity exists for a nationally-recognized hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes. Interliant believes that through the acquisition and consolidation of hosting and enhanced Internet service businesses, a hosting provider can offer a full range of services that enable businesses to deploy, use, expand and update their Web sites and applications infrastructures more rapidly and cost-effectively than internally developed solutions.

     Web Hosting Opportunity. IDC estimates that the worldwide market for Web hosting services will grow from $696 million in 1998 to $10.7 billion by 2002, a 98.0% compounded annual growth rate. The market for Web hosting services can be segmented into virtual, dedicated and co-located hosting. Virtual hosting primarily addresses the needs of small- to medium-sized businesses and includes such services as disk space, shared connectivity and certain value-added services such as e-mail hosting, e-commerce tools and other specialized offerings. Dedicated and co-located hosting services primarily address the needs of medium- to large-sized businesses. These services include dedicated server equipment owned by either the hosting provider or the customer, with an emphasis on network reliability, 24x7 monitoring, dedicated and redundant bandwidth, flexibility to scale rapidly and high-end, value-added services such as consulting services, systems integration and links to legacy systems. We believe we are well positioned to take advantage of the opportunities which exist for a nationally-recognized Web hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes.

     Application Hosting Opportunity. Forrester Research, Inc. reports that the worldwide market for outsourcing application software products will grow from approximately $1.0 billion in 1997 to over $21.0 billion by 2001, a 111.1% compounded annual growth rate. Traditionally, enterprises faced with the issues of internal development and maintenance of application hosting capabilities have sought solutions from a variety of information technology providers including system integrators, Internet service providers, hardware and software vendors and telecommunication companies. Thus, these companies have had to work with at least three independent suppliers: a software applications provider, a systems integrator and a site hosting provider, or have had to support implementation with in-house resources. There are inherent conflicts and difficulties with this approach, as each supplier is dedicated to providing its own specific product or service with only limited knowledge of the bundle of products and services required to provide the complete business solution. Interliant believes that these trends create a substantial market opportunity for a single-source solution that combines software from multiple vendors, hardware, systems integration and Internet-based communications in an integrated service offering. Interliant believes it is well-positioned to take advantage of these opportunities as companies realize the value a single-source hosting service provider can offer in facilitating deployment and improving management of their corporate intranet and extranet solutions as well as mission-critical applications.

THE INTERLIANT SOLUTION

     Interliant is a provider of hosting solutions that enable its customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions and to take advantage of a single-source solution for their Internet-enabled application software needs. Interliant offers a unique blend of technological expertise, partnering ability and understanding of the business and licensing models which it believes are essential to succeed in the hosting marketplace. Interliant believes it has developed the infrastructure, resources, application management expertise and industry relationships required to capitalize on this emerging market opportunity.

     Interliant provides the following advantages to its customers:

     Comprehensive Hosting Solutions. Interliant is able to provide Web hosting services that meet its customers' needs as their Web sites evolve from low-end marketing "brochures" to more complex, interactive Web sites and finally to mission-critical applications. In addition, our application hosting services such as groupware hosting and application outsourcing can provide our customers with continuously available remote access to mission-critical applications and data. Finally, Interliant offers consulting services and a broad range of enhanced Internet services such as e-commerce capabilities, multimedia hosting and community hosting.

     Performance and Reliability. Interliant's hosting solutions help to ensure that its customers' Web sites and networking applications are continuously online and deliver data rapidly to users. Interliant's state-of-the-art data centers in Atlanta and Houston provide high-quality performance and reliability through features such as a redundant, high-speed, secure network architecture, continuous monitoring, alternate power sources, environmental controls, regular data back-ups and a fault tolerant hosting platform. Interliant's Network Operations Centers ("NOCs") monitor Interliant's network on a 24x7 basis and allow its staff to minimize service interruptions.

     Cost Savings. Interliant's customers benefit from its focus on hosting and the capital and labor investments that Interliant has made to support hosting and enhanced Internet services. For customers to replicate Interliant's performance and reliability would require them to make significant expenditures for equipment, personnel and dedicated bandwidth. Interliant believes that its hosting solutions are significantly more cost-effective and reliable than in-house solutions, both for businesses with low-end application requirements as well as for those businesses whose Internet operations are mission-critical and require sophisticated application support.

     Customer Service. Interliant is dedicated to providing the highest quality customer service. Interliant endeavors to provide rapid and accurate responses through customer service personnel who can answer questions over the telephone or via e-mail. In addition, Interliant's customer service organizations in Atlanta and Houston can address technical problems on a 24x7 basis. Interliant has invested in advanced customer service software and call routing technology to streamline the customer service process. Interliant also offers customers who are hosted in its Atlanta data center a self-service customer support alternative which provides online access to account and billing data and site statistics (e.g., disk storage capacity and bandwidth utilization).

STRATEGY

     Interliant's objective is to become the industry benchmark in the hosting services market by providing businesses with cost-effective, innovative solutions that will allow them to capitalize on the potential of the Internet. To achieve this objective, Interliant's strategy includes the following key elements:

     Build the Interliant Brand. Interliant believes it has established a strong brand identity within the application hosting industry. Our brand will be enhanced as we begin marketing Web hosting products under the Interliant brand and will be further enhanced as acquired companies are assimilated under the Interliant brand. Interliant intends to continue to build on the equity of the Interliant brand and strengthen brand recognition by marketing its full range of services through an integrated marketing communications program using public relations, print and online advertising campaigns and other strategic initiatives as well as cooperative promotions with key hardware and software vendors.

     Continue Acquisition Program. Interliant intends to continue its acquisition program to capitalize on consolidation opportunities in the hosting and enhanced Internet services market in the United States and overseas. Interliant expects that these acquisitions will also result in substantial operating synergies, greater internal growth and cost savings. Further, Interliant plans to capitalize on certain "best practices" it may identify within acquired companies to maintain its competitive advantage and to ensure ongoing delivery of high quality hosting services to its customers.

     Expand Multiple Sales Channels. Interliant reaches its customers through multiple sales channels including a direct sales force, indirect sales through numerous resellers and referral partners, inbound and outbound telesales and Web marketing programs. Interliant intends to continue expanding these channels to further enhance its ability to attract customers of all sizes. As an example, Interliant recently launched its business partner program, creating standard incentives across the entire Interliant product line to foster growth of its business partner network.

     Leverage the Interliant Customer Base. Interliant intends to capitalize on the enhanced revenue potential of the customer bases of its acquired companies, leveraging the numerous cross-selling opportunities of its expanded line of branded service offerings. Interliant will use its multiple sales channels, including its direct sales force, to target specific customer segments within its diverse customer base with relevant new Interliant offerings to realize increased revenues. For example, Interliant believes that it can grow its revenues by cross-selling existing Web hosting customers with application hosting and consulting services. Further, Interliant believes that by coordinating the sales efforts of its combined Web hosting, application hosting and consulting sales forces, it can increase customer leads and referrals. Finally, Interliant intends to assimilate the customer bases of its acquired companies into a unified customer information management system to facilitate sophisticated analysis and segmentation of its total customer base and thus enable it to maximize marketing and sales opportunities.

     Develop Strategic Relationships. Interliant has established and continues to seek strategic relationships that enhance its infrastructure and distribution capabilities and broaden its product offerings. Interliant believes that its strategic alliances with companies such as IBM Corporation, Lotus Development Corporation, Microsoft Corporation, UUNET Technologies, Inc., Equant, N.V., Allaire Corporation, Elemental Software, Inc. and iMall, Inc. enable it to provide complete, scalable and reliable hosting solutions to its customers, resellers and referral partners.

SERVICES

     Interliant's service offerings comprise three main areas: Web hosting, application hosting and consulting.

  WEB HOSTING SERVICES

     Interliant offers a comprehensive suite of solutions to meet the current and future Web hosting needs of its customers. We provide virtual, dedicated and co-located hosting services.

HOSTING                       WEB SITE                            CUSTOMER
SERVICES       PRICE*         PROFILE         KEY FEATURES        BENEFITS
--------    ------------  ----------------  -----------------  --------------
Virtual     $25-$350      Static Web        Shared space on    Economical
            per month     Pages,            Interliant-owned
                          Moderately        server
                          Accessed Sites
Dedicated   $100-$5,000   Dynamic Web       Dedicated server   Greater server
            per month     Content, Heavily  in shared rack     resources
                          Accessed Sites                       requiring
                                                               minimal
                                                               customer
                                                               maintenance
Co-Located  $500-$40,000  Mission-critical  Secure cabinet     Greater
            per month     Applications      for customer-      customer
                                            owned server       control/access
                                                               to hardware

---------------
 * Prices are representative for products marketed under the Interliant brand and may not be representative for our products marketed under other brand names.

     All product offerings hosted in the Atlanta and Houston data centers are designed to achieve optimal performance through features such as:

     - sophisticated monitoring, notification and diagnosis;

     - 24x7 customer support through the NOCs and customer service centers;

     - remote access management and reporting tools;

     - redundant and high-speed network;

     - uninterruptible power supply, including back-up generators capable of sustaining server operations for more than one week;

     - firewall, intrusion monitoring and site security auditing;

     - full daily back-ups with off-site storage;

     - air-conditioned, static and humidity controlled environment; and

     - high level of physical security.

It is our intention that all product offerings marketed under the Interliant brand and hosted at data centers other than Atlanta and Houston also have the above features. Customers generally pay monthly, quarterly or annual fees for the services used, as well as one-time fees for installation and any equipment purchased by the customer.

     Virtual Hosting. Our virtual hosting solution provides customers with all the elements needed to establish a basic presence on the Web at a reasonable cost. This entry-level service is known as virtual hosting because the customer's home page has its own domain name (www.mycompany.com), and appears to exist as a stand-alone server. It operates with the speed and efficiency of Interliant's high-speed connections and its location at Interliant's facility remains invisible to Web site visitors. Customers are able to have their own Web site with a domain name at a fraction of the cost of maintaining it themselves. As a result, virtual hosting is an economical solution for relatively simple or moderately accessed Web sites. Because customers do not need to invest in costly hardware or personnel to accommodate future growth, we believe this solution also maximizes the customers' flexibility.

     For these accounts, we host the site on a UNIX or Windows NT server that is shared by multiple customers. Prices for virtual hosting products marketed under the Interliant brand range from $25 to $350 a month, depending on the data transfer limit, storage capacity, number of e-mail accounts provided and additional functionality requested such as e-commerce capabilities, multimedia hosting and community hosting. For certain customers of acquired businesses, the price range may be lower depending upon the functionality of the services and reflecting a lower level of services requested by such customers. In 1998, our average virtual hosting customer paid approximately $20 per month. We derive a substantial majority of our Web hosting revenues from virtual hosting.

     Dedicated Hosting. As companies increase the complexity, level of traffic or reliance on their Web sites, they may prefer to host their Web site on a dedicated server, which is typically owned and maintained by Interliant. A dedicated server provides greater server and network resources to our customers than virtual hosting and allows them to configure their hardware to optimize site performance. Customers receive a high level of site security, maintenance, and technical support without the prohibitive costs of setting up and maintaining their own server and Internet connection. Interliant supports most leading Internet hardware and software system vendor platforms, including Solaris (Sun Microsystems, Inc. platform), Microsoft Windows NT (Intel/PC platform) and Linux (Cobalt Networks, Inc.).

     Prices for dedicated hosting products marketed under the Interliant brand range from $100 to $5,000 a month, depending upon the hardware configuration, bandwidth requirements and additional features that may be requested by our customers. For certain customers of acquired businesses, the price range may be lower. In 1998, our average dedicated hosting customer paid $1,000 per month.

     Co-located Hosting. Interliant currently provides co-located hosting services in its Atlanta and Washington, D.C. area data centers for customers with sophisticated, mission-critical applications. This solution allows the customer to own and access their servers on a 24x7 basis while delegating the day-to-day management of their Web site to Interliant's IT specialists. In addition, co-located servers are housed in separate, limited-access rooms in our data center. Prices for co-located products marketed under the Interliant brand range from $500 to $40,000 a month, which incorporates fees such as bandwidth charges and space. For certain customers of acquired businesses, the price range may be lower. In 1998, our average co-located customer paid $750 per month.

     We also provide the following enhanced Internet services to our Web hosting customers:

     E-commerce Capabilities. Through its reseller relationships, Interliant offers a variety of e-commerce solutions to help businesses create and maintain a successful Web storefront. Representative offerings include:

     - a full suite of Internet payment solutions offered by CyberCash, Inc., including payment services for credit card, micropayment and Internet check transactions;

     - ShopSite from Open Market, Inc. which allows users to build quickly a simple catalog and begin taking orders; and

     - SoftCart from Mercantec which allows users to create sophisticated e-commerce Web sites that includes order taking, credit card processing and order fulfillment.

     Multimedia Hosting. Interliant allows its customers to include various multimedia capabilities in their Web sites, including streaming audio and video hosting. With the acquisition of Telephonetics International, Inc., Interliant has added audio production and hosting capabilities to the suite of Internet services available to its customers. In addition, Interliant provides its customers with the ability to include Real Networks and Microsoft NetShow content within their Web sites.

     Community Hosting. Interliant allows customers of all sizes to include community-building features such as e-mail and chat hosting. We provide POP ("Post Office Protocol") e-mail boxes that can be used to send and receive e-mail from any connection to the Internet and include unlimited aliases, forwarding and auto-responders. We also offer chat hosting through our relationship with eShare Technologies.

  APPLICATION HOSTING SERVICES

     Interliant offers application hosting services which consist of groupware hosting and application outsourcing solutions that provide its customers with 24x7 remote access to mission-critical applications and data.

     Groupware Hosting. Interliant offers its customers a broad spectrum of groupware hosting solutions for Lotus Notes/Domino, the industry-leading groupware platform. Interliant's groupware hosting services provide infrastructure for the following:

     - feature-rich e-mail and other types of messaging for internal and external communication;

     - workgroup and project team collaboration and document sharing;

     - business process automation and workflow;

     - sophisticated, collaborative Web-based intranets and extranets; and

     - proprietary or custom applications built for the groupware platform.

     Interliant seeks to provide the following benefits to its customers hosting their groupware implementations with Interliant;

     - reduced deployment time and risk;

     - reduced day-to-day operational responsibility, allowing in-house IT departments to focus on creating strategic value;

     - lower ongoing cost;

     - no capital investment in servers, facilities and other infrastructure;

     - access to emerging technologies and improved responsiveness to change;
       and

     - 24x7 operations, high availability, rapid scalability and robust security.

     Customers generally pay monthly fees for the services offered, as well as one-time fees for installation and deployment services. Customers typically sign one- to three-year service contracts. Interliant's customers have the option of using shared or dedicated servers in an Interliant data center for their groupware hosting services, or can have their on-premise server managed by Interliant's customer-managed server offering. Prices for Interliant's groupware hosting services range from $1,500 to over $100,000 a month.

     Interliant provides hosting for Lotus Notes/Domino on both shared and dedicated servers at an Interliant data center or on the customer's premises. The hosted servers support connections to:

     - geographically dispersed Lotus Domino servers for messaging and replication;

     - Lotus Notes clients for remote access to e-mail and Lotus Notes applications; and

     - Web browsers for intranets and extranets.

     Customers can connect to servers at Interliant using the Internet or a variety of private network options, including frame relay, dedicated lines and local dialup access in more than 160 countries. Interliant provides messaging gateway services for Lotus Domino, including:

     - Internet e-mail;

     - X.400 mail;

     - Lotus cc:Mail;

     - fax; and

     - a variety of pager networks.

     In addition, Interliant and certain customers have established a Lotus Domino/Microsoft Exchange messaging interoperability technology pilot program which will allow users of both systems to communicate electronically, and Interliant is considering further expansion of this program to enhance its Microsoft Exchange hosting offering.

     As part of its groupware hosting implementation process, Interliant starts with best-practice system configurations and works with its customers to modify them to the customer's specific needs. Customers may choose from a wide variety of hardware capacity and availability options, including RAID (Redundant Array of Inexpensive Disks) storage and full server clustering. Once installed, Interliant not only monitors server hardware, operating system and application-level system performance, but also can provide full server administration services including adding or deleting users, database installation, access control changes and other required server administration tasks.

     This groupware hosting service is also available for custom implementations in conjunction with Interliant's consulting service offerings.

     Application Outsourcing. Interliant's application outsourcing offers customers an integrated solution that combines packaged application software with managed hosting services. Interliant believes it is an industry leader in forging strategic relationships with leading application developers and other key partners to deliver these best-of-breed solutions. Through such strategic relationships, Interliant enables businesses of all sizes to capitalize on the latest Internet-enabled technologies while outsourcing non-core competencies such as deployment and migration strategies and maintenance or software upgrades to a third party. Interliant's branded application hosting services address the following major business process areas:

     - Legal Automation. Interliant's legal automation solutions offer customers a suite of collaborative applications that assist attorneys in securely and reliably managing litigation, intellectual property matters and general workflow within corporate legal departments and law firms. These applications can be customized, deployed, supported and fully managed on dedicated or shared servers at Interliant's data centers. Interliant has entered into strategic alliances with application providers such as Caseworks, Tripoint Systems Development Corp., Occam's Razor Technologies and First Use Registration, L.L.C. to deliver a variety of legal automation solutions to the marketplace. Interliant believes that these solutions provide an effective and secure extranet for lawyers, including those who already have other applications in place. The legal automation suite of applications currently encompasses both Web-based and client server applications that are priced from $100 to $300 per user per month, as well as Internet rental applications that are priced as low as $20 per user per month.

     - Sales Automation. Interliant's sales automation services provide geographically distributed sales and marketing organizations with all the elements needed to quickly deploy a sales automation solution at a reasonable cost. These solutions include modules for opportunity management, contact and account management, revenue forecasting reports, an integrated group calendar, automated proposal generator, pricing information, telesales campaign management and correspondence and fulfillment in a shared hosting environment. Interliant believes that selling this solution as a service, rather than a technology, reduces the customer's initial capital investment, thereby making it easier to minimize the customer's technology risk. Accordingly, it also allows Interliant to engage clients in long-term contracts with fixed monthly payments. The application solution is customized, deployed, and fully managed and supported by Interliant, providing a single-source solution to customers. Interliant partners with leading packaged commercial software vendors, hardware vendors and system integrators to deliver these solutions.

            Interliant's sales automation services can be accessed through Interliant's secure network using a variety of dial-up or dedicated access methods on a 24x7 basis, leading to more efficient practices and effective communications. The solution can be easily configured to the customer's selling methodology and can be deployed within 30 days. The solutions range in price from $100 to $200 per user per month depending upon the application features, hardware configuration and amount of disk storage needed.

     - Distributed Learning. Distributed Learning over the Web represents a broad, horizontal market for Interliant, with opportunities to deliver online training in virtually all market segments. Working with leading software technology vendors, best-of-breed content providers and business partners, Interliant offers comprehensive solutions for corporate, academic, and non-profit customers. These solutions encompass browser-based, asynchronous (any time, any place) and synchronous (same time, any place) learning technologies, sophisticated course and student management systems, online facilitation, application sharing and whiteboard functionality. In addition, Interliant's distributed learning solutions leverage its core competencies: Web hosting, multimedia technology and e-commerce, to deliver a complete package to the Interliant customers.

            Layering distributed learning know-how and functionality on top of its existing infrastructure services allows Interliant to quickly deliver cost-effective solutions. Interliant's Distributed Learning services are priced on a "per user, per course", or a "per person, per year" basis, with the typical cost of instruction per user per course in the range of $20 to $75. Costs are driven largely by the course's duration and complexity, as well as by the range of application level services that the customer desires. Deployment of existing courses is very rapid, with students typically able to access courses within a few days following registration.

     - Rental Applications. Interliant is working to create a new generation of 100% Web-based application solutions that are designed to be delivered as services over the Internet. No installation is required as users need only a Web browser and an Internet connection to select, set up, configure and use a rental application. Pricing models vary based on application usage models, but are all inclusive of the fees for application licensing, hosting, and basic support. Interliant establishes partnerships with software vendors to create these application services, many of which will be based on Lotus Domino Instant!Host, a platform for application hosting service providers co-developed by Interliant and Lotus. Interliant has established a portal site, www.appsonline.com, that contains a catalog for these Internet rental applications.

       Interliant's first Internet rental application is Lotus Instant!TEAMROOM, a "teamware" collaboration tool available for a $14.95 monthly fee per end user which allows distributed teams to discuss issues, share documents, and track action items. Additional rental application services in development include teamware for specific vertical market segments, an application which allows companies to hold private auctions online, and more sophisticated collaboration tools for project management, calendaring and scheduling and document management.

CONSULTING SERVICES

     Interliant provides consulting services for Intranet, extranet and application hosting solutions, as well as for internal networking implementations and back-end Web development projects. In addition, Interliant provides support for its customers' enterprise networking needs. Interliant's consulting services are scaled to meet each client's needs. Interliant addresses the complete spectrum of services, including:

     - desktop and network server support;

     - network architecture and design;

     - local area network, wide area network and virtual private network design;

     - strategic technology planning;

     - application development and implementation; and

     - Web hosting.

ACQUISITION PROGRAM

     Since inception, Interliant has acquired 16 companies and intends to continue its acquisition program. Specifically, Interliant seeks to identify businesses which will generate a positive return on investment and:

     - expand its customer base;

     - complement and expand its product and service offerings;

     - enhance its engineering and technical capabilities;

     - strengthen its reseller and referral partner relationships; and/or

     - broaden its management team.

Interliant believes that the integration of acquired companies will create economies of scale and generate significant operating efficiencies. Because of our ongoing acquisition strategy, Interliant expects that at all times some portion of its acquired companies will be in various stages of integration. Interliant seeks to identify areas in which acquired companies outperform its competitors and adopt their "best practices." Once Interliant acquires a company, a multi-disciplinary team begins the four-step integration process:

     Technical Integration. Technical integration begins with the physical move of the acquired company's equipment into an Interliant facility. Generally, the customers of the acquired company are then migrated onto the Interliant hosting platforms. Migration entails duplicating the server contents onto a new server, which runs in parallel for a test period, before being switched over. For Web sites with real-time databases or customized applications, the process can become significantly more complex. Interliant's platform is typically more robust than that of the acquired company and standardization allows Interliant to manage the servers more efficiently. In certain circumstances, however, Interliant finds that it is not strategic or cost-effective to migrate customers to the Interliant platform.

     Customer Service Integration. Interliant integrates its customer service operations for its acquired Web hosting customers at its data center in Atlanta and for its application hosting customers in Houston. By centralizing hosting customer service, Interliant believes that it can improve performance while reducing costs. In Atlanta, Interliant has implemented the Vantive Support system, a customer/asset management tracking application, which enables a customer service representative to view a customer's entire account, including past and recent interactions with the customer. Further, the Vantive Support system provides a resolution database that recognizes and documents support records into a central repository that can be accessed by all customer service personnel.

     Business Systems Integration. Many of the businesses Interliant acquires do not have adequate back-office systems or procedures. As a result, Interliant is in the process of transitioning acquired companies onto the PORTAL Infranet billing system. With PORTAL Infranet, Interliant's resellers, referral partners and customers will be able to obtain monthly statements delivered electronically which Interliant believes will provide them with easy access to and accurate tracking of their hosting expenditures. In particular, Interliant believes that PORTAL will allow resellers and referral partners to add new products and services, as well as pricing discounts and incentive programs, in a timely and cost-effective manner.

     Product Integration. Interliant expects to integrate the majority of its acquired companies into the Interliant product line, with uniform branding, pricing strategies and distribution channels. In certain cases, however, where an acquired company's brand is already established, Interliant may for a period of time continue to market certain products and services under the existing brand in order to capitalize on the competitive advantages the acquired brand name may bring to Interliant. Our long-term goal, however, is to migrate most product offerings to the Interliant brand.

     The following chart identifies the 16 hosting and Internet-related service companies acquired by Interliant, or from which Interliant has acquired significant assets.

DATE                                    NAME                    PRIMARY FOCUS       LOCATION
----                                    ----                    -------------       --------
February 13, 1998....  Omnetrix, Inc. (dba "DirectNet")         Web hosting    Los Angeles, CA
April 7, 1998........  Clever Computers, Inc.                   Web hosting    Atlanta, GA
April 30, 1998.......  Server and Network connectivity          Web hosting    McLean, VA
                         assets from Knowledgelink
                         Interactive, Inc.
May 1, 1998..........  Tri-Star Web Creations, Inc.             Web hosting    New York, NY
June 10, 1998........  HostAmerica, a division of HomeCom       Web hosting    Atlanta, GA
                         Communications, Inc.
June 29, 1998........  All Information Systems, Inc.            Web hosting    Dallas, TX
July 1, 1998.........  Software Business Technologies, Inc.     Web hosting    San Rafael, CA
                         Web Hosting Business Unit
July 1, 1998.........  DevCom (division of Nextron, Inc.)       Web hosting    San Jose, CA
July 30, 1998........  BestWare, Inc. (dba "Maikon")            Web hosting    Dallas, TX
August 31, 1998......  B.N. Technologies, Inc. (dba "ICOM")     Web hosting    Los Angeles, CA
September 16, 1998...  GEN International Inc.                   Web hosting    St. Petersburg, FL
                         (Global Entrepreneur's Network, Inc.)
December 17, 1998....  Dialtone, Inc.                           Web hosting    Pembroke Pines, FL
February 4, 1999.....  Digiweb, Inc.                            Web hosting    College Park, MD
February 4, 1999.....  Telephonetics International, Inc.        Multimedia     Miami, FL
February 17, 1999....  Net Daemons Associates, Inc.             Consulting     Woburn, MA,
                                                                               Burlingame, CA
                                                                               and Boulder, CO
March 10, 1999.......  Interliant Texas                         Application    Houston, TX and
                                                                hosting        London, England

CUSTOMERS

     Interliant has established a diversified customer base across its service offerings. Our customers include a variety of business types, ranging from SOHO ("small office/home office") companies through Fortune 500 companies. In addition, our customers also include resellers of our services such as Web consulting firms, Internet service providers, network integration companies and system integrators who sell our services to their customers.

     Web Hosting Customers. Our contracts with our Web hosting customers generally cover services for a period ranging from one month to two years. We provide hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. The following is a list of selected Web hosting customers:

     Adtronics
     Atlanta Public Schools
     Cadin.com
     Gy Digital

     Net.Capital
     Powerize.com
     Searchtech
     The Audio Works Group

     Application Hosting Customers. Our contracts with our application hosting customers generally cover services for a period ranging from one to three years. We host more than 10,000 customized Lotus Notes/ Domino based applications for more than 1,300 customers, including:

     Abbott Laboratories
     NationsBanc Services, Inc.
     Four Seasons Hotels Limited
     Jones, Day, Reavis & Pogue
     Panasonic
     Swiss Reinsurance Company
     SmithKline Beecham Pharmaceuticals R&D
     The Rank Group Plc

     Consulting Customers. Our contracts with our consulting customers generally cover services on a project-by-project basis, with project periods typically ranging from six months to one year. We provide consulting services to more than 300 customers, including:

     Hitachi Computer Products America Inc.
     TMP Worldwide, Inc.
     O'Reilly and Associates, Inc.
     Phoenix Technologies Ltd.
     Forrester Research, Inc.
     Edify, Inc.
     Solbright, Inc.
     Stratus Computer, Inc./Ascend
       Communications, Inc.

STRATEGIC RELATIONSHIPS

     Interliant's strategic relationships and partnerships with leading technology companies allow it to provide a wide range of services to meet its customers' needs. The following is a list of selected companies with whom Interliant has a strategic relationship:

     IBM Corporation. Interliant is an IBM BESTeam partner and began offering the IBM Net.Commerce Hosting Server product in January 1999. IBM currently lists Interliant on its Web site as one of a select group of partners that are able to offer this product. Interliant intends to introduce Net.Commerce hosting services to our large reseller community as a world-class end-to-end e-commerce solution. Interliant is also hosting IBM Net.Commerce Pro solutions for dedicated server customers who maintain large e-stores and require large scale implementations. IBM or Interliant can terminate this relationship at any time.

     Lotus Development Corporation. Interliant is a leading partner of IBM's Lotus software division and is a Lotus Net Service Provider, Lotus Net Service Provider/Alliance Partner, as well as a Lotus Premier Business Partner. Interliant provides a variety of messaging and hosting services for Lotus Notes/Domino Internet, intranet and extranet applications. Interliant is currently listed by Lotus on several sections of Lotus' Web site as one of a select group of partners that provide hosting services for Lotus Notes/Domino and other Lotus application solutions. Interliant has twice been recognized with Lotus' highest recognition, the Lotus Beacon Award, most recently in January 1999.

     Interliant and Lotus Development Corporation are parties to a Joint Development Agreement, dated April 27, 1998, which has a term of two years and is automatically renewed for successive one year terms unless terminated by either party upon prior written notice. Under this agreement, Lotus and Interliant co-develop Lotus' Domino Instant!Host platform, which enables application developers to deploy and offer Web-based collaborative applications.

     Microsoft Corporation. Interliant is a Microsoft Certified Solution Partner (MCSP) and is currently engaged in several strategic initiatives with Microsoft. Interliant and Microsoft have entered into a co-marketing and promotion agreement whereby Microsoft will include Interliant's advertisements in a catalog that is inserted into every FrontPage 2000 product box that is packaged for retail sale. Microsoft has also agreed that it will issue a press release on its Web site highlighting Interliant and its involvement in the promotion of FrontPage 2000. In return, Interliant offers incentives on certain of its services to induce the public to host a FrontPage 2000 Web site and has agreed to feature Front Page 2000 on its Web site with greater frequency and visibility than any competing product. This agreement remains in effect until the earlier of the initial release of the next version of FrontPage, Microsoft ceasing to produce FrontPage, or December 31, 2000.

     Interliant is also participating in a Microsoft initiative called the Complete Commerce program. In conjunction with selected other MSCP Partners, Interliant will incent customers seeking to engage in e-commerce activities on the Web to enter into this program by offering a specially priced, all inclusive storefront hosting package integrating shipping, credit card processing and tax elements. The service will also include consulting and development of the storefront application Web site, back-end integration and hosting activities. Microsoft will provide resources to help Interliant market this program, including promotional activities, marketing activities and participation in the customer engagement activities. Our marketing activities for the Complete Commerce program are scheduled to commence in April 1999. Interliant also intends to develop services based on Microsoft's Commercial Internet Server. Microsoft or Interliant can terminate this relationship at any time.

     UUNET Technologies, Inc. Interliant has entered into an agreement with UUNET to be Interliant's primary connectivity provider on a worldwide basis. UUNET has agreed to provide minimum levels of connectivity from 100 Mbps to 600 Mbps of bandwidth. UUNET has agreed to significant discounts and competitive pricing assurances over the term of the agreement. The connectivity may range in capacity from T-1 to DS-3 to OC-12. At our Atlanta data center, we are currently installing four OC-3 connections to diverse hubs in UUNET's network utilizing diverse fiber for redundancy. Interliant may be subject to certain penalties under its agreement with UUNET if certain usage requirements are not met. The agreement has a three-year term and will be renewed automatically for an additional year unless either party notifies the other of its intent not to renew. In addition to the connectivity provisions, Interliant and UUNET have agreed to develop and implement a joint marketing program including (i) allowing Interliant to resell UUNET services through its network of resellers, (ii) cooperating on mutually beneficial hosting and co-located remarketing agreements and (iii) cooperating on international co-location facilities agreement.

     Equant, N.V. Interliant has entered into an agreement in which Equant, N.V. provides worldwide local dialup (X.25 and PPP) and dedicated (frame relay) connectivity from more than 160 countries. Equant, N.V. provides significant discounts to Interliant and competitive pricing assurances. In addition, Equant, N.V. has entered into a distribution agreement with Interliant, in which Equant, N.V.'s worldwide sales force is able to offer Interliant's groupware and application hosting services to its customers. This agreement terminates on December 19, 1999 unless the parties agree to renew the agreement by June 19, 1999.

     Allaire Corporation. Allaire markets and distributes proprietary commercial computer software products such as Cold Fusion Enterprise Application Server, Cold Fusion Professional Application Server and Home Site. Interliant has a worldwide non-exclusive fee-bearing license to (i) reproduce exact copies of these software products onto its servers and to allow its customers to use these products, (ii) reproduce exact object code copies of the products and
(iii) market and distribute the products as stand-alone products or bundled with other Interliant product offerings. Interliant has agreed to certain minimum purchase level commitments in its agreement with Allaire. In addition to the fees Interliant pays for these licenses, Interliant has agreed to promote and market actively Allaire's products. Interliant and Allaire have also agreed to participate in certain joint marketing and promotional activities. Interliant's one-year agreement with Allaire will be automatically renewed for another year unless either party notifies the other that it elects not to renew within sixty days of the original termination date.

     Elemental Software, Inc. Interliant has been granted a non-exclusive license to market and resell Drumbeat(TM) 2000. By working with a Drumbeat(TM) 2000 ISP Hosting Partner such as Interliant, organizations will be able to publish data-driven Active Server Pages (ASP) applications without the need to set up and administer Web servers locally. As an ISP Hosting Partner, Interliant also provides hosting accounts for trial Drumbeat(TM) 2000 users. The agreement provides for Interliant to become a Drumbeat(TM) 2000 reseller for which it will receive preferred pricing on each sale of Drumbeat(TM) 2000 generated through the Elemental Software/ Interliant e-commerce Web site. Interliant and Elemental have agreed to undertake certain cross marketing activities to promote the launch of their partnership, including press releases, Web advertising and a special promotion by Interliant of Drumbeat(TM) 2000. In addition, Interliant has been given the opportunity to provide an insert card to be included in the Drumbeat(TM) 2000 product packaging promoting its services. This agreement may be terminated by either Elemental or Interliant with thirty days prior notice to the other.

     iMALL, Inc. iMALL operates an Internet shopping mall and has created a suite of e-commerce tools labeled iSTORE(TM) and Bolt-on e-commerce(TM). Interliant and iMALL have agreed to use iMALL's experience and technical infrastructure to create a mall where Interliant's customers can sell their products and services online. Under the terms of the agreement, Interliant pays iMALL for the use of the Bolt-on e-commerce(TM) solution and iSTORE(TM) at various discounted rates based on the number of iMALL accounts created by Interliant. In addition, Interliant and iMALL have agreed to determine in good faith by April 23, 1999 a minimum number of merchants Interliant is to have using iSTORE(TM) in order for the terms of this agreement to remain in effect. Interliant's agreement with iMALL states that it is intended to establish a long-term relationship between Interliant and iMALL and as such has a three-year term.

SALES AND DISTRIBUTION

     Interliant sells its hosting services to its customers through a variety of sales channels. The following schematic represents Interliant's sales approach. The prices set forth below are for product offerings marketed under the Interliant brand.
                                  [FLOW CHART]

     Interliant has historically used a variety of marketing and sales techniques, including Internet marketing, telesales, indirect sales channels (such as resellers and referral partners) and direct sales in order to increase its market share. Interliant's acquisition strategy has facilitated the integration of different indirect and direct distribution channel models used by acquired companies and has enabled Interliant to customize them to fit the needs of specific markets in which it competes.

     Internet Marketing. Interliant's Internet marketing sales program offers an automated online sales interface to its customers that enables them to purchase hosting services on a 24x7 basis from its Web site at www.interliant.com or purchase Internet rental application services at www.appsonline.com.

     Telesales. In the telesales area, Interliant currently acquires, and plans to develop further, its hosting accounts through inbound calls generated through traditional media and outbound telesales to pre-qualified potential customers.

     Indirect Sales. In the indirect sales channel area, Interliant's goal is to develop the leading reseller and referral partner program in the industry through its recently introduced business partner program. Interliant's target partners include reseller and referral partners (such as Web consulting firms, Internet service providers, independent software vendors, network integration companies and system integrators) that have an established relationship with Interliant's prospective customer base as well as a sales force capable of selling Internet services. The benefits to Interliant of using these indirect sales channels include greater market reach without fixed overhead costs and the ability to use the partners to assist in the delivery of complete solutions to meet customer needs. Interliant offers its partners a discount from Interliant's retail price on both products and services.

     Interliant believes that its business partner program offers its reseller and referral partners a wide variety of benefits such as:

     - financial incentives including volume discounts and/or royalties, waived set up fees and advantageous software leasing opportunities;

     - access to Interliant's hosting services and applications;

     - advanced technical support;

     - sales and marketing support services; and

     - training and support programs.

     Direct Sales. Interliant has a sales group dedicated to selling hosting and consulting solutions to large enterprises and other businesses whose Internet operations are mission-critical.

     As of the date hereof, Interliant has 52 employees engaged in distribution and sales.

MARKETING

     Interliant markets its full range of branded hosting solutions via an integrated marketing program. Interliant will continue to invest in building greater equity of the Interliant brand worldwide, using a variety of marketing techniques including print advertisements in key industry publications, broadcast advertising, direct marketing and online advertising, such as general rotation and keyword-specific Web banner advertisements. The focus of these branding efforts is primarily to reinforce Interliant's position as a full service hosting provider. In addition, Interliant will also employ a number of other marketing tactics and communications vehicles, such as product literature, trade shows, promotions with key hardware and software vendors, direct response programs and Interliant's Web site to generate greater numbers of qualified leads and to further increase awareness of the Interliant brand.

     When an acquired company's brand is already well-established, Interliant may for a period of time continue to market certain products and services under that brand to capitalize on the competitive advantages the acquired brand may bring to Interliant. Interliant's long-term goal, however, is to migrate most of its acquired product offerings to the Interliant brand. Interliant products are available from its primary Web site at www.interliant.com as well as at www.appsonline.com.

     Interliant expects to increase its marketing expenditures in order to support its brand marketing and lead-generation efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER SERVICE

     Interliant views customer service as a critical part of its business strategy. Interliant's customer service group has 129 employees who are mainly located in its Atlanta and Houston data centers. The customer service group is responsible for providing customer service to all of Interliant's customers as well as its resellers and referral partners, including helping customers to initially set up their Web sites, answering technical questions or helping customers use Interliant's application hosting solutions and other enhanced offerings. Through Interliant's customer service systems, customer service representatives can generally resolve any issues in a timely manner via e-mail or Interliant's toll-free number.

     Web Hosting Customer Service. Interliant's Web hosting customers are primarily serviced through its Atlanta data center. To ensure that each Web hosting customer is connected with the customer service representative best able to address its needs, Interliant's call center routing system, provided by Aspect Communications, directs calls based on the phone number dialed or the menu choice selected. In addition, the Vantive Support system, a customer/asset management tracking application, enables a customer service representative to view a customer's entire account, including past and recent interactions with such customer. Further, the Vantive Support system provides a resolution database that recognizes and documents support records into a central repository that can be accessed by all customer service personnel. This database categorizes all reported problems so that if a particular problem recurs, customer service representatives can view its prior resolution and provide timely and accurate customer service. The Vantive Support system is also linked to the Vantive Sales Force Automation module which helps sales staff get current information on the status of accounts, recent problems or account issues prior to calling customers to pursue new business opportunities.

     In addition to the Aspect and Vantive systems, Interliant is in the process of implementing the PORTAL Infranet billing system. With PORTAL Infranet, Interliant's resellers, referral partners and customers will be able to obtain monthly statements delivered electronically which Interliant believes will provide them with easily accessible and accurate tracking of their hosting expenditures. In particular, Interliant believes that PORTAL will allow resellers and referral partners to add new products and services, as well as pricing discounts and incentive programs, in a timely and cost-effective manner.

     Application Hosting Customer Service. Interliant's application hosting customers are primarily serviced through its Houston data center. Customers serviced in Houston can contact a Technical Support Engineer on a 24x7 basis to address issues including registration, mail routing, connectivity or enhancements to a customer account such as rolling out new databases and changing access control lists. Certain customer accounts also have access to dedicated support engineers who are familiar with each unique configuration or requirement a larger customer may have. A focused support team handles all the application hosting support requirements via several mechanisms including a facilitated discussion database environment available over the Internet where customers, application developers and support technicians can discuss pertinent issues and build a relevant knowledge base. Customers may also access support staff through e-mail as well as through a toll-free number.

     On-line Customer Service. Interliant also provides resellers and customers who are hosted in its Atlanta data center the opportunity to access an online control panel which serves as a personalized, virtual customer service representative. When fully implemented through PORTAL, this online control panel will enable customers to find information they need such as billing histories, orders and account profiles in a timely manner. In addition, at that time, the online control panel will offer viewing of real-time billing statements and invoices, the ability to order new or additional services, access to an online Web development library, free applications and step-by-step guidance through common Web publishing procedures. Thus, Interliant resellers, referral partners and end users hosted in Atlanta will have the option of accessing account and services information themselves online or by calling the customer service centers.

TECHNOLOGY AND NETWORK OPERATIONS

     Interliant has developed a secure, reliable, high-performance, and scalable hosting solution, which it believes provides a significant competitive advantage in the market. This solution is comprised of multiple hosting platforms that incorporate automated functionality and a network infrastructure that includes multiple Internet data centers and is monitored on a 24x7 basis by Interliant's personnel in Atlanta and Houston.

Interliant's strategy in developing its hosting solution focuses on utilizing internally created technological innovations that it integrates with leading software and hardware providers.

     Web Hosting Platform. Although industry-standard Web servers are adequate for basic Web hosting, Interliant believes that efficiently managing large numbers of Web sites and users on a single server requires significant technological innovations. Accordingly, Interliant has focused its technology development efforts on creating various operating system level tools to facilitate a high customer to server ratio. Interliant has developed multiple Web hosting platforms that permit efficient hosting of more than 5,000 Web sites on a Sun Microsystems, Inc. Solaris server. Interliant has also developed Web server applications designed to improve performance in a virtual server environment and implemented resource monitoring tools designed to report and address scarcity of shared computer processing units and memory resources. Interliant's solution is scalable, allowing servers to be added while being monitored centrally independent of where they are located. To address the diverse requirements of its customers, Interliant offers Web hosting services on a range of operating systems and computing platforms including Solaris (Sun Microsystems, Inc. platform), Microsoft Windows NT (Intel/PC platform) and Linux (Cobalt Networks, Inc.).

     Application Hosting Platform. Interliant maintains a state-of-the-art data center in Houston from which it manages its application hosting services. This facility features separate, redundant fiber and power connections, diesel generators, cooling systems and uninterruptible power supplies designed to provide on site power for up to four weeks. Quality and security are paramount concerns for Interliant's customer base. Consequently Interliant employs several security measures including 24x7 building guards, electronic surveillance, limited access electronic card key measures, as well as the physical separation of servers from administrative workstations. The Houston facility includes high-end Compaq servers equipped with multiple power supplies and RAID technology. Other strategic providers include Sun Microsystems, Microsoft, and Lotus. Interliant offers connectivity to its systems from virtually anywhere in the world, enabling customers to deploy global solutions. Customers can access Interliant via the Internet, or through X.28 connections provided by Compuserve and Equant, N.V. in more than 160 countries, or over Frame Relay through AT&T Corp., Sprint Corporation, and MCI WorldCom, Inc. or domestically via a toll-free number. Interliant uses two DS-3 connections to the Internet provisioned directly off a SONET ring. Internally developed management and monitoring systems provide insight into the performance of the entire Interliant network, as well as consistency of security measures across all of its current hosting platforms.

     Network Operations. In order to provide its customers with high-quality service, Interliant has invested substantial resources in building its network infrastructure. Interliant has designed its network to minimize the effect of any interruptions. Interliant has also implemented security measures and monitoring systems to ensure that Interliant's network is protected, identify potential sources of failure, limit downtime and notify staff of any problems. Although Interliant has attempted to build redundancy into its network and hosting facilities, its data centers are currently subject to various single points of failure, and a problem with one of its routers or switches could cause an interruption in the services Interliant provides to some of its customers.

     Interliant's NOCs are responsible for monitoring Interliant's entire network on a 24x7 basis. Interliant monitors each piece of equipment, including routers, switches and servers. The NOCs also monitor all Internet and telecommunications connections and ensures that they are functional and properly loaded. The design of the NOCs enables systems administrators and support staff to be promptly alerted to problems, and Interliant has established procedures for rapidly resolving any technical problems that arise. The NOCs are fully integrated into Interliant's customer service facilities.

     Interliant currently has two primary data centers located in Atlanta and Houston. These data centers are fitted with continuous monitoring capabilities, back-up generators and environmental controls to ensure high-quality service with minimal interruptions. The Atlanta data center is Interliant's primary Web hosting facility and the Houston data center is Interliant's primary groupware and application outsourcing facility. The customer service and network monitoring infrastructures are based in Atlanta and Houston.

     The Washington, D.C. area data center currently serves as a co-location facility. Interliant has recently entered into a ten-year lease for approximately 13,000 square feet of space in the Washington, D.C. area. Interliant intends to use a portion of the proceeds from this offering to build out this space and create a third state-of-the-art data center for hosting and providing customer service. Once the construction of this new space is completed, all of Interliant's Washington, D.C. area operations will be moved into the new space. See " -- Facilities" and "Use of Proceeds."

COMPETITION

     The market served by Interliant is highly competitive. Although barriers to entry and continued growth are increasing, there are still few substantial barriers to entry, particularly with respect to virtual hosting, and Interliant expects that it will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

     - quality of service, including network capability, scalability, reliability and functionality;

     - customer service and support;

     - variety of services and products offered;

     - price;

     - brand name;

     - Internet system engineering and technical expertise;

     - timing of introductions of additional value services and products;

     - network security;

     - financial resources; and

     - conformity with industry standards.

     Interliant may not have the resources, expertise or other competitive factors to compete successfully in the future.

     Interliant's current and potential competitors include:

     - other Web hosting and Internet services companies such as AboveNet Communications, Inc., Exodus Communications, Inc., Frontier GlobalCenter, Globix Corporation and local and regional hosting providers;

     - national and regional Internet service providers such as Concentric Network Corporation, MindSpring Enterprises, Inc., UUNet Technologies, Inc., PSINet Inc. and Verio Inc.;

     - global telecommunications companies including AT&T Corp., British Telecommunications plc, Telecom Italia SpA and Nippon Telegraph and Telephone Corp.;

     - regional and local telecommunications companies, including the regional Bell operating companies such as Bell Atlantic Corporation and US West, Inc.;

     - companies that focus on application hosting such as USinternetworking, Inc. and IBM Global Services; and

     - audio and video content hosting companies such as broadcast.com.

     Many of Interliant's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Interliant. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than can Interliant. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by Interliant.

     In an effort to gain market share, certain of Interliant's competitors have offered hosting services similar to those of Interliant at lower prices than those of Interliant or with incentives not matched by Interliant. In addition, certain of Interliant's competitors may be able to provide customers with additional benefits, which could reduce the overall costs of their services relative to those of Interliant. Interliant may not be able to reduce the pricing of its services or offer incentives in response to the actions of its competitors without a material adverse impact on its operating results. Interliant also believes that the market in which it competes is likely to encounter consolidation in the near future, which could result in increased price and other competition that could have an adverse effect on Interliant's business.

INTELLECTUAL PROPERTY RIGHTS

     Interliant relies on a combination of copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its services. Interliant has no patented technology that would preclude or inhibit competitors from entering Interliant's market. The steps taken by Interliant to protect its intellectual property may not prove sufficient to prevent misappropriation of Interliant's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect Interliant's services or intellectual property rights to the same extent as do the laws of the United States. Interliant also relies on certain technologies that it licenses from third parties. These third-party technology licenses may not continue to be available to Interliant on commercially reasonable terms. The loss of the ability to use such technology could require Interliant to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have an adverse effect on Interliant's business.

     To date, Interliant has not been notified that its services infringe on the proprietary rights of third parties, but third parties could claim infringement by Interliant with respect to current or future services. From time to time, Interliant is notified that the content of one of its customer's sites infringes on a third party's trademark. In response, Interliant informs the customer of such claim and, if necessary, will terminate a customer's service. Interliant expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in Interliant's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require Interliant to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to Interliant or at all. As a result, any such claim could have an adverse effect upon Interliant's business.

GOVERNMENT REGULATION

     Interliant is not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. Only a small body of laws and regulations currently applies specifically to hosting and commerce activities, or access to the Internet. Due to the increasing popularity and use of the Internet, however, it is possible that laws and regulations with respect to the Internet may be adopted at international, federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Although sections of the Communication Decency Act of 1996 (the "CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject Interliant and/or its customers to potential liability, which in turn could have a material adverse effect on Interliant's business, results of operations and financial condition. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the services of Interliant or increase the cost of doing business or in some other manner have an adverse effect on Interliant's business.

     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states we have offices and are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.

     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for the services of Interliant or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have an adverse effect on Interliant's business.

     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to Interliant's business, could have an adverse effect on Interliant's business.

EMPLOYEES

     As of the date hereof, Interliant has 489 employees (including 19 on a contract basis), of which 86 are in sales, distribution and marketing, 174 are in engineering and service development, 129 are in customer service and technical support, 92 are in finance and administration and 8 in acquisition integration. Interliant believes that its future success will depend in part upon its continued ability to attract, hire and retain qualified personnel. Although Interliant believes it has thus far been successful in this endeavor (including a high retention rate of key employees from acquired companies), the competition for such personnel is intense, and Interliant may not be able to identify, attract and retain such personnel in the future. None of Interliant's employees are represented by a labor union, and management believes that its employee relations are good.

FACILITIES

     Interliant's executive offices are located in Cambridge, Massachusetts and consist of approximately 7,800 square feet that are leased pursuant to an agreement that expires in June 1999. Interliant also leases approximately 15,740 square feet in Atlanta, Georgia under an agreement that expires in June 2003 and approximately 1,000 square feet of space in the Washington, D.C. area under a lease that expires in July 2001. Interliant also leases 59,885 square feet of space in Houston, Texas under an agreement that expires in August 2001 and office space in London, England. In addition, Interliant has recently leased approximately 13,000 square feet of space in the Washington, D.C. area under a lease that expires in 2009. A portion of the proceeds of this offering will be used by Interliant to build-out this space. Once the construction of this space is completed, all of Interliant's Washington D.C. area operations will be moved into this space. See "Use of Proceeds" and "Business -- Technology and Network Operations."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Interliant are as follows:

NAME                                         AGE                      TITLE
----                                         ---                      -----
Leonard J. Fassler.........................  67    Co-Chairman, Secretary, Director
Bradley A. Feld............................  33    Co-Chairman, Director
Stephen W. Maggs...........................  45    Chief Executive Officer, President,
                                                   Treasurer and Director
James M. Lidestri..........................  38    Executive Vice President
Francis J. Alfano..........................  37    Senior Vice President, Mergers and
                                                   Acquisitions
Rajat Bhargava.............................  25    Senior Vice President, Chief Operating
                                                   Officer Web Hosting
Jesse J. Bornfreund........................  43    Senior Vice President, Business Development
Edward A. Cavazos..........................  30    Senior Vice President, Legal and Business
                                                   Affairs
Paul E. Chollett...........................  39    Senior Vice President, Finance and
                                                   Administration
Bruce S. Klein.............................  39    Senior Vice President, General Counsel
Jennifer J. Lawton.........................  35    Senior Vice President, Consulting and
                                                   Technology
Kristian Nelson............................  35    Senior Vice President, Service Development
                                                   and Delivery
William A. Wilson..........................  53    Chief Financial Officer
Merril M. Halpern..........................  64    Director
Thomas C. Dircks...........................  41    Director
Patricia A. M. Riley.......................  56    Director
Jay M. Gates...............................  33    Director
Charles R. Lax.............................  39    Director

     Each director holds office until a successor has been duly elected and qualifies, or until his or her earlier death, resignation or removal. Interliant's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors.

     Certain of the directors of Interliant serve on the Board of Directors pursuant to contractual arrangements. See "Description of Capital Stock -- The WEB Hosting Organization Investment", "-- The Interliant Acquisition" and
"-- The SOFTBANK Investment."

     Leonard J. Fassler is a co-founder of Interliant and has been Co-Chairman, Secretary and a Director of Interliant since its formation in December 1997. From 1992 to 1996, Mr. Fassler was a Co-Chairman of AmeriData Technologies, Inc. ("AmeriData"), a New York Stock Exchange listed company that was acquired by General Electric Capital Corporation in 1996. Mr. Fassler was a co-founder of AmeriData which grew to a company with sales in excess of two billion dollars a year and locations in ten countries at the time that it was acquired. Mr. Fassler holds a bachelor's degree in business administration from City College of New York and a law degree from Fordham Law School.

     Bradley A. Feld is a co-founder of Interliant and has been Co-Chairman and a Director of Interliant since its formation in December 1997. Since 1995, Mr. Feld has been the President of Intensity Ventures Inc., a company that helps to establish, advise and operate software companies. From 1993 to 1995, Mr. Feld was the chief technology officer of AmeriData. From 1985 to 1993, he was president of Feld Technologies, Inc., a computer consulting firm founded by Mr. Feld to develop and implement information technology solutions for a wide variety of businesses, which was acquired by AmeriData in 1993. Mr. Feld earned a bachelor of science degree and a master of science degree from Massachusetts Institute of Technology. Since 1997, Mr. Feld has been a General Partner of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology

Advisors Fund, L.P., venture capital funds. Mr. Feld is a director and co-chairman of Message Media, Inc., and director of a number of privately held companies.

     Stephen W. Maggs is a co-founder of Interliant and has been the Chief Executive Officer, President, Treasurer and a Director of Interliant since its formation in December 1997. From December 1993 to December 1996, Mr. Maggs held a variety of senior management positions with AmeriData, including serving as an executive vice president of operations of AmeriData and Chairman of AmeriData Canada. From February 1992 to December 1993, he was the owner of Mericom Systems Inc., a reseller of personal computer hardware, which was acquired by AmeriData in 1993. From 1984 to 1991, he held various executive positions at Inacom Information Systems. Mr. Maggs received a bachelor of science degree from Hillsdale College, Hillsdale, Michigan and is a Certified Public Accountant.

     James M. Lidestri has served as Executive Vice President of Interliant since March 1999. From March 1996 to March 1999, Mr. Lidestri was the President and Chief Executive Officer of Interliant Texas. From February 1995 to March 1996, Mr. Lidestri was employed at IBM Corporation where he served as Group Manager of the Collaborative Services Division. As Group Manager, Mr. Lidestri was responsible for developing market and product strategies for network-based collaborative services, with a primary focus on Lotus Notes. From November 1990 to February 1995, Mr. Lidestri served in a number of executive positions at Sprint Corporation, including Director of Business Operations. Mr. Lidestri holds a bachelor of science degree in computer science from Rensselaer Polytechnic Institute and a masters degree in business administration from New York University.

     Francis J. Alfano has served as Senior Vice President, Mergers and Acquisitions of Interliant since December 1998. From January 1997 to November 1998, Mr. Alfano was Vice President of Business Development at GE Capital Information Technology Solutions, Inc. From July 1994 to December 1996, Mr. Alfano was Director of Taxes at GE Capital Information Technology Solutions, Inc. formerly, AmeriData Technologies, Inc. From January 1991 to June 1994, Mr. Alfano was employed by Ernst & Young and was a senior manager in the tax department at the time of his departure. From 1984 to 1990, Mr. Alfano was employed as a Certified Public Accountant with various public accounting firms. Mr. Alfano holds a bachelor of science degree in business administration from the University of Arizona and is a Certified Public Accountant.

     Rajat Bhargava is a co-founder of Interliant and has been Senior Vice President, Chief Operating Officer Web Hosting since March 1999 and an Executive Vice President of Interliant since its formation in December 1997. During the period from January 1994 to June 1997, he served as Chairman, President and Chief Executive Officer of Net.Genesis Corp., an Internet software company which he founded. From 1991 to 1993, he worked in various engineering positions at Intel Corporation. Mr. Bhargava received a bachelor of science degree in electrical engineering and computer science from Massachusetts Institute of Technology in 1995.

     Jesse J. Bornfreund has served as Senior Vice President, Business Development of Interliant since March 1999. From July 1996 until he joined Interliant, Mr. Bornfreund was Senior Vice President, Strategic Alliances of Interliant Texas. In such position, Mr. Bornfreund was responsible for managing the strategic alliances of Interliant Texas and the development of its business. From February 1996 through June 1996, Mr. Bornfreund served as a Corporate Strategy Consultant at IBM Corporation, with primary responsibilities that included the development of corporate business and technology strategies and recommendations. From February 1994 to February 1996, Mr. Bornfreund was a Program Manager for the Collaborative Services Group of IBM Corporation. As Program Manager, Mr. Bornfreund was responsible for strategic planning, business and market development activities and development and management of partner relationships. Mr. Bornfreund holds a bachelor of science degree in biology from Stockton State College.

     Edward A. Cavazos has served as Senior Vice President, Legal and Business Affairs of Interliant since March 1999. From March 1997 until he joined Interliant, Mr. Cavazos was Senior Vice President, General Counsel of Interliant Texas. From May 1994 until March 1997, Mr. Cavazos was an associate attorney at the law firm of Andrews & Kurth, L.L.P. In addition, Mr. Cavazos served as an Adjunct Professor at the University of Texas School of Law from January 1998 through May 1998 and as an Adjunct Professor at the

University of Houston Law Center from September 1996 through December 1996 and September 1997 through December 1997. Mr. Cavazos holds a bachelor of arts degree in philosophy from the University of Texas and a law degree from the University of Texas.

     Paul E. Chollett has served as Senior Vice President, Finance and Administration of Interliant since March 1999. From July 1996 until he joined Interliant, Mr. Chollett was Senior Vice President and Chief Financial Officer of Interliant Texas. From July 1993 to July 1996, Mr. Chollett was the Director of Finance and Administration in the Audit Division of Arthur Andersen. In this role, Mr. Chollett was responsible for managing the financial, risk management and quality control aspects of the firm's audit practice. Mr. Chollett holds a bachelor of science degree in accounting from the University of Houston at Clear Lake City. Mr. Chollett is a Certified Public Accountant.

     Bruce S. Klein has served as Senior Vice President, General Counsel of Interliant since December 1998. From April 1998 to November 1998, he was General Counsel and a Vice President of Interliant. In addition, from June 1998 to present, Mr. Klein has been of counsel to the law firm of McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P. From January 1996 through March 1998, Mr. Klein was of counsel to the law firm of Spitzer & Feldman P.C., prior to which he was partner at the law firm of Halperin Klein & Halperin, in each case engaged in the general practice of law, with experience in mergers and acquisitions and general corporate and business law. Mr. Klein is admitted to practice law in New York and Massachusetts and holds a bachelor's degree in business administration from Rutgers University and a law degree from Western New England College School of Law.

     Jennifer J. Lawton has served as Senior Vice President, Consulting and Technology of Interliant since February 1999. From May 1992 until she joined Interliant, Ms. Lawton was the Chief Executive Officer of Net Daemons Associates, Inc., a provider of Web development and system integration activity for Internet and IT Networks which was acquired by Interliant in February 1999. Ms. Lawton is a co-founder of Net Daemons Associates, Inc. Ms. Lawton holds a bachelor of science degree in applied mathematics from Union College.

     Kristian Nelson has served as Senior Vice President, Service Development and Delivery of Interliant since March 1999. From July 1997 until he joined Interliant, Mr. Nelson was Senior Vice President, Operations of Interliant Texas and was responsible for the direction and control of all operational aspects of Interliant Texas's business including product development, customer service and application and data center services. From June 1996 through May 1997, Mr. Nelson served as Vice President, Operations at GST Telecommunications. In this role, Mr. Nelson was responsible for the oversight and control of such company's Internet subsidiary, GST Internet Inc. From June 1995 to January 1996, Mr. Nelson was a Senior Management Consultant in the Technology Strategy Practice area at Gartner Group, Inc. where his responsibilities included providing technical consulting services to Fortune 500 companies. From May 1986 to May 1995, Mr. Nelson was the Product Assurance Information Technology Director at Lockheed Martin Corporation. As such, Mr. Nelson was responsible for developing and implementing information technology strategic planning for the Product Assurance Group. Mr. Nelson holds a bachelor of science degree in management science from Orlando College.

     William A. Wilson has served as Chief Financial Officer of Interliant since September 1998. During the period from February 1998 to July 1998, Mr. Wilson served as Vice President, Finance and Chief Financial Officer at XCOM Technologies, Inc., a competitive local exchange carrier. From October 1997 to February 1998, Mr. Wilson served as a consultant to several private companies. From June 1997 to October 1997, Mr. Wilson served as Senior Vice President, Finance and Chief Financial Officer of Computervision Corporation, a software publishing and development company. Prior thereto, Mr. Wilson was Executive Vice President and Chief Financial Officer of Arch Communications Group, Inc., a wireless messaging company, from June 1996 to June 1997 and was Vice President, Finance and Chief Financial Officer of Arch Communications Group, Inc. from January 1989 to June 1996. Mr. Wilson received a bachelor of arts degree from Luther College, a master of science degree from Northeastern University and a masters degree in business administration from Babson College. Mr. Wilson is a Certified Public Accountant.

     Merril M. Halpern has been a Director of Interliant since its formation in December 1997 and is Chairman and Chief Executive of Charterhouse Group International, Inc. ("Charterhouse"), which he founded in 1973. Mr. Halpern is a director of Microwave Power Devices, Inc., and United Road Services, Inc., as well as several private companies. He received a bachelor of science degree from Rutgers University and a masters degree in business administration from Harvard University.

     Thomas C. Dircks has been a Director of Interliant since its formation in December 1997 and is a Managing Director of Charterhouse. Mr. Dircks has been employed as an officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers LLP. He holds a bachelor of science degree in accounting and a masters degree in business administration from Fordham University. He is a director of a number of privately-held companies.

     Patricia A. M. Riley has been a Director of Interliant since its formation in December 1997 and is a Managing Director of Charterhouse and has been an executive officer with the firm since 1977. She is a graduate of the Advanced Management Program at Harvard Graduate School of Business Administration and received a bachelor of arts degree from Hunter College.

     Jay M. Gates has been a Director of Interliant since its formation in December 1997 and is a Vice President of Charterhouse. He joined Charterhouse in 1994 as an Analyst. Mr. Gates was previously employed as a Senior Analyst in the Financial Consulting Advisory Group of Arthur Andersen. Prior to that he was an Assistant Treasurer at Bankers Trust Corporation. He holds a bachelor of arts degree from the State University of New York at Binghamton and a masters degree in business administration from New York University, Leonard N. Stern School of Business. He is also a director of a number of privately-held companies.

     Charles R. Lax has been a Director of Interliant since January 1999. He has been a General Partner of SOFTBANK Technology Ventures IV, L.P. since November 1997. From March 1996 to November 1997, Mr. Lax was a Vice President of SOFTBANK Holdings Inc. He was previously a venture partner at Vimac Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industry. Mr. Lax holds a bachelor of science degree from Boston University. He is a director of a number of privately-held companies.

DIRECTOR COMPENSATION

     Directors receive no remuneration for serving on the Board of Directors of Interliant.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit and Compensation Committees. The Audit Committee consists of Mr. Thomas C. Dircks and Ms. Patricia A. M. Riley. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by Interliant's independent auditors, reviews Interliant's financial statements and reviews and evaluates Interliant's internal control functions. The Compensation Committee consists of Mr. Thomas C. Dircks, Ms. Patricia A. M. Riley and Mr. Charles R. Lax. The Compensation Committee determines executive compensation and stock option grants and makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of Interliant.

EXECUTIVE COMPENSATION

     Effective January 1, 1999, Interliant entered into one-year employment agreements with each of Messrs. Fassler, Maggs and Bhargava pursuant to which they each will receive a salary of $180,000 for the period ending December 31, 1999. Effective January 1, 1999, Interliant also entered into a one-year consulting agreement with Mr. Feld through Intensity Ventures, Inc. pursuant to which he will receive a consulting fee of $180,000. On March 10, 1999, Interliant entered into an employment agreement with Mr. Lidestri (the "Lidestri Agreement") for a term commencing on that date and terminating on March 1, 2001 unless sooner terminated in accordance therewith. The Lidestri Agreement provides for a $150,000 signing bonus, two-thirds of which was paid in March 1999 and the balance of which is payable on March 10, 2000, an annual base salary of $180,000 and a performance-based annual bonus of up to $70,000. See "-- Employment Agreements." Interliant also has employment agreements with certain other senior officers.

     The following table sets forth the total compensation for fiscal 1998 of the Chief Executive Officer and each of the other four most highly compensated executive officers of Interliant whose total salary and bonus for fiscal 1998 is estimated to exceed $100,000 (each a Named Executive Officer, and collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                     ANNUAL COMPENSATION            ------------
                                              ----------------------------------     NUMBER OF
                                                                       OTHER         SECURITIES
                                                                       ANNUAL        UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    SALARY      BONUS    COMPENSATION    OPTIONS/SARS   COMPENSATION
---------------------------            ----   --------    -------   ------------    ------------   ------------
Stephen W. Maggs.....................  1998   $130,232(1)
  Chief Executive Officer,...........                          --          --              --             --
  President, Treasurer and Director
Francis J. Alfano....................  1998   $ 12,005(2)      --          --              --             --
  Senior Vice President,
  Mergers and Acquisitions
Rajat Bhargava.......................  1998   $120,152
  Senior Vice President,
  Chief Operating Officer............                          --          --              --             --
  Web Hosting
Bruce S. Klein.......................  1998   $116,667(3)      --     $15,635(4)           --             --
  Senior Vice President,
  General Counsel
William A. Wilson....................  1998   $ 48,894(5)      --          --              --             --
  Chief Financial Officer

---------------
(1) Although Mr. Maggs commenced employment with Interliant on December 8, 1997, he was not put on Interliant's payroll until January 1, 1998. As a result, Mr. Maggs was paid $10,000 in 1998 as compensation for his employment in 1997.

(2) Reflects salary received by Mr. Alfano from the commencement of his employment with Interliant on December 1, 1998 through December 31, 1998.

(3) Reflects salary received by Mr. Klein from the commencement of his employment with Interliant on May 1, 1998 through December 31, 1998.

(4) Reflects income received by Mr. Klein in his capacity as a consultant to Interliant prior to becoming an employee of Interliant.

(5) Reflects salary received by Mr. Wilson from the commencement of his employment with Interliant on September 22, 1998 through December 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     None of the Named Executive Officers were ever granted nor do any such individuals own any options to purchase common stock of Interliant.

STOCK OPTION PLAN

     The Board of Directors of Interliant has adopted and the stockholders of Interliant have approved Interliant's 1998 Stock Option Plan (the "Plan"), under which stock options may be granted to officers, employees and consultants of Interliant and its subsidiaries. The Plan permits the grant of stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code and nonqualified stock options ("NSOs"), which do not so qualify. Interliant has authorized and reserved up to 3,800,000 shares of the common stock for issuance under the Plan. Interliant has issued options for the
purchase of approximately                shares of the common stock under the
Plan. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for grant under the Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting Interliant or the common stock, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and prices under outstanding option grants made before the event.

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the limitations set forth in the Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the Plan. Subject to the consent of an optionee, the Committee has the authority to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

     All officers, employees and consultants of Interliant and its subsidiaries are eligible to receive grants of stock options under the Plan, as selected by the Committee. The exercise price of shares of common stock subject to options granted under the Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Plan is 10 years from the date of grant. ISOs granted to any employee who is a 10% shareholder of Interliant are subject to special limitations relating to the exercise price and term of the options. The value of common stock (determined at the time of grant) that may be subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. Options granted under the Plan will generally become vested and exercisable over a four-year period in equal annual installments, unless the Committee specifies a different vesting schedule. In the event of a "change in control" of Interliant (as defined in the Plan), each option that was not then vested will become fully vested and immediately exercisable.

     All options granted under the Plan are nontransferable by the optionee, except for transfers upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable in connection with death or disability. In the case of any other termination of employment, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination "for cause" (as defined in the Plan), in which case all unexercised options will be immediately forfeited. Under the Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in common stock or a combination of cash and common stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

     The Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board of Directors may amend the Plan at any time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Dircks and Ms. Riley served as members of Interliant's Compensation Committee during fiscal year 1998. During 1998, no committee member was an officer or employee of Interliant. In addition, no interlocking relationship exists between the Board of Directors of Interliant or Interliant's Compensation

Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT AGREEMENTS

     Interliant has entered into employment agreements (the "Agreements") with Messrs. Fassler, Maggs and Bhargava, pursuant to which each will receive annual compensation of $180,000. The Agreements provide for a term of one year (with automatic one-year renewals, subject to earlier termination as provided in the Agreements). Under the Agreements, the employees are also entitled to participate in the employee benefit plans of Interliant which are generally available to the senior officers of Interliant.

     The Agreements include provisions that are effective upon the termination of employment of the employees under certain circumstances. In general, the employees are entitled to severance upon termination by Interliant without "cause". The severance shall be equal to the amount of the employee's base salary yet to be paid for the unexpired portion of the term of the Agreement, discounted based on a specified published interest rate. In the event of termination due to death or disability for a specified period of time, the employee or the employee's estate, as applicable, shall be entitled to receive one-year's base salary, discounted based on a specified published interest rate and Interliant shall continue to provide the employee, his spouse and minor children, as applicable, with certain medical and other benefits through the end of the term of the Agreement.

     The Agreements include certain restrictive covenants for the benefit of Interliant relating to non-disclosure by the employee of Interliant's confidential business information, non-solicitation of Interliant's customers and noncompetition by the employee with Interliant's business for a period of two years following termination of employment with Interliant.

     Mr. Feld, through Intensity Ventures, Inc., has entered into a one-year consulting agreement with Interliant with identical terms to the Agreements (including annual compensation), except (i) Mr. Feld is not entitled to participate in Interliant's employee benefit plans and (ii) the annual consulting fee will be paid to Intensity Ventures, Inc. on a gross basis as an independent contractor.

     Interliant has also entered into a two-year employment agreement with Mr. Lidestri (the "Lidestri Agreement") which shall automatically be extended on a month-to-month basis from the end of the term (subject to earlier termination as provided in the Lidestri Agreement). The Lidestri Agreement provides for an annual base salary of $180,000 and an annual bonus of up to $70,000 which amount is determined based upon whether Mr. Lidestri meets or exceeds specified performance objectives. In addition, under the Lidestri Agreement, Interliant is obligated to pay Mr. Lidestri a signing bonus of $150,000 with $100,000 of such bonus having been paid in March 1999 and the remaining $50,000 of which is payable on the first anniversary of the Lidestri Agreement.

     Under the Lidestri Agreement, Mr. Lidestri is entitled to participate in the employee benefit plans of Interliant which are generally available to the employees of Interliant. The Lidestri Agreement includes provisions that are effective upon termination of Mr. Lidestri's employment under certain circumstances. Upon termination of Mr. Lidestri's employment by Interliant without cause or by Mr. Lidestri for certain reasons as set forth in the Lidestri Agreement, Mr. Lidestri shall be entitled to severance equal to (i) any remaining unpaid portion of his signing bonus plus (ii) the greater of (A) the unpaid portion of his annual base salary and other compensation for the remainder of the term of the Lidestri Agreement, including a pro rata portion of the performance-based bonus for the year in which his employment is terminated reflecting the portion of the year during which he was employed by Interliant or
(B) an amount equal to six months of his monthly base salary plus a pro rata portion of the performance-based bonus for the year in which his employment is terminated reflecting the portion of the year during which he was employed by Interliant. If Interliant terminates the Lidestri Agreement for cause, Mr. Lidestri shall be entitled to receive only the unpaid portion of his monthly base salary and all vested benefits under any benefit programs, in each case, through the date of termination. In addition, Mr. Lidestri shall be entitled to participate in the benefit programs of Interliant for the longer of the remainder of the term of the Lidestri Agreement or six months from the date of termination. In the event of termination due to death or disability during the term of the Lidestri Agreement, Mr. Lidestri or Mr. Lidestri's estate, as applicable, shall be entitled to receive (i) any and all accrued and unpaid portions of his annual base salary to the date of death or disability and (ii) employee benefits accrued but unpaid to the date of death or disability.

     The Lidestri Agreement includes certain restrictive covenants for the benefit of Interliant relating to non-disclosure by Mr. Lidestri of Interliant's confidential business information, non-solicitation of Interliant's customers and non-competition by Mr. Lidestri with Interliant's business during the term of the Lidestri Agreement and for a period of time following termination of Mr. Lidestri's employment with Interliant which shall be either one year from such termination or two years following the date of the Lidestri Agreement depending upon the reason for termination.

                              CERTAIN TRANSACTIONS

     Since Interliant's inception, Web Hosting Organization LLC ("WEB") and SOFTBANK Technology Ventures and SOFTBANK Technology Advisors Fund L.P. ("the SOFTBANK Purchasers") have each purchased securities from Interliant. WEB owns 25,200,000 shares of Interliant's common stock which were acquired from Interliant in a series of six transactions in December 1997, May 1998, June 1998, September 1998, December 1998 and February 1999, in each case at a price (giving effect to the 3-for-1 stock split effected in July 1998) of $1.67 per share. The SOFTBANK Purchasers purchased from Interliant an aggregate of 2,647,658 shares of Interliant's redeemable convertible preferred stock and warrants to purchase 749,625 shares of Interliant's common stock for an aggregate purchase price of $13.0 million. The principal members of WEB are Charterhouse Equity Partners III, L.P. ("CEP III") and WHO Management LLC ("WHO"). Leonard J. Fassler and Bradley A. Feld, Interliant's Co-Chairmen, are the member managers of WHO. Bradley A. Feld is a Managing Director of the SOFTBANK Purchasers. See "Description of Capital Stock -- The WEB Hosting Investment" and " -- The SOFTBANK Investment."

     Pursuant to the terms of the Limited Liability Company Agreement of WEB dated as of November 26, 1997, as amended by Amendment No. 1, dated as of March 4, 1998, (the "WEB LLC Agreement") the members of WEB shall be entitled to receive a distribution of all cash funds or other property of WEB available from any source other than the ordinary operations of its subsidiaries, after payment of all expenses of WEB due at the time of such distribution ("Total Proceeds"). The Total Proceeds shall be distributed to the members of WEB in tranches with priority given to covering members' federal tax liability, followed by return of capital and then to achieve specified internal rates of return. The management distribution to WHO increases as the members of WEB realize these specified internal rates of return on their investment in WEB. Certain members of Interliant's senior management may receive distributions from WHO which are based upon the amount of Total Proceeds received by WHO. As a result, certain members of senior management may be deemed to have a direct and/or indirect beneficial interest in WHO. No Total Proceeds have been distributed to date.

     During 1998, in connection with certain of our acquisitions, Interliant paid or accrued transaction fees of approximately $319,000 to Charterhouse, which is an affiliate of CEP III. Such fees were paid pursuant to the terms of the WEB LLC Agreement which require WEB or its affiliates (which includes Interliant) to pay Charterhouse two percent (2%) of the total transaction costs of each acquisition or investment by WEB or its affiliates (which includes Interliant) in which Charterhouse or any of its affiliates directly or indirectly provide all or a portion of the equity financing therefor.

     During 1998, we paid consulting fees of $120,000 to each of Sage Equities, Inc. and Intensity Ventures Inc, whose principals are Messrs. Fassler and Feld, respectively, pursuant to consulting agreements with each of them. Effective January 1, 1999, Interliant entered into employment agreements with Messrs. Fassler, Maggs and Bhargava and a consulting agreement with Mr. Feld, through Intensity Ventures, Inc., pursuant to which each will be paid annual compensation of $180,000. See "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial
ownership of the common stock as of                , 1998 and as adjusted to
reflect the sale of the shares of common stock offered hereby by (i) each person or entity known to Interliant to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of Interliant's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated below, to the knowledge of Interliant, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                                       SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                       OWNED PRIOR TO THE        OWNED AFTER THE
                                                           OFFERING(1)             OFFERING(1)
                                                      ---------------------    --------------------
BENEFICIAL OWNER                                        NUMBER      PERCENT     NUMBER     PERCENT
----------------                                      ----------    -------    --------    --------
Web Hosting Organization LLC(2).....................  25,200,000
  c/o Charterhouse Group International, Inc.
  535 Madison Avenue
  New York, NY 10022
Mathew Wolf(3)......................................   3,945,090
  1001 Fannin Street
  Suite 2000
  Houston, TX 77002
SOFTBANK Technology Ventures IV, L.P................   3,397,283(4)
  333 West San Carlos
  Suite 1225
  San Jose, CA
Leonard J. Fassler(5)...............................          --      --            --       --
Bradley A. Feld(5)(6)...............................          --      --            --       --
Stephen W. Maggs(5).................................          --      --            --       --
Francis J. Alfano...................................          --      --            --       --
Rajat Bhargava(5)...................................          --      --            --       --
Bruce S. Klein......................................          --      --            --       --
William A. Wilson...................................          --      --            --       --
Merril M. Halpern(8)................................          --      --            --       --
Thomas C. Dircks(8)(9)(10)..........................          --      --            --       --
Patricia A.M. Riley(8)(9)(10).......................          --      --            --       --
Jay M. Gates(8).....................................          --      --            --       --
Charles R. Lax(7)(9)................................          --      --            --       --
All Directors and Executive Officers as a Group (5),
  (6) and (7) (18 persons)..........................     316,770       *       316,770        *

---------------
 *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to
     warrants currently exercisable within 60 days of March   , 1999 are deemed
     outstanding for the purpose of computing the percentage of ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) The principal members of WEB are CEP III and WHO. Their respective ownership interest in WEB are as follows: CEP III: 95.2% and WHO 4.8%. Leonard J. Fassler and Bradley A. Feld are the member managers of WHO and Stephen W. Maggs and Rajat Bhargava are among the members. The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is Charterhouse Equity III, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of

     Common Stock of Interliant held by the WEB would for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, be considered to be beneficially owned by Charterhouse.

 (3) Includes 398,845 shares of common stock owned by the Ann Weltchek Wolf 1995 Marital Trust, 797,690 shares of common stock owned by the Mathew D. Wolf Childrens Trust and 350,000 shares of common stock held in escrow until March 31, 2000. Mr. Wolf disclaims beneficial ownership of all the shares of common stock owned by both of the trusts named above.

 (4) Includes 735,532 shares of common stock issuable upon exercise of warrants held by SOFTBANK Technology Ventures IV, L.P. Also includes 49,776 shares of Common Stock and 14,093 shares of Common Stock issuable upon exercise of warrants owned by SOFTBANK Technology Advisors Fund, L.P., an affiliate of SOFTBANK Technology Ventures IV, L.P.

 (5) Excludes 25,200,000 shares held by WEB. Messrs. Fassler, Feld, Maggs and Bhargava are members of WHO, which is a member of WEB. Each of Messrs. Fassler, Feld, Maggs and Bhargava disclaim beneficial ownership of such shares.

 (6) Excludes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P. and 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. Feld, a Co-chairman and Director of Interliant, is a General Partner of each of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P. Mr. Feld disclaims beneficial ownership of such shares.

 (7) Excludes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P. and 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. Lax, a director of Interliant, is a general partner of SOFTBANK Technology Ventures IV, L.P. Mr. Lax disclaims beneficial ownership of such shares.

 (8) Excludes 25,200,000 shares held by WEB. Messrs. Halpern, Dircks, Gates and Ms. Riley are directors and/or officers of Charterhouse. Charterhouse is an affiliate of CEP III which is a member of WEB. Each of Messrs. Halpern, Dircks, Gates and Ms. Riley disclaim beneficial ownership of such shares.

 (9) A member of the Compensation Committee of the Board of Directors.

(10) A member of the Audit Committee of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summary description of Interliant's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation and the By-laws of Interliant, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

     The authorized capital stock of Interliant consists of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

     As of the date of this prospectus, and including 2,647,658 shares of Common Stock to be issued upon the conversion of all outstanding Series A Redeemable Convertible Preferred Stock upon the consummation of this offering (see "-- The
SOFTBANK Investment"), there are                shares of Common Stock
outstanding, held of record by                holders. All outstanding shares of
Common Stock are, and the shares of Common Stock offered hereby will be, when issued against the consideration set forth in this prospectus, fully paid and nonassessable. Subject to the rights of any holders of Preferred Stock, each holder of Common Stock is entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors of Interliant (the "Board"). Dividends may be paid in cash, property or shares of Interliant's capital stock.

     The holders of Common Stock will possess exclusive voting rights in Interliant, except to the extent that the Board shall have designated voting power with respect to any issued and outstanding Preferred Stock. Each holder of Common Stock is entitled, on each matter submitted for a vote of holders of Common Stock, to one vote for each share of such stock registered in such holder's name on the books of Interliant. Except as otherwise required by law and subject to the rights of any holders of Preferred Stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders will generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors will be elected by a plurality of votes validly cast in the election. Stockholders will not have any right to cumulate votes in the election of directors. Certain stockholders of Interliant have been given the right to nominate persons for election as directors. See "-- The SOFTBANK Investment" and "-- The Interliant Acquisition."

     In the event of liquidation, dissolution or winding up of Interliant, the holders of the Common Stock will be entitled to share ratably in the distribution of all assets of Interliant remaining after payment of all of Interliant's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled. Holders of the Common Stock will not generally be entitled to conversion, preemptive or other subscription rights with respect to any shares of capital stock which may be issued by Interliant, and there are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     Currently, excluding 2,647,658 shares of Series A Redeemable Convertible Preferred Stock that will be converted into an equal number of shares of Common Stock upon the consummation of this offering and which will then cease to exist (see "-- The SOFTBANK Investment"), there are no shares of Preferred Stock issued or outstanding. The Preferred Stock may be issued by the Board in one or more series and may have such voting rights, if any, designations, preferences and other special rights and such qualifications, limitations and restrictions, as the Board (or a duly authorized committee thereof) may fix by resolution or resolutions. Moreover, the Board may issue such Preferred Stock, from time to time, in transactions without the approval of the stockholders of Interliant, and the preferences, designations, voting and other rights of any such shares of Preferred Stock may materially limit or qualify the rights of the outstanding shares of Common Stock.

     The holders of Preferred Stock may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of the Board. The number of directors that may be elected by the holders of any class or series of Preferred Stock having the right to elect directors may be in addition to the number of directors fixed by or pursuant to the Amended and Restated Certificate.

     One of the effects of undesignated Preferred Stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of Interliant by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Interliant's management. The issuance of shares of Preferred Stock pursuant to the Board's authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by Interliant may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

COMMON STOCK WARRANTS

     Interliant has warrants outstanding for the purchase of 749,625 shares of Common Stock at an exercise price of $6.67 per share. Warrants to purchase 735,532 shares of Common Stock at an exercise price of $6.67 per share were issued to SOFTBANK Technology Ventures IV, L.P. and warrants to purchase 14,093 shares of Common Stock at an exercise price of $6.67 per share were issued to SOFTBANK Technology Advisors Fund, L.P., each in connection with a Securities Purchase Agreement dated as of January 28, 1999 between Interliant and the SOFTBANK Purchasers. Such warrants are immediately exercisable and expire on the earlier of (i) the date three years following the closing of the offering contemplated by this prospectus and (ii) January 28, 2003. The exercise price and number of shares of Common Stock issuable upon exercise of the aforementioned warrants are subject to adjustment upon the occurrence of certain events, including stock splits, stock dividends or other distributions, reorganizations, recapitalizations, mergers, consolidations or sales. The shares of Common Stock issuable upon exercise of the warrants are subject to certain registration rights as described under "-- Registration Rights of Certain Holders" below.

THE WEB HOSTING ORGANIZATION INVESTMENT

     WEB owns 25,200,000 shares of Common Stock, approximately      % of
Interliant's outstanding Common Stock following consummation of the offering contemplated by this prospectus, acquired in accordance with a Subscription Agreement dated as of December 8, 1997 between Interliant and WEB for an aggregate purchase price of $42,000,000 (the "WEB Hosting Organization Investment"). The shares were acquired in a series of 6 transactions in December 1997, May 1998, June 1998, September 1998, December 1998 and February 1999, in each case at a price (giving effect to the 3-for-1 stock split effective in July
1998) of $1.67 per share. The principal members of WEB are (i) CEP III, which is an affiliate of Charterhouse and (ii) WHO (collectively with CEP III, the "WEB Members"), of which Leonard J. Fassler and Bradley A. Feld are the member managers. WHO is the Managing Member of WEB under the terms of WEB's Limited Liability Company Agreement. The WEB Members have agreed that WEB shall be under the exclusive direction of a management committee comprised of seven members and will vote such member's interest in WEB so that a majority of the members of such management committee will be designees of Charterhouse. Pursuant to an agreement dated November 26, 1997 among CEP III, Leonard J. Fassler and Bradley
A. Feld, the Board of Directors of Interliant will initially consist of three designees of WHO and four designees of CEP III. The WHO designees are currently Leonard J. Fassler, Bradley A. Feld and Stephen W. Maggs, and the CEP III designees are currently Merril M. Halpern, Thomas C. Dircks, Patricia A. M. Riley and Jay M. Gates. All of the CEP III designees are directors and/or officers of Charterhouse. Pursuant to that agreement, unless CEP III and the member managers agree, the only business Interliant will be involved in will be acquiring and operating businesses in the Web hosting industry. WEB has certain demand and incidental registration rights under the terms of (i) that certain Investors Agreement dated as of January 28,

1999 by and among Interliant, the SOFTBANK Purchasers and WEB (the "Investors Agreement") and (ii) that certain Registration Rights Agreement dated as of December 8, 1997 between Interliant and WEB (the "Registration Rights Agreement"). See "-- Registration Rights of Certain Holders."

THE SOFTBANK INVESTMENT

     On January 28, 1999, the SOFTBANK Purchasers purchased from Interliant an aggregate of 2,647,658 shares of Redeemable Convertible Preferred Stock and warrants to purchase 749,625 shares of Common Stock for an aggregate purchase price of $13,000,000 (the "SOFTBANK Investment"). Upon the consummation of the offering contemplated by this prospectus, all of the outstanding shares of Redeemable Convertible Preferred Stock will automatically and without further required action be converted into an equal number of shares of Common Stock, and
the SOFTBANK Purchasers will own approximately      % of Interliant's
outstanding Common Stock. Bradley A. Feld, Co-Chairman and a director of Interliant, is a general partner of the SOFTBANK Purchasers. See "Certain Transactions." The SOFTBANK Purchasers have certain demand and incidental registration rights under the terms of the Investors Agreement. See "Registration Rights of Certain Holders." A majority in interest of the SOFTBANK Purchasers also have the right, under the Investors Agreement, to nominate one person for election as a director of Interliant and have the Board cause that director to be a member of the Compensation Committee and/or the Audit Committee of the Board. Such director will be subject to removal by the SOFTBANK Purchasers at any time, with or without cause, and the SOFTBANK Purchasers will have the right to call a special meeting of stockholders at any time for the sole purpose of removing and replacing such director. WEB has agreed to vote its shares in a manner consistent with these and the other terms of the Investors Agreement. Mr. Charles R. Lax is currently serving as a director and a member of the Compensation Committee of the Board of Directors of Interliant pursuant to such provisions.

THE INTERLIANT ACQUISITION

     On March 10, 1999, pursuant to an Asset Purchase Agreement (the "Purchase Agreement") by and among Interliant, (formerly Sage Networks, Inc.), Interliant Texas and the shareholders of Interliant Texas (the "Seller Shareholders"), Interliant (partly through a wholly-owned subsidiary) acquired substantially all of the assets and assumed specified liabilities of Interliant Texas for $100,000 in cash, 4,091,642 shares of Common Stock and the assumption of promissory notes in favor of Mathew Wolf and Erving Wolf in the aggregate amount of $15.9 million. Upon the closing of the acquisition, the $7.9 million note in favor of Erving Wolf was paid in full and the $8.0 million note issued by Interliant Texas in favor of Mathew Wolf was canceled and replaced by the Wolf Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The 4,091,642 shares of Common Stock issued in connection with the acquisition were delivered pursuant to an Agreement to Deliver Shares which provided, among other things 3,608,863 shares of Common Stock to be delivered at the closing of the acquisition to Seller Shareholders, 114,644 shares of Common Stock to be delivered at the closing of the acquisition to another entity, 18,135 shares of Common Stock to be delivered on the first business day following January 1, 2000 and 350,000 shares of Common Stock to be placed in escrow to support the indemnification obligations of Interliant Texas and the Seller Shareholders under the Purchase Agreement. Unless Interliant makes a claim against the escrowed shares in accordance with the provisions of the Purchase Agreement, the shares of Common Stock placed in escrow will be distributed to Mathew Wolf, one of the Seller Shareholders, on March 31, 2000.

     In addition, under the Purchase Agreement, Interliant issued        options
to purchase shares of Common Stock ("Interliant Options") of Interliant at an exercise price of $0.13 per share. All or a portion of such Interliant Options are fully vested and exercisable.

     The Shareholders have certain incidental registration rights under the terms of the Shareholders Agreement, dated as of March 10, 1999 by and among all of the Shareholders of Interliant (the "Shareholders Agreement"). See
"-- Registration Rights of Certain Holders."

     For so long as all of the parties who received shares of Common Stock pursuant to the Agreement to Deliver Shares and certain holders of the Interliant Options own in the aggregate 5% of more of the issued and outstanding Common Stock, such parties shall have the right to nominate one person for election as a director of Interliant. To date, such parties have not exercised such rights.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     The holders of an aggregate of 27,847,658 shares of Common Stock and 749,625 shares of Common Stock issuable upon the exercise of warrants have been granted by Interliant certain demand and incidental registration rights. The SOFTBANK Purchasers have such registration rights under the Investors Agreement with respect to (i) 2,647,658 shares of Common Stock to be received upon the consummation of this offering from the conversion of an equal number of shares of Redeemable Convertible Preferred Stock and (ii) 749,625 shares of Common Stock receivable upon the exercise of warrants, each purchased as part of the SOFTBANK Investment. WEB has such registration rights under the terms of each of the Investors Agreement and the Registration Rights Agreement with respect to 25,200,000 shares of Common Stock purchased as part of the WEB Hosting Organization Investment. The Seller Shareholders have such rights under the terms of the Shareholders Agreement with respect to 3,608,863 shares of Common Stock received as consideration for the sale of substantially all of the assets of Interliant Texas and Broadview Holdings LLP has such rights with respect to 114,644 shares owned by it. The Shareholders Agreement provides that it shall be amended as necessary to include any additional shares of Common Stock issuable pursuant to the provisions in the Purchase Agreement regarding adjustment of purchase price.

     In general, the holders of the aforementioned registration rights are entitled, if Interliant proposes (including in connection with any registration request by another stockholder) to file a registration statement under the Securities Act covering its Common Stock or any securities exercisable or exchangeable for or convertible into its Common Stock (with the exception of an offering pursuant to a registration statement on Form S-4 or Form S-8 or similar forms in connection with an exchange offer or any offering of securities solely to Interliant's existing stockholders or employees of Interliant and its subsidiaries and other than in connection with the offering contemplated by this prospectus), to require Interliant to include a requested amount of their Common Stock in Interliant's registered offering on the same terms and conditions applicable to the other equity securities included in such registration statement (a "Piggyback Registration Right"), subject to reduction if the managing underwriter determines that the inclusion of such shares would materially and adversely affect the success of this offering. Interliant can be required to maintain the effectiveness of the registration statement until the earlier of (i) 180 days after its effective date or (ii) consummation of the distribution of Common Stock by the stockholders whose shares of Common Stock are included in such registration statement.

     In addition to Piggyback Registration Rights, the holders of the aforementioned registration rights other than the Seller Shareholders and Broadview Holdings LLP are also entitled to require Interliant to include a requested amount of their Common Stock in a registration statement on Form S-1, Form S-2 or Form S-3 and to use its best efforts to register such shares under the Securities Act of 1933, as amended (a "Demand Registration Right"), subject to reduction based on the advice of the managing underwriter. A majority in interest of the SOFTBANK Purchasers may exercise two Demand Registration Rights with respect to the registration of shares of Common Stock on Form S-1, and twenty percent in interest of the SOFTBANK Purchasers may exercise two Demand Registration Rights with respect to the registration of shares of Common Stock on Form S-3 at any time Interliant becomes eligible to use Form S-3. WEB may exercise three Demand Registration Rights with respect to the shares of Common Stock that it owns. However, Interliant is not obligated to effect Demand Registration Rights at any time prior to the date six months following the consummation of the offering contemplated by this prospectus, and Interliant may also defer the effective date of a Demand Registration Right for a period of up to 180 days under certain circumstances involving undisclosed material corporate developments or transactions.

     Each stockholder with the foregoing Piggyback Registration Rights and Demand Registration Rights whose shares of Common Stock are included in a registration statement must agree not to offer for public sale any shares of Common Stock or securities exercisable or exchangeable for or convertible into Common Stock, or effect any sale of securities pursuant to Rule 144 under the Securities Act of 1933, as amended, during the ten days prior to and the 180 days after the closing date of any underwritten offering unless such shares are covered by such registration statement or a shorter period is agreed to by the managing underwriter. Interliant is required to bear all related registration expenses (excluding any underwriting discounts or commissions, if any), disbursements and fees in connection with the exercise of Piggyback Registration Rights and Demand Registration Rights.

     In addition, in connection with the issuance to Mr. Steven C. Dabbs of 150,000 shares of Common Stock of Interliant in connection with the acquisition of substantially all of the assets of Clever Computers, Inc. by Interliant, Interliant agreed that in the event it grants registration rights with respect to shares of Common Stock to any other employee of Interliant or its affiliates, employed in a position comparable or junior to Mr. Dabbs, identical registration rights shall be given to Mr. Dabbs.

LIMITATIONS ON DIRECTOR LIABILITY

     Interliant's Amended and Restated Certificate contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments thereto. Specifically, directors will not be held liable to Interliant or its stockholders for an act or omission in such capacity as a director, except for liability as a result of:
(i) a breach of the duty of loyalty to Interliant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of Interliant's stock under Section 174 of the Delaware General Corporation Law, or (iv) actions or omissions pursuant to which the director received an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of Interliant unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Interliant's Amended and Restated Certificate does not eliminate its directors' duty of care. The inclusion of this provision in Interliant's Amended and Restated Certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefit Interliant and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     The By-laws also provide that Interliant will indemnify its directors and officers to the fullest extent permitted by Delaware law. Interliant is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with Interliant or another entity that the director or officer serves at Interliant's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner in Interliant's best interest.

DELAWARE ANTI-TAKEOVER LAW

     Interliant is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 prohibits an "interested stockholder" of a Delaware corporation from engaging in certain business combinations with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The prohibitions under Section 203 are not applicable in certain circumstances, including those in which (i) the business combination or the transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder", (ii) the "interested stockholder" upon consummation of such transaction owns at least 85% of the voting stock of the corporation outstanding prior to such transaction, (iii) at or subsequent to the time the stockholder becomes an "interested stockholder", the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by an affirmative vote of two-thirds of the outstanding voting stock which is not owned by the "interested stockholder" or (iv) the corporation has elected not to be governed by such prohibitions. The Board approved (i) the acquisition of Common Stock by WEB as part of their approval of WEB Hosting Organization Investment and (ii) the acquisition of Preferred Stock and warrants by the SOFTBANK Purchasers as part of their approval of the SOFTBANK Investment and, accordingly, the prohibitions under Section 203 will not apply to any business combination with either WEB or the SOFTBANK Purchasers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, Interliant will have
shares of Common Stock outstanding (assuming no exercise of outstanding stock
options after                , 1998). Of these shares, the                shares
of Common Stock sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased by "affiliates" of Interliant ("Affiliates"), as that term is defined in Rule 144 ("Rule 144") under the Securities Act, generally may be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SECURITIES

     The remaining                shares of Common Stock outstanding upon
completion of this offering are deemed "Restricted Shares" under Rule 144. Of
the Restricted Shares, up to                shares will be eligible for sale in
the public market after this offering pursuant to Rule 144(k) under the Securities Act; of these shares are subject to the 180-day Lock-up Agreements described below, but will be eligible for sale in the public market beginning 180 days after the closing of this offering. Of the remaining Restricted Shares
outstanding,                shares will be eligible for resale under Rule 144
commencing 90 days after the date of this prospectus;                of these
shares are subject to the 180-day Lock-up Agreements.

     In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from Interliant or an Affiliate within the previous one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately shares immediately after this offering) or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about Interliant. A person who is not deemed an Affiliate of Interliant at any time during the three months preceding a sale and who beneficially owns shares that were not acquired from Interliant or an Affiliate within the previous two years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning Interliant. In addition, Interliant's employees, directors, officers or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

OPTIONS

     Interliant intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to Interliant's stock option plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the 180-day Lock-up Agreements described below, to the extent applicable.

LOCK-UP AGREEMENTS

     Interliant and Interliant's executive officers and directors and all existing stockholders have agreed, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or (iii) make any demand for, or exercise any right with respect to, the registration of any share of Common Stock or any securities convertible into or exchangeable for Common Stock, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, the stockholders of Interliant may (i) transfer the securities to a third party as a bona fide gift; provided that any donee agrees to be bound by the provisions of the agreement or (ii) pledge their securities to Interliant in consideration for a loan from Interliant.

EFFECT OF SALES OF SHARES

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair Interliant's future ability to raise capital through an offering of equity securities.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette and CIBC Oppenheimer Corp. are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among Interliant and the Underwriters, Interliant has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from Interliant, the number of shares of Common Stock set forth opposite its name below.

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
------------------------------------------------------------    ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Donaldson, Lufkin & Jenrette................................
CIBC Oppenheimer Corp.......................................

             Total..........................................

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. In the event of a default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated. The closing with respect to the sale of shares of Common Stock to be purchased by the Underwriters are conditioned upon one another.

     The Representatives have advised Interliant that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $     per share
of Common Stock. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $     per share of Common Stock to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.

     Interliant has granted options to the Underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise these options, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

     The following table shows the per share and total public offering price, underwriting discount to be paid by Interliant to the Underwriters and the proceeds before expenses to Interliant. This information is presented assuming either no exercise or full exercise by the Underwriters of their over-allotment options.

                                                 PER SHARE    WITHOUT OPTION    WITH OPTION
                                                 ---------    --------------    -----------
Public Offering Price..........................      $              $                $
Underwriting Discount..........................      $              $                $
Proceeds, before expenses, to Interliant.......      $              $                $

     The expenses of the offerings (exclusive of the underwriting discount and
commissions) are estimated at $          and are payable by Interliant.

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     At the request of Interliant, the Underwriters have reserved for sale, at
the initial public offering price, up to                of the shares offered
hereby to be sold to certain directors, officers, employees, distributors, dealers, business associates and related persons of Interliant. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the Underwriters to the general public on the same terms as the other shares offered in this prospectus.

     Interliant and Interliant's executive officers and directors and all existing stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or (iii) make any demand for, or exercise any right with respect to, the registration of any share of Common Stock or any securities convertible into or exchangeable for Common Stock, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, the stockholders of Interliant may (i) transfer the securities to a third party as a bona fide gift; provided that any donee agrees to be bound by the provisions of the agreement or (ii) pledge their securities to Interliant in consideration for a loan from Interliant. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock of Interliant. The initial public offering price will be determined through negotiations between Interliant and the Representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are expected to be price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to Interliant, certain financial information of Interliant, the history of, and the prospects for, Interliant and the industry in which it competes, and an assessment of Interliant's management, its past and present operations, the prospects for, and timing of, future revenues of Interliant, and the present state of Interliant's development. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

     The Underwriters do not expect sales of the Common Stock to be made to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Interliant has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of this offering.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering contemplated hereby, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither Interliant nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither Interliant nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Interliant by Dewey Ballantine LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The consolidated financial statements of Sage Networks, Inc. at December 31, 1997 and 1998, and for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, and the financial statements of Interliant, Inc. at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of B.N. Technology, Inc. dba Internet Communications, as of December 31, 1996 and 1997, and the related statements of operations and accumulated deficit, and cash flows for the period April 15, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of Frankel, Lodgen, Lacher, Golditch, Sardi & Howard, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of Clever Computers, Inc., as of December 31, 1996 and 1997 and the related statements of income, retained earnings, and cash flows for the years then ended included in this prospectus have been so included in reliance on the report of BSC&E, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The statements of assets and liabilities as of December 31, 1996 and 1997, and the statements of revenue and expenses and of cash flows for each of the three years in the period ended December 31, 1997, of HostAmerica, a division of HomeCom Communications, Inc., included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding basis of presentation, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Net Daemons Associates, Inc., for the years ended December 31, 1997 and 1998 included in this prospectus and in the registration statement have been audited by Deloitte & Touche

LLP, independent accountants as stated in their report appearing herein and elsewhere in the registration statement and is included in reliance upon the report of such firm given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Telephonetics International, Inc. and Affiliate included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in this registration statement and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

     The balance sheets of Tri Star Web as of December 31, 1996 and 1997 and the related statements of operations, and changes in retained earnings, and cash flows for the years then ended, and the consolidated balance sheets of GEN International Inc. and subsidiaries as of December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the period April 4, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 and the balance sheets of Digiweb, Inc. as of December 31, 1997 and 1998 and the related statements of income, cash flows and changes in stockholders' equity for the years then ended included in this prospectus have been so included in reliance on the reports of Urbach Kahn & Werlin PC, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Interliant has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Interliant and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Interliant, that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
SAGE NETWORKS, INC.
Report of Independent Auditors..............................     F-3
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................     F-4
Consolidated Statements of Operations for the Period
  December 8, 1997 (inception) to December 31, 1997 and the
  Year Ended December 31, 1998..............................     F-5
Consolidated Statements of Stockholders' Equity for the
  period December 8, 1997 (inception) to December 31, 1997
  and the year ended December 31, 1998......................     F-6
Consolidated Statements of Cash Flows for the Period
  December 8, 1997 (inception) to December 31, 1998 and the
  Year Ended December 31, 1998..............................     F-7
Notes to Consolidated Financial Statements..................     F-8
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Consolidated Statement of Operations..............    F-17
Pro Forma Consolidated Balance Sheet........................    F-18
Notes to Pro Forma Consolidated Financial Statements........    F-19
ACQUIRED COMPANY (CLEVER COMPUTERS, INC.)
Independent Auditors' Report................................    F-21
Balance Sheets as of December 31, 1996 and 1997.............    F-22
Statement of Income for the Years Ended December 31, 1996
  and December 31, 1997.....................................    F-23
Statement of Retained Earnings for the Years Ended December
  31, 1996 and December 31, 1997............................    F-24
Statement of Cash Flows for the Years Ended December 31,
  1996 and December 31, 1997................................    F-25
Notes to Financial Statements...............................    F-26
ACQUIRED COMPANY (TRI STAR WEB CREATIONS, INC.)
Independent Auditor's Report................................    F-28
Balance Sheets as of December 31, 1996 and 1997.............    F-29
Statement of Operations and Changes in Retained Earnings For
  the Years Ended December 31, 1996 and 1997................    F-30
Statements of Cash Flows for the Years Ended December 31,
  1996 and 1997.............................................    F-31
Notes to Financial Statements...............................    F-32
ACQUIRED COMPANY (HOSTAMERICA DIVISION OF HOMECOM
  COMMUNICATIONS, INC.)
Report of Independent Accountants...........................    F-34
Statements of Assets and Liabilities as of December 31, 1996
  and 1997..................................................    F-35
Statements of Revenues and Expenses.........................    F-36
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................    F-37
Notes to Financial Statements...............................    F-38
ACQUIRED COMPANY (B.N. TECHNOLOGY, INC.)
Independent Auditor's Report................................    F-41
Balance Sheets as of December 31, 1996 and 1997.............    F-42
Statements of Operations and Accumulated Deficit for the
  Period from April 15, 1996 through December 21, 1996 and
  the Year Ended December 31, 1997..........................    F-43
Statements of Cash Flows for the Period from April 15, 1996
  through December 21, 1996 and the Year Ended December 31,
  1997......................................................    F-44
Notes to Financial Statements...............................    F-45

                                                                PAGE
                                                                ----
ACQUIRED COMPANY (GEN INTERNATIONAL, INC. AND SUBSIDIARIES)
Independent Auditor's Report................................    F-48
Balance Sheets as of December 31, 1995, 1996 and 1997.......    F-49
Statements of Operations for the Period April 4, 1995
  (inception) through December 31, 1995 and the Years Ended
  December 31, 1996 and 1997................................    F-50
Statements of Cash Flows for the Period April 4, 1995
  (inception) through December 31, 1995 and the Years Ended
  December 31, 1996 and 1997................................    F-51
Statements of Changes in Stockholders' Deficiency for the
  Period April 4, 1995 (inception) through December 31, 1995
  and the Years Ended December 31, 1996 and 1997............    F-52
Notes to Financial Statements...............................    F-53
ACQUIRED COMPANY (DIGIWEB, INC.)
Independent Auditor's Report................................    F-56
Balance Sheets as of December 31, 1997 and 1998.............    F-57
Statements of Income for the Years Ended December 31, 1997
  and 1998..................................................    F-58
Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1997 and 1998..........................    F-59
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1998.............................................    F-60
Notes to Financial Statements...............................    F-61
ACQUIRED COMPANY (TELEPHONETICS INTERNATIONAL, INC. AND
  STATE OF THE ART, INC
Report of Independent Certified Public Accountants..........    F-64
Combined Balance Sheet as of December 31, 1998..............    F-65
Combined Statements of Operations for the Years Ended
  December 31, 1997 and 1998................................    F-66
Combined Statements of Capital Deficit for the Years Ended
  December 31, 1997 and 1998................................    F-67
Combined Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1998................................    F-68
Summary of Significant Accounting Policies..................    F-69
Notes to Combined Financial Statements......................    F-71
ACQUIRED COMPANY (NET DAEMONS ASSOCIATES, INC.)
Independent Auditor's Report................................    F-74
Balance Sheets as of December 31, 1997 and 1998.............    F-75
Statements of Income for the Years Ended December 31, 1997
  and 1998..................................................    F-76
Statements of Stockholders' Deficit for the Years Ended
  December 31, 1997 and 1998................................    F-77
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1998.............................................    F-78
Notes to Financial Statements...............................    F-79
ACQUIRED COMPANY (INTERLIANT, INC.)
Report of Independent Auditors..............................    F-84
Balance Sheets as of December 31, 1997 and 1998.............    F-85
Statements of Operations for the Years Ended December 31,
  1996, 1997 and 1998.......................................    F-86
Statements of Shareholders' Deficit for the Years Ended
  December 31, 1996, 1997 and 1998..........................    F-87
Statements of Cash Flows for the Years Ended December 31,
  1996, 1997 and 1998.......................................    F-88
Notes to Consolidated Financial Statements..................    F-89

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Sage Networks, Inc.

     We have audited the accompanying consolidated balance sheets of Sage Networks, Inc. (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sage Networks, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

February 15, 1999, except for the last paragraph of Note 12, as to which the date is March 10, 1999

                              SAGE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   912,085    $ 6,813,360
  Accounts receivable, net of allowance of $320,000.........                     806,322
  Prepaid expenses and other current assets.................       14,000        639,662
                                                              -----------    -----------
          Total current assets..............................      926,085      8,259,344
                                                              -----------    -----------
  Furniture, fixtures and equipment, net....................       27,063      5,103,123
  Intangibles, net..........................................                  13,634,772
  Other assets..............................................                     222,172
                                                              -----------    -----------
          Total assets......................................  $   953,148    $27,219,411
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    84,389    $   787,412
  Accrued expenses..........................................       26,507      2,301,507
  Deferred revenue..........................................                   1,414,969
                                                              -----------    -----------
          Total current liabilities.........................      110,896      4,503,888
Stockholders' equity:
  Common stock, par value $.01; 30,000,000 shares
     authorized; 3,000,000 and 19,217,197 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................       30,000        192,172
  Additional paid-in capital................................    4,970,000     34,160,334
  Stock subscription receivable.............................   (4,000,000)
  Deferred compensation.....................................                  (1,769,429)
  Accumulated deficit.......................................     (157,748)    (9,867,554)
                                                              -----------    -----------
          Total stockholders' equity........................      842,252     22,715,523
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $   953,148    $27,219,411
                                                              ===========    ===========

                            See accompanying notes.

                              SAGE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  PERIOD
                                                               DECEMBER 8,
                                                                   1997
                                                              (INCEPTION) TO     YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1997             1998
                                                              --------------    ------------
Service revenues............................................                    $ 4,905,027
Costs and expenses:
  Cost of service revenues..................................                      3,236,385
  Sales and marketing.......................................                      2,555,035
  General and administrative................................    $  155,898        5,120,595
  Depreciation..............................................         1,850          696,039
  Amortization of intangibles...............................                      1,416,882
  Start-up and acquisition integration costs................                      1,727,970
                                                                ----------      -----------
                                                                   157,748       14,752,906
                                                                ----------      -----------
Operating loss..............................................      (157,748)      (9,847,879)
Interest income.............................................                        138,073
                                                                ----------      -----------
Net loss....................................................    $ (157,748)     $(9,709,806)
                                                                ==========      ===========
Net loss per share -- basic and diluted.....................    $    (0.05)     $     (1.10)
                                                                ==========      ===========
Weighted average shares outstanding.........................     3,000,000        8,799,432
                                                                ==========      ===========

                            See accompanying notes.

                              SAGE NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON STOCK
                        ----------------------   ADDITIONAL       STOCK                                        TOTAL
                                        PAR        PAID-IN     SUBSCRIPTION     DEFERRED     ACCUMULATED   STOCKHOLDERS'
                          SHARES       VALUE       CAPITAL      RECEIVABLE    COMPENSATION     DEFICIT        EQUITY
                        ----------   ---------   -----------   ------------   ------------   -----------   -------------
Sales of common
  stock...............   3,000,000   $ 30,000    $ 4,970,000   $(4,000,000)                                 $ 1,000,000
Net loss..............                                                                       $  (157,748)      (157,748)
                        ----------   --------    -----------   -----------    -----------    -----------    -----------
Balance as of December
  31, 1997............   3,000,000     30,000      4,970,000    (4,000,000)                     (157,748)       842,252
  Sales of common
    stock.............  15,600,000    156,000     25,884,000     4,000,000                                   30,040,000
  Deferred
    compensation......     475,000      4,750      2,600,750                  $(2,602,250)                        3,250
  Amortization of
    deferred
    compensation......                                                            832,821                       832,821
  Issuance of common
    stock in
    connection with
    acquisitions......     142,197      1,422        705,584                                                    707,006
  Net loss............                                                                        (9,709,806)    (9,709,806)
                        ----------   --------    -----------   -----------    -----------    -----------    -----------
Balance as of December
  31, 1998............  19,217,197   $192,172    $34,160,334   $        --    $(1,769,429)   $(9,867,554)   $22,715,523
                        ==========   ========    ===========   ===========    ===========    ===========    ===========

                            See accompanying notes.

                              SAGE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  PERIOD
                                                             DECEMBER 8, 1997
                                                              (INCEPTION) TO         YEAR ENDED
                                                             DECEMBER 31, 1997    DECEMBER 31, 1998
                                                             -----------------    -----------------
OPERATING ACTIVITIES
  Net loss.................................................     $ (157,748)          $(9,709,806)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Provision for uncollectible accounts..................                              320,000
     Depreciation and amortization.........................          1,850             2,112,921
     Amortization of deferred compensation.................                              832,821
     Changes in operating assets and liabilities:
       Accounts receivable.................................                             (980,391)
       Prepaid expenses and other current assets...........        (14,000)             (602,457)
       Accounts payable....................................         84,389               639,607
       Accrued expenses....................................         26,507             1,140,135
       Deferred revenue....................................                              246,502
                                                                ----------           -----------
  Net cash used in operating activities....................        (59,002)           (6,000,668)
INVESTING ACTIVITIES
  Purchases of furniture, fixtures and equipment...........        (28,913)           (4,321,577)
  Acquisitions of businesses, net of cash acquired.........                          (13,597,558)
                                                                ----------           -----------
  Net cash used in investing activities....................        (28,913)          (17,919,135)
FINANCING ACTIVITIES
  Proceeds from sale of stock..............................      1,000,000            30,043,250
  Offering costs...........................................                             (222,172)
                                                                ----------           -----------
  Net cash provided by financing activities................      1,000,000            29,821,078
                                                                ----------           -----------
  Net increase in cash and cash equivalents................        912,085             5,901,275
  Cash and cash equivalents at beginning of period.........             --               912,085
                                                                ----------           -----------
  Cash and cash equivalents at end of period...............     $  912,085           $ 6,813,360
                                                                ==========           ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Stock issued in acquisitions.............................                          $   707,006
  Stock issued for compensation agreements.................                            2,602,250
  Stock subscription receivable............................     $4,000,000

                            See accompanying notes.

                              SAGE NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. BUSINESS

     Sage Networks, Inc. (the Company) was organized under the laws of the State of Delaware on December 8, 1997. Web Hosting Organization LLC (WEB), a Delaware Limited Liability Company, is the majority and controlling shareholder of the Company. WEB's investors are comprised of Charterhouse Equity Partners III, L.P. and Chef Nominees Limited (collectively, CEP Members) and WHO Management, LLC
(WHO). As of December 31, 1998, CEP Members have invested $29,000,000, and WHO has invested $2,000,000 in WEB. WEB has, in turn, invested $31,000,000 in the Company. CEP Members have allocated an additional $11,000,000 to invest in WEB, and have funded the remaining amount pursuant to a stock subscription agreement (see Notes 7 and 12).

     Since its formation, the Company has been in the process of developing a Web hosting business. The Company continues to build its Web hosting business primarily through the acquisition of the Web hosting assets of Internet service providers, system integrators and Web hosting companies. The primary sources of revenue are from recurring fees charged to customers for hosting their Web sites on the Company's server systems. The Company focuses on delivering high-quality, reliable and flexible Web hosting services.

     Prior to 1998, the Company was in the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sage Networks Acquisition Corp. and B.N. Technology, Inc., dba ICOM. All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

  Fair Value of Financial Instruments

     Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk are comprised principally of cash, cash equivalents and accounts receivable. As of December 31, 1998, the Company's cash and cash equivalents are deposited with various domestic financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many geographic areas. The Company monitors customer payment history, generally does not require collateral and establishes reserves for uncollectible accounts as warranted. In addition to individual customers, the Company also provides Web hosting services to resellers, who, in turn, provide services to their own customers.

                              SAGE NETWORKS, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets as follows:

Network software and equipment............  3 years
Furniture, fixtures and office              3 years
  equipment...............................
Leasehold improvements....................  Lesser of remaining lease-term or useful life

  Internally Developed Software

     In 1998, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1) issued by the American Institute of Certified Public Accountants. SOP 98-1 permits the capitalization of certain internally developed costs related to the development of internally used software. During 1998, the Company capitalized approximately $650,000 of project costs related to software developed internally.

  Intangible Assets

     Intangible assets consist primarily of customer lists, covenants not to compete, other identifiable intangibles and goodwill, which arose from the acquisitions of several Web hosting companies and are being amortized on a straight-line basis over periods ranging from two to ten years (see Note 4).

  Impairment of Long-Lived Assets

     The Company continually reviews the carrying value of long-lived assets, including furniture, fixtures and equipment, and intangible assets to determine whether there are any indications of impairment losses. If indications of impairment are present in long-lived assets, the estimated future undiscounted cash flows associated with the corresponding assets would be compared to its carrying amount to determine if a write-down to fair value is necessary.

  Revenue Recognition

     Revenues consist primarily of Web hosting and set-up fees. The Company generally sells its Web hosting services for contractual periods ranging from one to twelve months. Revenues from these services are recognized ratably over the contractual period. Payments received and billings in advance of providing services are deferred until the period such services are provided. Set-up fees, which cover costs incurred by the Company to establish a customer's web site and are non-refundable, are recognized when the set-up services are performed.

                              SAGE NETWORKS, INC.

  Advertising Expenses

     All advertising costs are expensed as incurred. Advertising expenses for the year ended December 31, 1998 amounted to $672,000. No advertising costs were incurred in the period December 8, 1997 (inception) through December 31, 1997.

  Start-Up and Acquisition Integration Costs

     In connection with acquisitions made by the Company during the year ended December 31, 1998 (see Note 4), the Company incurred payroll, consulting and travel costs to start-up and integrate the acquisitions into the Company.

  Income Taxes

     The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Net Loss Per Share

     Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding. Diluted loss per share does not differ from basic loss per share since potential common shares to be issued upon exercise of stock options are anti-dilutive for the periods presented.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation plan utilizing the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation (SFAS 123).

  Reclassifications

     Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

3. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following at December 31:

                                                               1997         1998
                                                              -------    ----------
Network software and equipment..............................  $18,073    $5,213,879
Furniture, fixtures and office equipment....................   10,840       303,742
Leasehold improvements......................................                283,391
                                                              -------    ----------
                                                               28,913     5,801,012
  Less accumulated depreciation and amortization............    1,850       697,889
                                                              -------    ----------
                                                              $27,063    $5,103,123
                                                              =======    ==========

     Depreciation expense amounted to $1,850 and $696,039 in 1997 and 1998, respectively.

                              SAGE NETWORKS, INC.

4. INTANGIBLE ASSETS

     The Company has allocated the purchase price of acquired companies to identifiable tangible assets and liabilities and intangible assets based on the nature and the terms of the various purchase agreements and evaluation of the acquired businesses. Amounts not allocated to tangible assets and liabilities and identifiable intangible assets have been recorded as goodwill.

     Intangible assets consist of the following at December 31, 1998:

                                                                            AMORTIZATION
                                                                               PERIOD
                                                                            ------------
Covenants not to compete...................................  $ 3,759,202     2-3 Years
Customer lists.............................................    3,295,369      10 Years
Assembled work force.......................................    1,127,031       5 Years
Trade names................................................      573,982       5 Years
Goodwill...................................................    6,296,070      10 Years
                                                             -----------
                                                              15,051,654
Less accumulated amortization..............................    1,416,882
                                                             -----------
                                                             $13,634,772
                                                             ===========
Amortization expense amounted to $1,416,882 in 1998.

5. ACQUISITIONS

     During the year ended December 31, 1998, the Company made the following acquisitions, each of which was accounted for using the purchase method of accounting. The operations of each of the acquired companies are included in the operating results of the Company from the date of acquisition noted.

     On February 13, 1998, the Company purchased certain Web hosting assets of Omnetrix, Inc., dba DirectNet, a Web hosting provider, for cash of approximately $78,000.

     On April 7, 1998, the Company purchased the operating assets of Clever Computers, Inc., a Web hosting company, for cash of approximately $2,500,000. Pursuant to a three-year employment agreement, a shareholder of Clever received 150,000 shares of the Company's Common Stock, valued at $3.32 per share, which vests and is being accounted for as compensation expense over the term of the employment agreement.

     On April 30, 1998, the Company purchased certain Web hosting assets from KnowledgeLink Interactive, Inc. for cash of approximately $612,000.

     On May 1, 1998, the Company purchased the operating assets of Tri Star Web Creations, Inc., a Web hosting company, for cash of approximately $955,000 and 9,000 shares of the Company's Common Stock, having a valuation of $4.07 per share.

     On June 10, 1998, the Company purchased certain Web hosting assets of HostAmerica, the Web hosting division of HomeCom Communications, Inc., for cash of approximately $4,250,000.

     On June 29, 1998, the Company purchased the operating assets of All Information Systems, Inc., a Web hosting company, for cash of approximately $171,000 and 115,707 shares of the Company's Common Stock, having a valuation of $5.00 per share.

     On July 1, 1998, the Company purchased certain Web hosting assets of Software Business Technologies, Inc. for 12,000 shares of the Company's Common Stock, having a valuation of $5.00 per share.

     On July 1, 1998, the Company purchased certain Web hosting assets of DevCom, the Web hosting division of Nextron, Inc., for cash of approximately $600,000.

                              SAGE NETWORKS, INC.

     On July 30, 1998, the Company purchased certain Web hosting assets of BestWare, Inc., dba Maikon, for cash of approximately $374,000 and 5,490 shares of the Company's Common Stock, having a valuation of $5.38 per share.

     On August 31, 1998, the Company purchased all of the outstanding stock of B.N. Technology, Inc., dba ICOM, a Web hosting company, for cash of approximately $2,000,000. The purchase agreement also provides for additional payments of cash of up to $2,000,000 to the shareholders of ICOM if certain earnings targets are achieved. As of December 31, 1998, the earnings targets for periods then ended had been achieved and $1,000,000 has been accrued. This amount has been recorded as an intangible asset and any future payments under this agreement will be similarly recorded. Pursuant to one-year employment agreements, two shareholders of ICOM received a total of 300,000 shares of the Company's Common Stock valued at $6.47 per share, which vest and is being accounted for as compensation expense over the terms of the agreements.

     On September 16, 1998, the Company purchased certain Web hosting assets of GEN International, Inc. (GEN) for cash of $455,000 and substantially all the assets of Global Entrepreneurs Network, Inc. (a wholly-owned subsidiary of GEN) for $295,000. Pursuant to a consulting agreement with a shareholder of GEN, the Company issued 25,000 shares of the Company's Common Stock, having a valuation of $6.66 per share, which vests and is being accounted for as compensation expense over the term of the consulting agreement.

     On December 17, 1998, the Company purchased certain Web hosting assets of Dialtone, Inc. a Web hosting company for cash of $375,000.

     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the above acquisitions had occurred on January 1, 1997:

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                              1997            1998
                                                           -----------    ------------
Service revenues.........................................  $ 5,891,222    $  8,893,389
Net loss.................................................   (6,255,102)    (11,211,583)
Net loss per share -- basic and diluted..................  $     (1.73)   $      (1.23)

6. ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31:

                                                               1997         1998
                                                              -------    ----------
Amounts due to former owners under contingent consideration
  arrangements (see Note 5).................................             $1,000,000
Compensation................................................                226,641
Communications costs........................................                121,000
Other.......................................................  $26,507       953,866
                                                              -------    ----------
                                                              $26,507    $2,301,507
                                                              =======    ==========

7. STOCKHOLDERS' EQUITY

  Common Stock

     Pursuant to a Stock Subscription Agreement dated December 8, 1997 between the Company and WEB, WEB purchased 15,600,000 shares of the Company's Common Stock during the year ended December 31, 1998 and 3,000,000 shares during the period December 8, 1997 (inception) to December 31, 1997, all at $1.67 per share. WEB is entitled to purchase an additional 6,600,000 shares at $1.67 pursuant to the Stock Subscription Agreement (see Note 12).

                              SAGE NETWORKS, INC.

     The Board of Directors approved a three-for-one stock split of the Company's Common Stock on July 28, 1998. The accompanying financial statements have been retroactively restated to give effect to the stock split.

  Stock Option Plan

     On February 1, 1998, the Company adopted the Sage Networks, Inc. 1998 Stock Option Plan (the Plan), which is administered by the Board of Directors (the Committee). Under the terms of the Plan, the Committee may grant stock options to officers, employees and consultants of the Company. The Plan permits the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs). As of December 31, 1998, the Company has reserved 1,500,000 shares of Common Stock for issuance under the Plan. Stock options may not be granted at less than 100% of the fair market value of the Common Stock on the date of the grant and may not expire more than ten years from the date of the grant. Options granted under the Plan generally will become exercisable over a four-year period in equal annual installments unless the Committee specifies a different vesting schedule. In the event of a change in control of the Company, each option becomes immediately vested and exercisable. The Plan has a term of ten years, subject to earlier termination or amendment by the Committee, and all options under the Plan prior to its termination remain outstanding until they have been exercised or terminated.

     During the year ended December 31, 1998, the Company granted 440,500 options at prices ranging from $1.67 to $6.67 per share. The weighted-average exercise price of the options granted was $4.11. No options were exercised, canceled or forfeited during the year ended December 31, 1998. No options are vested at December 31, 1998.

  Stock-Based Compensation

     As discussed in Note 2, the Company applies APB 25 and related interpretations in accounting for its stock option plan. Accordingly, since the Company grants stock options with exercise prices at least equal to fair value at the date of grant, no compensation expense has been recognized relating to option grants in 1998.

     As required under FAS 123, the following pro forma net loss and net loss per share presentations reflect the amortization of the option grant fair value as expense. For purposes of this disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows for the year ended December 31, 1998:

Pro forma net loss..........................................  $(9,756,000)
Pro forma net loss per share -- basic and diluted...........  $     (1.11)

     The weighted average grant date value was $0.83 for stock options issued in 1998, and the weighted-average remaining contractual life for options outstanding as of December 31, 1998 is 9.4 years. Significant assumptions used in determining this value include a risk free interest rate of 5.6%, expected life of the options of four years, and a dividend rate of zero.

     The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures in future years as the period presented includes only one year of option grants under the Plan.

8. INCOME TAXES

     As of December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $7,700,000. The net operating loss carryforwards will expire at various dates beginning in the years 2003 through 2018 if not utilized.

                              SAGE NETWORKS, INC.

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes consist of the following at December 31, 1998:

Deferred tax assets:
  Net operating loss carryforwards..........................    $3,063,000
  Depreciation..............................................       (14,000)
  Other, net................................................       813,000
                                                                ----------
Total deferred tax assets, net..............................     3,862,000
Valuation allowance.........................................    (3,862,000)
                                                                ----------
Net deferred tax asset......................................    $       --
                                                                ==========

     The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that a full valuation allowance has been recorded. The Company will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results.

9. LEASES

     The Company leases its data centers and certain office space under noncancelable operating leases, which expire at various dates through June 2009. Some of the leases contain renewal options. Total rent expense for all operating leases was approximately $7,000 and $420,000 for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, respectively. In connection with one of the leases, the Company has given the landlord a standby letter of credit in the amount of approximately $100,000 in lieu of a security deposit.

     Future minimum lease commitments for noncancelable operating leases are as follows at December 31, 1998:

1999........................................................    $  956,764
2000........................................................       877,488
2001........................................................       847,484
2002........................................................       816,334
2003........................................................       569,958
Thereafter..................................................     2,079,107
                                                                ----------
          Total minimum lease payments......................    $6,147,135
                                                                ==========

10. RELATED-PARTY TRANSACTIONS

     In connection with the acquisitions of certain Web hosting assets of various entities (see Note 5), the Company paid or accrued transaction fees of approximately $319,000 to Charterhouse Group International, Inc., a related party of WEB. These fees are included in the respective purchase price allocations as capitalized transaction costs.

     The Company receives consulting services from Sage Equities, Inc. and Intensity Ventures, Inc., whose principals are the co-chairmen of the Company and members of WHO, for the purpose of identifying and executing potential acquisitions. Sage Equities, Inc. and Intensity Ventures, Inc. are each paid fees of $10,000 (plus expenses) per month for such services. For the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company incurred costs under these agreements of $25,000 and $120,0000, respectively, for Sage Equities, Inc., and $17,000 and $232,000 (of which $112,000 were

                              SAGE NETWORKS, INC.

expenses), respectively, for Intensity Ventures. At December 31, 1997, these entities were owed a total of $84,959 by the Company for such consulting services, which was paid in 1998.

     The Company also receives consulting services from one other member of WHO. During the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company incurred costs relating to these services totaling approximately $8,000 and $44,000, respectively.

11. EMPLOYEE BENEFIT PLAN

     In 1998, the Company instituted a 401k Plan for all employees who have attained age 21 and have been employed by the Company or by an acquired business for one month. Participating employees may make contributions to the plan up to 15% of their compensation. The Plan provides that the Company may make discretionary contributions to the Plan on behalf of participating employees. The Company did not make any such contributions for the year ended December 31, 1998.

12. SUBSEQUENT EVENTS

     On January 28, 1999, the Company's Board of Directors and Stockholders approved an amendment to the Company's certificate of incorporation (Charter) to increase the number of authorized shares to 35,000,000 shares of Common Stock and up to 2,647,658 shares of Preferred Stock, all of which is designated as Series A Convertible Preferred Stock (Series A Preferred).

     On January 28, 1999, pursuant to a Securities Purchase Agreement (the Purchase Agreement) the Company sold to Softbank Technology Ventures IV L.P. and one of its affiliates (the Series A Investors), 2,647,658 shares of its Series A Preferred at a price of $4.91 per Series A Preferred share and issued 749,625 Common Stock warrants of the Company for cash of $13,000,000. The Series A Preferred is convertible at any time, at the option of the holder, into the Company's Common Stock, subject to anti-dilution provisions as set forth in the Charter. In the event of a qualifying public offering (as defined in the Charter), however, the Series A Preferred is automatically converted into Common Stock. If the Series A Preferred is not converted before January 28, 2006, a majority in interest of the holders thereof may request the Company to redeem the Series A Preferred at $4.91 per share plus any accrued but unpaid dividends on such shares. Because of the redemption features of the Series A Preferred, it will not be reported as a component of stockholders' equity. The warrants are immediately exercisable at a price of $6.67 per share. The warrants expire on the earlier of three years subsequent to the consummation of the Company's initial public offering or January 28, 2003. The Company, the Series A Investors and WEB have entered into an Investors Agreement dated January 28, 1999, which provides the Series A Investors to nominate a director to the Company's Board of Directors and grants the Series A Investors preemptive rights and certain registration rights.

     On February 9, 1999, pursuant to its stock subscription agreement, WEB purchased the remaining 6,600,000 shares of the Company's Common Stock for an aggregate of $11,000,000 (see Note 7).

     The Company consummated the following acquisitions in the early part of February 1999, each of which will be accounted for using the purchase method of accounting:

          The purchase of certain assets of Telephonetics International, Inc., a provider of customized music and messages on hold recording services to businesses utilizing on-hold telephone equipment. The purchase price consists of cash of $3,000,000 and 140,000 shares of the Company's Common Stock.

          The purchase of all of the outstanding stock of Net Daemons Associates, Inc. (NDA), a provider of Web development and system integration activity for Internet and IP Networks. The purchase price consists of cash of $500,000 and 425,000 shares of the Company's Common Stock. In addition, the Company has agreed to pay certain officers of NDA $2,371,000 to induce them to enter into non-compete agreements and to pay approximately $436,000 to cancel certain NDA stock options. The agreement also

                              SAGE NETWORKS, INC.

     provides for contingent purchase consideration of $500,000 in cash and 74,963 shares of the Company's Common Stock if specified gross revenue and gross margin targets are achieved in the twelve-month period following the acquisition. The payment of contingent consideration, if any, will be recorded as additional purchase price.

          The purchase of the Web hosting assets of Digiweb, Inc., a Web hosting company. The purchase price consists of cash of approximately $5,000,000 and 450,000 shares of the Company's Common Stock. The agreement provides for contingent purchase consideration of $1,000,000 if specified revenue and earnings targets are achieved in the year ending December 31, 1999. The payment of contingent consideration, if any, will be recorded as additional purchase price.

     In March 1999, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Common Stock to 100,000,000, and, on March 10, 1998, the Company acquired substantially all of the assets and assumed specified liabilities of Interliant, Inc., a provider of groupware hosting and application outsourcing services. The purchase price consisted of $100,000 in cash and 4,091,642 shares of the Company's Common Stock, and options to purchase up to 2,322,179 shares of the Company's Common Stock. In addition, the Company paid $7,900,000 on an outstanding note payable of Interliant, Inc. at closing and will pay the balance of the note ($8,000,000) at the earlier of the completion of an initial public offering of the Company's Common Stock or September 1999. The transaction will be accounted for using the purchase method of accounting. In connection with this acquisition, the Company changed its name to Interliant, Inc.

                              SAGE NETWORKS, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     During the period from inception through March 10, 1999, Sage Networks Inc. ("Sage" or the "Company") completed numerous business combinations, whereby the Company acquired shares of common stock, or certain net assets of entities operating in the Internet industry. Business combinations are accounted for using the purchase method of accounting.

     The unaudited pro forma consolidated balance sheet assumes that acquisitions completed in 1999 occurred on December 31, 1998, and includes the December 31, 1998 historical consolidated balance sheets of Sage and the acquired businesses adjusted for the pro forma effects of these acquisitions, including the payment of approximately $8.0 million of Interliant Texas' short term notes payable on the date of the closing of the transaction. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 assumes that the acquisitions completed in 1998 and 1999 had occurred on January 1, 1998, and includes the historical consolidated statements of operations of Sage, adjusted for the pro forma effects of the acquisitions. The unaudited pro forma consolidated balance sheet also reflects the sale in January and February 1999 of the Series A Redeemable Convertible Preferred Stock and the purchase of Common Stock by Web Hosting Organization LLC. (See notes 5 and 12 of notes to the consolidated financial statements)

     The unaudited pro forma consolidated statement of operations is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and is not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Sage, and of certain acquired businesses, included elsewhere in this prospectus. The unaudited pro forma adjustments are based upon preliminary estimates and certain assumptions that management of Sage believes are reasonable in the circumstances. The actual adjustments may be revised upon completion of the purchase price allocations.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                     ACQUISITIONS COMPLETED IN 1999 (2)
                              SAGE       1998 COMPLETED    ------------------------------------------------------    PRO FORMA
                           HISTORICAL    ACQUISITIONS(1)   TELEPHONETICS   NET DAEMONS    DIGIWEB     INTERLIANT    ADJUSTMENTS
                           -----------   ---------------   -------------   -----------   ----------   -----------   ------------
Service revenues.........  $ 4,905,027     $ 3,988,362      $2,769,606     $5,770,024    $2,685,676   $21,172,869
Costs and expenses:
  Cost of service
    revenues.............    3,236,385       1,161,230         823,161      3,211,532       923,310    11,880,983
  Sales and marketing....    2,555,035          84,858                                       31,577     6,722,997
  General and
    administrative.......    5,120,595       3,578,842       2,605,725      2,161,094       578,993     4,137,686   $  1,437,427(3)
  Depreciation...........      696,039         142,099          74,758        135,129       246,329     2,525,530
  Amortization of
    intangibles..........    1,416,882                                                                                11,739,645(4)
  Start up and
    acquisition costs....    1,727,970
                           -----------     -----------      ----------     ----------    ----------   -----------   ------------
Total costs and
  expenses...............   14,752,906       4,967,029       3,503,644      5,507,755     1,780,209    25,267,178     13,177,072
                           -----------     -----------      ----------     ----------    ----------   -----------   ------------
Operating income(loss)...   (9,847,879)       (978,667)       (734,038)       262,269       905,467    (4,094,309)   (13,177,072)
Interest
  income(expense)........      138,073        (180,987)         (7,369)      (101,485)      (16,829)     (715,643)       891,183(5)
Equity in loss of joint
  venture................                                                                                (144,735)
Gain on litigation
  settlement.............                                                                                 600,000       (600,000)(6)
Income (loss) before
  income tax.............   (9,709,806)     (1,159,654)       (741,407)       160,784       888,638    (4,354,687)   (12,885,889)
Provision for income
  tax....................                                                     100,800                                   (100,800)(7)
                           -----------     -----------      ----------     ----------    ----------   -----------   ------------
Net income(loss).........  $(9,709,806)    $(1,159,654)     $ (741,407)    $   59,984    $  888,638   $(4,354,687)  $(12,785,089)
                           ===========     ===========      ==========     ==========    ==========   ===========   ============
Net loss per
  share -- basic and
  diluted................
Number of shares.........


                            PRO FORMA
                           ------------
Service revenues.........  $ 41,291,564
Costs and expenses:
  Cost of service
    revenues.............    21,236,601
  Sales and marketing....     9,394,467
  General and
    administrative.......    19,620,344
  Depreciation...........     3,819,884
  Amortization of
    intangibles..........    13,156,527
  Start up and
    acquisition costs....     1,727,970
                           ------------
Total costs and
  expenses...............    68,955,793
                           ------------
Operating income(loss)...   (27,664,229)
Interest
  income(expense)........         6,843
Equity in loss of joint
  venture................      (144,735)
Gain on litigation
  settlement.............            --
Income (loss) before
  income tax.............   (27,802,021)
Provision for income
  tax....................            --
                           ------------
Net income(loss).........  $(27,802,021)
                           ============
Net loss per
  share -- basic and
  diluted................  $      (1.77)
Number of shares.........    15,749,406

                              SAGE NETWORKS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998

                                    SAGE
                                 HISTORICAL    TELEPHONETICS   NET DAEMONS   DIGIWEB    INTERLIANT
                                 -----------   -------------   -----------   --------   -----------
ASSETS
Current assets
Cash and cash equivalents......  $ 6,813,360    $   106,812    $  274,100    $134,343   $   972,467
Accounts receivable............      806,322        538,845       893,579      50,939     3,524,173
Prepaid Expenses...............      639,662         85,033        73,901      19,365       391,359
                                 -----------    -----------    ----------    --------   -----------
       Total current assets....    8,259,344        730,690     1,241,580     204,647     4,887,999
Furniture, fixtures and
 equipment, net................    5,103,123         68,598       222,749     653,493     5,661,351
Intangibles, net...............   13,634,772                           --          --
Other assets...................      222,172                       38,650      61,662       149,067
                                 -----------    -----------    ----------    --------   -----------
       Total assets............  $27,219,411    $   799,288    $1,502,979    $919,802   $10,698,417
                                 ===========    ===========    ==========    ========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable..................                 $   140,000    $   38,411    $157,470   $15,152,919
Accounts payable...............  $   787,412        137,610       263,317     121,673     1,909,514
Accrued expenses...............    2,301,507             --       405,858       6,087
Deferred revenue...............    1,414,969      1,583,570        52,127      66,381
                                 -----------    -----------    ----------    --------   -----------
       Total current
        liabilities............    4,503,888      1,861,180       759,713     351,611    17,062,433
Long term debt.................                                 1,014,712                   110,009
Redeemable, convertible
 preferred stock...............
Stockholders' equity:
Common stock...................      192,172          7,000     (770,108)      20,000       100,000
Additional paid in capital.....   34,160,334        557,815            --          --       400,000
Deferred compensation..........   (1,769,429)            --            --          --
Accumulated deficit............   (9,867,554)    (1,626,707)      498,662     548,191    (6,974,025)
                                 -----------    -----------    ----------    --------   -----------
       Total stockholders'
        equity.................   22,715,523     (1,061,892)     (271,446)    568,191    (6,474,025)
                                 -----------    -----------    ----------    --------   -----------
Total liabilities and
 stockholders' equity..........  $27,219,411    $   799,288    $1,502,979    $919,802   $10,698,417
                                 ===========    ===========    ==========    ========   ===========

                                      PRO FORMA ADJUSTMENTS
                                 -------------------------------
                                 ACQUISITIONS        EQUITY(10)     PRO FORMA
                                 ------------        -----------   ------------
ASSETS
Current assets
Cash and cash equivalents......  $(20,269,269)(8)(9) $24,000,000   $ 12,031,813
Accounts receivable............       (50,939)(9)                     5,762,919
Prepaid Expenses...............      (104,398)(9)                     1,104,922
                                 ------------        -----------   ------------
       Total current assets....   (20,424,606)        24,000,000     18,899,654
Furniture, fixtures and
 equipment, net................                                      11,709,314
Intangibles, net...............    63,643,676(8)                     77,278,448
Other assets...................       (61,662)(9)                       409,889
                                 ------------        -----------   ------------
       Total assets............  $ 43,157,408        $24,000,000   $108,297,305
                                 ============        ===========   ============
LIABILITIES AND STOCKHOLDERS' E
Current liabilities
Notes payable..................  $ (8,207,200)(8)(9)                  7,281,600
Accounts payable...............       (91,981)(9)                     3,127,545
Accrued expenses...............        (6,087)(9)                     2,707,365
Deferred revenue...............                                       3,117,047
                                 ------------        -----------   ------------
       Total current
        liabilities............    (8,305,268)                       16,233,557
Long term debt.................                                       1,124,721
Redeemable, convertible
 preferred stock...............                       13,000,000     13,000,000
Stockholders' equity:
Common stock...................       709,410(8)          66,000        324,474
Additional paid in capital.....    43,199,387(8)      10,934,000     89,251,536
Deferred compensation..........                                      (1,769,429)
Accumulated deficit............     7,553,879(8)                     (9,867,554)
                                 ------------        -----------   ------------
       Total stockholders'
        equity.................    51,462,676         11,000,000     77,939,027
                                 ------------        -----------   ------------
Total liabilities and
 stockholders' equity..........  $ 43,157,408        $24,000,000   $108,297,305
                                 ============        ===========   ============

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

 (1) Set forth below are the pre acquisition operations of acquired businesses completed in 1998 from January 1, 1998 through the date of acquisition.

                                                                  HOST AMERICA,
                                                                DIVISION OF HOME-
                           CLEVER COMPUTERS     TRISTAR WEB       COME COMMUN-      B.N. TECHNOLOGY,   GEN INTERNATIONAL
                                 INC.         CREATIONS, INC.     CATIONS, INC.         DBA ICOM             INC.
                           ----------------   ---------------   -----------------   ----------------   -----------------
Service revenues.........      $554,020          $256,953           $ 533,159          $  982,376          $ 776,503
                               --------          --------           ---------          ----------          ---------
Cost of service
  revenues...............       102,197           103,232             230,435              48,714            323,518
Sales and marketing......                                              52,770                                 32,088
General and
  administrative.........       387,236           183,521             629,727           1,089,428            785,972
Depreciation.............                           9,557              63,642              10,817             26,496
                               --------          --------           ---------          ----------          ---------
                                489,433           296,310             976,574           1,148,959          1,168,074
                               --------          --------           ---------          ----------          ---------
Operating income(loss)...        64,587           (39,357)           (443,415)           (166,583)          (391,571)
Interest income
  (expense)..............                            (368)           (156,399)             (4,051)           (12,557)
                               --------          --------           ---------          ----------          ---------
Net income(loss).........      $ 64,587          $(39,725)          $(599,814)         $ (170,634)         $(404,128)
                               ========          ========           =========          ==========          =========


                                 OTHER           TOTAL 1998
                              ACQUISITIONS      ACQUISITIONS
                           ------------------   ------------
Service revenues.........       $885,351        $ 3,988,362
                                --------        -----------
Cost of service
  revenues...............        353,134          1,161,230
Sales and marketing......                            84,858
General and
  administrative.........        502,958          3,578,842
Depreciation.............         31,587            142,099
                                --------        -----------
                                 887,679          4,967,029
                                --------        -----------
Operating income(loss)...         (2,328)          (978,667)
Interest income
  (expense)..............         (7,612)          (180,987)
                                --------        -----------
Net income(loss).........       $ (9,940)       $(1,159,654)
                                ========        ===========

 (2) Represents the results of operations for businesses acquired in 1999 for the year ended December 31, 1998.

 (3) To record amortization of stock based compensation awarded to employees and owners of acquired businesses in connection with employment and/or consulting agreements.

 (4) To record amortization of intangibles arising as a result of acquisitions for the period from January 1, 1998 to acquisition date based on amortization periods ranging from two to ten years.

Intangibles from 1998 acquisitions......................  $15,051,654
Intangibles from 1999 acquisitions......................   63,643,676
                                                          -----------
                                                          $78,695,330
                                                          ===========
Amortization:
1998 acquisitions from January 1, 1998 to respective
dates of acquisition, (amortization period 2-10
years)..................................................  $ 1,104,999
1999 acquisitions for the year ended December 31, 1998
(amortization period 5 years for covenant and 6 year
average for unallocated intangibles)....................   10,634,646
                                                          -----------
                                                          $11,739,645
                                                          ===========

(See Note 4 of Notes to Consolidated Financial Statements)

 (5) To record elimination of interest expense incurred by certain acquired businesses since all acquisitions were funded from cash realized on sale of the Company's Common Stock or the issuance of the Company's Common Stock to former owners. Interest incurred on debt assumed has not been eliminated.

 (6) To record elimination of gain on litigation settlement as it is not a recurring item.

 (7) To record elimination of income tax provision due to consolidated pre tax loss.

NOTES TO PRO FORMA BALANCE SHEET

 (8) To reflect payment of cash and issuance of the Company's Common Stock for acquisitions completed in 1999, elimination of acquired companies' net equity and recording the estimated intangible assets arising from the acquisitions as follows:


Purchase consideration:
  Cost including transaction costs..........................  $12,082,000
  Common stock (6,630,210 shares including 1,523,568 shares
     issuable upon exercise of substitute options issued in
     connection with the Interliant Texas acquisition)......   44,223,500
                                                              -----------
          Total.............................................   56,305,500
  Allocated to intangible assets............................   63,643,676
                                                              -----------
  Allocated to tangible assets..............................  $(7,338,176)
                                                              ===========
  Payment of debt of seller at closing......................  $ 8,000,000

 (9) To record elimination of assets and liabilities excluded from the purchase transactions.

(10) To record sale of 2,647,658 shares of the Company's Series A Redeemable, Convertible Preferred Stock in January 1999 and the receipt of cash upon the sale of the Company's Common Stock pursuant to a subscription agreement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
Clever Computers, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheet of Clever Computers, Inc. as of December 31, 1996 and 1997 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clever Computers, Inc. as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

BSC & E
Atlanta, Georgia
March 19, 1998

                             CLEVER COMPUTERS, INC.
                                ATLANTA, GEORGIA

                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1997

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
ASSETS
Current Assets
  Cash -- operating.........................................  $  72,263    $  50,425
  Cash -- payroll...........................................     50,655       42,693
  Accounts receivable, net of allowance for doubtful
     accounts of $16,199 in 1997............................     25,659       91,792
  Prepaid expenses..........................................      3,127        6,485
  Prepaid income taxes......................................                     878
  Deferred income taxes.....................................                   4,050
                                                              ---------    ---------
          Total current assets..............................    151,704      196,323
                                                              ---------    ---------
Property and Equipment
  Furniture.................................................      1,868        2,617
  Computer equipment........................................    231,871      422,105
  Computer software.........................................     30,101       34,365
                                                              ---------    ---------
                                                                263,840      479,087
  Accumulated depreciation and amortization.................   (115,387)    (231,264)
                                                              ---------    ---------
                                                                148,453      247,823
                                                              ---------    ---------
Other Assets
  Other assets..............................................     14,782        4,668
  Organization costs, net of accumulated amortization of
     $292 and $391..........................................        196           97
                                                              ---------    ---------
                                                                 14,978        4,765
                                                              ---------    ---------
                                                              $ 315,135    $ 448,911
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $  33,941    $  66,808
  Accrued consulting fee....................................     34,000      100,000
  Deferred revenues.........................................     95,536      127,324
  Income taxes payable......................................     15,906
  Accrued payroll and payroll taxes.........................     42,363       35,249
  Advances to stockholder...................................     22,520        2,358
                                                              ---------    ---------
          Total current liabilities.........................    244,266      331,739
                                                              ---------    ---------
Stockholder's Equity
  Common stock, no par value; 10,000 shares authorized;
     1,000 shares issued and outstanding....................      5,000        5,000
  Retained earnings.........................................     65,869      112,172
                                                              ---------    ---------
                                                                 70,869      117,172
                                                              ---------    ---------
                                                              $ 315,135    $ 448,911
                                                              =========    =========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                              STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenues....................................................  $1,128,108    $2,156,982
Operating expenses..........................................   1,045,357     2,088,928
                                                              ----------    ----------
  Income from operations....................................      82,751        68,054
Other income and (expense)..................................         185          (937)
                                                              ----------    ----------
  Income before provision for income taxes..................      82,936        67,117
Provision for income taxes..................................      15,906        20,814
                                                              ----------    ----------
  Net income................................................  $   67,030    $   46,303
                                                              ==========    ==========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                         STATEMENT OF RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

Balance, December 31, 1995..................................    $ (1,161)
  Add net income............................................      67,030
                                                                --------
Balance, December 31, 1996..................................      65,869
  Add net income............................................      46,303
                                                                --------
Balance, December 31, 1997..................................    $112,172
                                                                ========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                            STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net income................................................  $  67,030    $  46,303
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income taxes..................................                  (4,050)
     Bad debts..............................................                  16,199
     Gain on sale of assets.................................                  (1,426)
     Depreciation and amortization..........................     61,884      117,401
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (24,218)     (82,332)
       Prepaid expenses.....................................     (3,127)      (3,358)
       Prepaid income taxes.................................       (878)
       Other assets.........................................    (11,217)      10,114
       Accounts payable.....................................     11,931       16,961
       Accrued consulting fees..............................     34,000       66,000
       Deferred revenues....................................     90,536       31,788
       Income taxes payable.................................     15,906
       Accrued payroll and payroll taxes....................     30,454       (7,115)
       Advances to stockholder..............................     12,436      (20,162)
                                                              ---------    ---------
          Net cash provided by operating activities.........    285,615      185,445
                                                              ---------    ---------
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (185,856)    (219,206)
  Proceeds from sale of assets..............................                   3,961
                                                              ---------    ---------
          Net cash used in investing activities.............   (185,856)    (215,245)
                                                              ---------    ---------
Cash flows from financing activities........................         --           --
                                                              ---------    ---------
Increase (decrease) in cash.................................     99,759      (29,800)
Cash, beginning of year.....................................     23,159      122,918
                                                              ---------    ---------
Cash, end of year...........................................  $ 122,918    $  93,118
                                                              =========    =========
Cash paid during the year for:
  Interest..................................................  $      51    $   2,500
  Income taxes..............................................         --       36,931

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

     Clever Computers, Inc. was incorporated October 25, 1993 in the State of Georgia. The Company is engaged in the business of Internet Web hosting.

  Property and equipment

     Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets by accelerated and straight line methods.

  Statement of cash flows

     The Company considers instruments with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows.

  Income taxes

     Income taxes are accounted for in accordance with provisions of Statement of Financial Accounting Standards No. 109. Deferred income taxes have been provided for the difference in bad debt expense for income tax and financial statement reporting purposes.

  Organization costs

     Organization costs are being amortized on a straight line basis over five years.

  Deferred revenues

     As part of their standard service agreements with customers, the Company bills for all services for three months in advance. As a result, a portion of revenues collected and billed for as of year end relates to services not yet performed. The deferred revenue associated with these services is recognized on the balance sheet as a current liability.

  Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

NOTE 2. LEASES

     The Company leases office facilities and certain equipment. Renewal options are available on some of these leases.

     Future minimum lease payments required on noncancelable operating leases having initial or remaining terms in excess of one year as of December 31, 1997, are as follows:

1998......................................................  $175,923
1999......................................................    33,555
2000......................................................     1,600
                                                            --------
                                                            $211,078
                                                            ========

                             CLEVER COMPUTERS, INC.

     Rent expense of $40,508 and $97,655 in 1996 and 1997, respectively, is included in operating expenses in the accompanying statements of income.

NOTE 3. INCOME TAXES

     The Company's provision for income taxes consisted of the following amounts:

                                                              YEARS ENDED
                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Current..................................................  $11,860    $24,864
          Deferred benefit...............................   (4,046)    (4,050)
                                                           -------    -------
          Provision for income taxes.....................  $15,906    $20,814
                                                           =======    =======

NOTE 4. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company was approached by certain parties regarding the potential sale of the Company. As of the report date, no formal agreement was in place and negotiations were ongoing.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sage Networks, Inc.

     We have audited the accompanying balance sheets of Tri Star Web Creations, Inc. as of December 31, 1996 and 1997, and the related statements of operations, and changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri Star Web Creations, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Urbach Kahn & Werlin PC
New York, New York
July 13, 1998

                          TRI STAR WEB CREATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                               1996       1997
                                                              ------    --------
ASSETS
Current Assets
  Cash......................................................  $  391    $    997
  Accounts receivable, net of an allowance for doubtful
     accounts of $6,000 and $9,747..........................   9,125      41,770
  Prepaid expenses..........................................      --       3,365
                                                              ------    --------
          Total current assets..............................   9,516      46,132
Other assets................................................      --       4,182
Fixed assets, net of accumulated depreciation...............      --      95,036
                                                              ------    --------
          Total assets......................................  $9,516    $145,350
                                                              ------    --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Notes payable to related parties, current.................  $   --    $ 18,510
  Equipment purchase/obligations............................      --      55,236
  Accounts payable..........................................   1,500      42,771
  Deferred revenue..........................................   2,420      26,131
                                                              ------    --------
          Total current liabilities.........................   3,920     142,648
                                                              ------    --------
Long-term Liabilities
  Note payable to related party, net of current portion.....      --       1,795
                                                              ------    --------
          Total liabilities.................................   3,920     144,443
                                                              ------    --------
Stockholders' Equity
  Capital stock, no par value; 100 shares authorized, 3
     shares issued and outstanding..........................     100         100
  Retained earnings.........................................   5,496         807
                                                              ------    --------
          Total stockholder's equity........................   5,596         907
                                                              ------    --------
          Total liabilities and stockholder's equity........  $9,516    $145,350
                                                              ======    ========

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

            STATEMENT OF OPERATIONS AND CHANGES IN RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                               1996        1997
                                                              -------    --------
Service revenues............................................  $51,492    $178,251
                                                              -------    --------
Selling expenses............................................    7,727      25,234
General and administrative expenses.........................   23,021     140,972
                                                              -------    --------
                                                               30,748     166,206
                                                              -------    --------
Operating income............................................   20,744      12,045
Interest expense............................................       --       1,424
                                                              -------    --------
          Net income........................................   20,744      10,621
Retained earnings (accumulated deficit), beginning of
  year......................................................     (420)      5,496
Distributions...............................................  (14,828)    (15,310)
                                                              -------    --------
Retained earnings, end of year..............................  $ 5,496    $    807
                                                              =======    ========

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 20,744    $ 10,621
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Bad debts..............................................     6,000       3,747
     Depreciation...........................................        --       4,337
     Changes in:
       Accounts receivable..................................   (15,125)    (36,392)
       Prepaid expenses.....................................        --      (3,365)
       Other assets.........................................        --      (4,182)
       Accounts payable.....................................       180      41,271
       Deferred revenue.....................................     2,420      23,711
                                                              --------    --------
          Net cash provided by operating activities.........    14,219      39,748
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets..................................        --     (37,603)
                                                              --------    --------
          Net cash used in investing activities.............        --     (37,603)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from related party borrowings....................        --      25,000
  Principal payments on related party borrowings and
     equipment purchase obligations.........................        --     (11,229)
  Cash distributions paid...................................   (14,828)    (15,310)
                                                              --------    --------
          Net cash used in financing activities.............   (14,828)     (1,539)
                                                              --------    --------
          Net increase (decrease) in cash...................      (609)        606
Cash, beginning of year.....................................     1,000         391
                                                              --------    --------
Cash, end of year...........................................  $    391    $    997
                                                              ========    ========
Supplemental disclosures of cash flow information
  Cash payments for:
     Interest...............................................  $     --    $  1,424
                                                              --------    --------
Supplemental schedule of noncash investing and financing
  activities
  Equipment purchase obligations incurred for use of
     equipment..............................................  $     --    $ 61,770
                                                              --------    --------

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1. DESCRIPTION OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Description of Operations: Tri Star Web Creations, Inc. (the "Company") is primarily engaged in the business of providing web hosting services for companies and individuals nationwide placing websites on the Internet.

  Summary of Significant Accounting Policies

     Revenue Recognition: The Company recognizes service revenues ratably as hosting services are provided.

     Concentrations of Credit Risk: The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Fixed Assets: Fixed assets are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from five to seven years.

     Income Taxes: The Company, with the consent of its stockholders, has elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholder separately accounts for the Company's items of income, deduction, losses and credits. Therefore, no provision or liability for Federal tax is reflected in the financial statements. A provision for state taxes is included in operating expenses.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2. FIXED ASSETS

     Fixed assets consist of the following at December 31:

                                                      1997
                                                     -------
Computers..........................................  $98,369
Furniture and fixtures.............................    1,004
                                                     -------
                                                      99,373
Less accumulated depreciation......................    4,337
                                                     -------
                                                     $95,036
                                                     =======

NOTE 3. NOTES PAYABLE, RELATED PARTIES

     Loans from related parties at December 31, 1997 are represented by a $15,305 obligation secured by substantially all assets of the Company with interest at 8.25% and an unsecured non-interest bearing obligation of $5,000.

                          TRI STAR WEB CREATIONS, INC.

     Notes payable, related parties at December 31, 1997 mature as follows:

                                                      1997
                                                     -------
Total..............................................  $20,305
Less amounts due currently.........................   18,510
                                                     -------
Amounts maturing in 1999...........................  $ 1,795
                                                     =======

NOTE 4. EQUIPMENT PURCHASE OBLIGATIONS

     The Company finances a portion of its computer equipment under twelve month equipment purchase obligations.

NOTE 5. OPERATING LEASE

     The Company leases its office facility under an operating lease which expires in January 2003. In addition to base rent, the leasing arrangements obligate the Company to pay all taxes, insurance, utilities and maintenance costs. The future minimum base rent payments under the lease are as follows:

                                                     AMOUNT
                                                    --------
1998..............................................  $ 21,281
1999..............................................    22,961
2000..............................................    23,556
2001..............................................    24,169
2002..............................................    25,936
                                                    --------
                                                    $117,903
                                                    ========

NOTE 6. SUBSEQUENT EVENT

     In May 1998, the Company sold substantially all of its assets to Sage Networks, Inc. ("Sage") for cash and assumption of certain of its liabilities and common stock in Sage. The net consideration for this sale exceeded the carrying amounts of the related assets at December 31, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HomeCom Communications, Inc.

     In our opinion, the accompanying statements of assets and liabilities and the related statements of revenues and expenses and of cash flows present fairly, in all material respects, the financial position of HostAmerica, a division of HomeCom Communications, Inc., at December 31, 1996 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been carved out of the historical financial statements of HomeCom Communications, Inc. As such, these financial statements represent a lesser business component and are not intended to be a complete presentation of the financial position or the results of operations or cash flows of the Company were it to operate on a stand-alone basis. A description of the significant assumptions used to prepare the carve-out financial statements is included in Note 1 to the financial statements.

     As discussed in Note 1 to the financial statements, substantially all the assets of HostAmerica were sold to Sage Acquisition Corp. on June 9, 1998.

PricewaterhouseCoopers LLP
Atlanta, Georgia
August 18, 1998

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                      STATEMENTS OF ASSETS AND LIABILITIES
                        AS OF DECEMBER 31, 1996 AND 1997

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Accounts receivable, net of allowance for
     uncollectibles.........................................    $ 54,306        $ 55,421
                                                                --------        --------
          Total current assets..............................      54,306          55,421
Computer equipment, net.....................................      62,610          83,662
                                                                --------        --------
          Total assets......................................    $116,916        $139,083
                                                                ========        ========
LIABILITIES AND BUSINESS UNIT EQUITY (DEFICIT)
Current liabilities:
  Deferred revenue..........................................    $ 62,063        $173,458
                                                                --------        --------
          Total current liabilities.........................      62,063         173,458
                                                                --------        --------
Commitments and contingencies
Business unit equity (deficit)..............................      54,853         (34,375)
                                                                --------        --------
          Total liabilities and business unit equity
            (deficit).......................................    $116,916        $139,083
                                                                ========        ========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                      STATEMENTS OF REVENUES AND EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
Hosting revenues........................................  $ 26,191    $ 304,399    $   692,140
Cost of hosting revenues................................    32,298      163,767        407,785
                                                          --------    ---------    -----------
Gross margin............................................    (6,107)     140,632        284,355
                                                          --------    ---------    -----------
Operating expenses:
  Sales and marketing...................................     7,187       99,005        407,375
  General and administrative............................    13,617      183,524        876,121
  Depreciation..........................................                 23,877         83,586
                                                          --------    ---------    -----------
          Total operating expenses......................    20,804      306,406      1,367,082
                                                          --------    ---------    -----------
Operating loss..........................................   (26,911)    (165,774)    (1,082,727)
Other expenses (income):
  Interest expense......................................       278        6,789        130,660
  Other expense (income), net...........................                   (868)       (22,431)
                                                          --------    ---------    -----------
Excess of expenses over revenues........................  $(27,189)   $(171,695)   $(1,190,956)
                                                          ========    =========    ===========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
Cash flows from operating activities:
  Excess of expenses over revenues......................  $(27,189)   $(171,695)   $(1,190,956)
  Adjustments to reconcile excess of expenses over
     revenues to net cash used in operating activities:
     Depreciation.......................................                 23,877         83,586
     Provision for bad debts............................     1,014       26,090        198,364
     Changes in assets and liabilities:
       Accounts receivables.............................    (6,032)     (73,274)      (201,583)
       Unearned revenue.................................     4,899       57,164        111,396
                                                          --------    ---------    -----------
          Net cash used in operating activities.........   (27,308)    (137,838)      (999,193)
                                                          --------    ---------    -----------
Cash flows from investing activities:
  Purchase of computer equipment........................        --      (77,147)       (55,589)
                                                          --------    ---------    -----------
          Net cash used in investing activities.........        --      (77,147)       (55,589)
                                                          --------    ---------    -----------
Cash flows from financing activities
  Allocated charges paid by HomeCom Communications,
     Inc., net of cash transferred......................    27,308      214,985      1,054,782
                                                          --------    ---------    -----------
          Net cash provided by financing activities.....    27,308      214,985      1,054,782
                                                          --------    ---------    -----------
Net increase (decrease) in cash.........................         0            0              0
Cash and cash equivalents at beginning of period........         0            0              0
                                                          --------    ---------    -----------
Cash and cash equivalents at end of period..............  $      0    $       0    $         0
                                                          ========    =========    ===========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     HostAmerica is a trade name of HomeCom Communications, Inc. ("HomeCom") under which HomeCom provides full service Internet Web site hosting services. The Web hosting operations of HomeCom conducted under the HostAmerica trade name are herein referred to as "HostAmerica" or "the Division".

     On June 9, 1998, HomeCom sold certain assets of the Division, consisting principally of hosting contracts, equipment and the trade name "HostAmerica" to Sage Acquisition Corp. for $4,500,000. Pursuant to the terms of the Asset Purchase Agreement (the "Agreement"), HomeCom retained all of the accounts receivable of HostAmerica existing as of May 31, 1998, and retained certain hosting contracts, and the right to perform hosting services in the future for companies in the financial services industry. The Agreement required the deposit of $250,000 of the proceeds to be held in escrow until May 1, 1999, for the purpose of indemnifying Sage Acquisition Corp. for representations and warranties made by HomeCom under the Agreement.

  Basis of Presentation

     Historically, financial statements were not prepared for the Division. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and have been "carved out" of the financial statements of HomeCom for each of the periods, and as of each of the dates presented. As such, these statements represent a lesser business component and are not intended to be a complete presentation of the financial position or the results of operations or cash flows of the Division were it to operate on a stand-alone basis.

     The accompanying financial statements exclude the assets, liabilities and revenues related to certain premium hosting accounts referred to as Excluded Customers in the Agreement. The statements of revenues and expenses of the Division include all revenues and costs directly attributable to the Division and also include allocations of corporate overhead from HomeCom. Expenses have been allocated based on a variety of methods depending on the nature of the expense. Such allocation methods include proportional HostAmerica revenues to total HomeCom revenues, headcount equivalents and management estimates. The cost of providing hosting services represents direct payroll and related costs of those employees involved in providing hosting services and an allocation of Internet connection services. An allocation of corporate marketing expenses and corporate administrative functions (including data services, employee benefits, legal, insurance, accounting and other corporate overhead) has been included in the selling and marketing and general and administrative operating expenses in the statements of revenues and expenses. Depreciation has been computed based upon a computation of the direct expenses related to the assets sold under the terms of the Agreement plus an allocation of general corporate depreciation. Management believes these allocations are reasonable. These allocations are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

  Accounts Receivable, Net

     Accounts receivable represent amounts receivable from the class of hosting customer subject to the Agreement and are shown net of the allowance for doubtful accounts. The allowance was approximately $27,000 and approximately $90,000 at December 31, 1996 and 1997, respectively.

  Computer Equipment, Net

     Computer equipment is recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three years). Maintenance and

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     HostAmerica recognizes revenues ratably over the period for which the Web site hosting services are provided. Deferred revenue, as reflected on the accompanying statements of assets and liabilities, represents the amount of billings recorded in advance of services being provided.

  Advertising Expenses

     All advertising costs are expensed when incurred. Advertising expenses allocated to the Division were approximately $1,000, $32,000, and $384,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income Taxes

     The Division is not a legal entity. The Division has been included in HomeCom's consolidated federal income tax returns for all periods prior to June 9, 1998. The Division was not a party to any tax sharing agreement and, accordingly, no benefit for income taxes has been reflected in the accompanying statements of revenues and expenses.

2. COMPUTER EQUIPMENT

     Computer equipment, net, represents the specific assets defined in the agreement used in the provision of hosting services and is comprised of the following as of:

                                             DECEMBER 31,    DECEMBER 31,
                                                 1996            1997
                                             ------------    ------------
Computer equipment.........................    $ 77,147        $132,736
Less: accumulated depreciation.............     (14,537)        (49,074)
                                               --------        --------
                                               $ 62,610        $ 83,662
                                               ========        ========

3. COMMITMENTS AND CONTINGENCIES

     The Division's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Division's customers. Moreover, customers of the Division could use computer files and information stored on or transmitted to Web server computers maintained by the Division to engage in illegal activities that may be unknown or undetectable by the Division, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

that is stored in the Division's computer systems. Any such actions could subject the Division to liability to third parties. The Division does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Division attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the statements of assets and liabilities, statements of revenues and expenses or cash flows of the Division.

4. CONCENTRATION OF CREDIT RISKS

     Financial instruments that potentially subject the Division to significant concentrations of credit risk consist principally of accounts receivable.

     Concentration of credit risk with respect to trade receivables is monitored by the Division through ongoing credit evaluations of its customers' financial condition. No customer accounted for more than 10% of the revenues of the Division during 1995, 1996 or 1997.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
B.N. Technology, Inc.
dba Internet Communications
Los Angeles, California

     We have audited the accompanying balance sheets of B.N. Technology, Inc. dba Internet Communications as of December 31, 1996 and 1997, and the related statements of operations and accumulated deficit, and cash flows for the period April 15, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of B.N. Technology, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period April 16, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997.

FRANKEL, LODGEN, LACHER, GOLDITCH, SARDI & HOWARD
September 11, 1998

                             B.N. TECHNOLOGY, INC.
                          DBA INTERNET COMMUNICATIONS

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                1996        1997
                                                              --------    ---------
ASSETS
Cash........................................................  $  6,138    $  14,982
Property and equipment, net.................................    20,076       33,861
Deposit.....................................................     1,100        1,100
Organization costs, net.....................................     1,445        1,105
Intangible costs, net.......................................    14,000        7,000
                                                              --------    ---------
                                                              $ 42,759    $  58,048
                                                              ========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deferred revenue............................................  $ 15,787    $ 102,417
Accounts payable and accrued expenses.......................     7,217       36,883
Accrued payroll.............................................                  8,861
Contract payable............................................     5,664        4,033
Shareholders' loans.........................................    13,051       10,551
                                                              --------    ---------
                                                                41,719      162,745
                                                              --------    ---------
Shareholders' equity (deficit):
  Common stock; no par value; 100,000 shares authorized,
     issued and outstanding.................................    50,100       50,100
  Accumulated deficit.......................................   (49,060)    (154,797)
                                                              --------    ---------
                                                                 1,040     (104,697)
                                                              --------    ---------
                                                              $ 42,759    $  58,048
                                                              ========    =========

                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                  PERIOD FROM
                                                                APRIL 15, 1996
                                                              (INCEPTION) THROUGH     YEAR ENDED
                                                                 DECEMBER 31,        DECEMBER 31,
                                                                     1996                1997
                                                              -------------------    ------------
Revenue.....................................................       $ 47,597           $ 497,445
Operating expenses..........................................         94,974             601,278
                                                                   --------           ---------
Loss from operations........................................        (47,377)           (103,833)
                                                                   --------           ---------
Interest expense............................................           (883)             (1,104)
                                                                   --------           ---------
Loss before provision for income tax........................        (48,260)           (104,937)
Franchise tax...............................................           (800)               (800)
                                                                   --------           ---------
Net loss....................................................        (49,060)           (105,737)
Accumulated deficit, beginning of period....................                            (49,060)
                                                                   --------           ---------
Accumulated deficit, end of period..........................       $(49,060)          $(154,797)
                                                                   ========           =========

                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                            STATEMENTS OF CASH FLOWS

                                                                                PERIOD FROM
                                                                                 APRIL 15,
                                                                              1996 (INCEPTION)
                                                               YEAR ENDED         THROUGH
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1997              1996
                                                              ------------    ----------------
Net loss....................................................    $(49,060)        $(105,737)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation..............................................       5,020            13,484
  Amortization..............................................       7,255             7,340
  Increase (decrease) in cash due to changes in operating
     assets and liabilities:
     Deposits...............................................      (1,100)
     Deferred revenue.......................................      15,787            86,630
     Accounts payable and accrued expense...................       7,217            29,666
     Accrued payroll........................................                         8,861
                                                                --------         ---------
Net cash provided (used) by operating activities............     (14,881)           40,244
                                                                --------         ---------
Cash flows from investing activities:
  Acquisition of property and equipment.....................     (18,518)          (27,269)
  Purchase of customer list.................................     (21,000)
  Organizational costs......................................      (1,700)
                                                                --------         ---------
Net cash provided (used) by investing activities............      21,933           (27,269)
                                                                --------         ---------
Cash flows from financing activities:
  Repayment of contract payable.............................        (914)           (1,631)
  Proceeds from issuance of common stock....................      50,100
  Proceeds from shareholder loan............................      13,051
  Repayment of shareholder loan.............................                        (2,500)
                                                                --------         ---------
Net cash provided (used) by financing activities:...........      62,237            (4,131)
                                                                --------         ---------
Net increase in cash........................................       6,138             8,844
Cash, beginning of period...................................                         6,138
                                                                --------         ---------
Cash, end of period.........................................    $  6,138         $  14,982
                                                                ========         =========
Supplemental disclosure:
  Interest paid.............................................    $    883         $   1,104
                                                                ========         =========
  Income tax paid...........................................    $                $   1,600
                                                                ========         =========
Supplemental schedule of non-cash investing and financing
  activities:
  During 1996, a contract payable in the amount of $6,578
     was incurred to purchase a vehicle

                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The summary of significant accounting policies of B.N. Technology, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

  Business activity

     The Company was incorporated on April 16, 1996, and is located in Los Angeles, California. The Company is an Internet Web hosting service provider.

  Revenue recognition

     Revenue consists primarily of fees for hosting Web sites. Fees received are earned according to the subscription period sold. Subscription periods are sold on a monthly, quarterly and annual basis.

     Deferred revenue represents fees received from quarterly and annual subscriptions which extend beyond the current balance sheet date.

  Property and equipment

     Property and equipment is carried at cost. The cost is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes.

     Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Advertising

     Advertising costs are expensed as incurred. Advertising expense was $8,818 and $98,484 for the period ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

  Income taxes

     Current income taxes are based on the taxable income for the year, as measured by the current year's tax returns. Deferred income taxes arise primarily due to differences between the basis of deferred revenue used for financial statements versus cash basis used for income tax reporting purposes.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Major classes of fixed assets are as follows:

                                                ESTIMATED
                                                  LIVES       1996       1997
                                                ---------    -------    -------
Equipment and software........................   5 years     $10,677    $34,774
  Furniture...................................   5 years         850      4,022
  Automobile..................................   5 years      13,569     13,569
                                                             -------    -------
                                                              25,096     52,365
  Accumulated depreciation....................                (5,020)   (18,504)
                                                             -------    -------
                                                             $20,076    $33,861
                                                             =======    =======

     Depreciation expense totaled $5,020 and $13,484 for 1996 and 1997, respectively.

3. INTANGIBLE COSTS

     In 1996, the Company purchased from the majority stockholder a customer listing and goodwill for $21,000. The cost is being amortized over a three year period.

4. CAPITAL STOCK TRANSACTIONS

     Capital stock transactions in 1996 are as follows:

                                                           ISSUED
                                                           SHARES     AMOUNT
                                                           -------    -------
Sale of common stock.....................................  100,000    $50,100
                                                           =======    =======

5. CONTRACT PAYABLE

                                                               1996      1997
                                                              ------    ------
The Company has a contract payable dated May 1996, payable
  in monthly installments at $222, including interest at
  20.98%, commencing May 1996 through October 1999. The
  contract is secured by the Company automobile. ...........  $5,664    $4,033
Less current portion........................................   1,631     2,008
                                                              ------    ------
                                                              $4,033    $2,025
                                                              ======    ======

     The following are maturities of contract payable:

DECEMBER 31:
------------
  1998......................................................  $2,008
  1999......................................................   2,025
                                                              ------
                                                              $4,033
                                                              ======

6. RELATED PARTY TRANSACTIONS

     The Company has transactions with certain shareholders and officers who receive compensation in the form of wages from the Company. Officers' salaries aggregated $0 and $84,591 for 1996 and 1997, respectively.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In 1996, the Company entered into an agreement with the majority shareholder to purchase certain equipment, goodwill, and a customer listing for $25,000.

     Shareholders' loans payable are unsecured, non-interest bearing and due on demand.

7. COMMITMENTS

     The Company leases its office and marketing sales office under an operating lease, commencing April 16, 1996 and expiring June 15, 1998. Under the terms of the lease agreement, the Company has the option to extend the lease for an additional three years. The Company is responsible to pay property taxes.

     The expected future minimum lease payments are as follows:

1998.......................................................  $28,682
1999.......................................................   29,137
2000.......................................................   30,012
2001.......................................................   10,102
                                                             -------
                                                             $97,933
                                                             =======

     Rent expense totaled $6,295 and $15,346 for 1996 and 1997, respectively.

8. SALE OF SHAREHOLDERS' INTERESTS

     On August 31, 1998, the Company's shareholders entered into an agreement to sell their respective stock to Sage Networks, Inc.

9. INCOME TAXES

     The Company has $12,538 of a net operating loss available to offset future federal taxable income through 2012.

     Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

     Provision for income taxes are as follows:

                                                           1996        1997
                                                          -------    --------
Current.................................................  $   800    $    800
Deferred benefit........................................   (2,368)    (15,932)
Less valuation allowance................................    2,368      15,932
                                                          -------    --------
Total provision for income taxes........................  $   800    $    800
                                                          =======    ========

10. YEAR 2000 COMPLIANCE (UNAUDITED)

     The Company's management believes that all information technology included in the operating system, together with all products and services provided to its customers or for internal use, in coordination with technology shared with customers, suppliers or vendors, will accurately process transactions from 1999 and through the Twenty-First Century, including leap year calculations. Neither performance nor functionality of such technology will be affected by the year 2000 issue.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
GEN International, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of GEN International, Inc. and Subsidiaries (formerly Global Entrepreneurs Network, Inc.) as of December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the period April 4, 1995 (inception) through December 31, 1995, and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GEN International, Inc. and Subsidiaries as of December 31, 1995, 1996 and 1997, and the results of their operations and their cash flows for the period April 4, 1995 (inception) to December 31, 1995, and the years ended December 31, 1996, and 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred net losses, and has a working capital deficiency and a stockholders' deficiency as of December 31, 1997. In March 1998, Global Entrepreneurs Network, Inc., a wholly-owned subsidiary filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Urbach Kahn & Werlin PC
New York, New York September 4, 1998

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                                 BALANCE SHEETS
                        DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
ASSETS
Current Assets
  Cash..................................................  $    362    $     888    $
  Prepaid expenses and other current assets.............     3,080       10,471            687
                                                          --------    ---------    -----------
          Total current assets..........................     3,442       11,359            687
                                                          --------    ---------    -----------
Equipment, net of related depreciation..................                 23,243        271,649
                                                          --------    ---------    -----------
Security deposit........................................     2,252        4,154          5,834
                                                          --------    ---------    -----------
                                                          $  5,694    $  38,756    $   278,170
                                                          --------    ---------    -----------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
  Line of credit........................................                           $    50,000
  Capital lease obligations -- current portion..........                                76,421
  Accounts payable......................................              $  45,425        147,524
  Advances from stockholder.............................                 12,260         82,319
  Deferred revenue......................................  $ 12,624       93,185        237,378
  Accrued interest -- stockholder.......................                                 7,611
  Accrued expenses and other current liabilities........    12,355       53,368        174,380
                                                          --------    ---------    -----------
          Total current liabilities.....................    24,979      204,238        775,633
                                                          --------    ---------    -----------
Capital lease obligations -- non-current portion........                               112,632
                                                          --------    ---------    -----------
Commitments
Stockholders' deficiency
  Common stock, no par value, 25,000,000 shares.........     4,000       20,000        409,545
     authorized (1,000,000 -- 1995; 5,325,000 -- 1996
     and 11,816,943 -- 1997) issued and outstanding
  Accumulated deficit...................................   (23,285)    (185,482)    (1,019,640)
                                                          --------    ---------    -----------
                                                           (19,285)    (165,482)      (610,095)
                                                          --------    ---------    -----------
                                                          $  5,694    $  38,756    $   278,170
                                                          ========    =========    ===========

                       See Notes to Financial Statements

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                            STATEMENTS OF OPERATIONS
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                      PERIOD
                                                   APRIL 4, 1995
                                                (INCEPTION) THROUGH     YEAR ENDED        YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                                                       1995                1996              1997
                                                -------------------    ------------    -----------------
Net revenues..................................       $198,503            $ 828,652        $1,130,764
Cost of revenues..............................         68,558              345,502           914,093
                                                     --------            ---------        ----------
          Gross profit........................        129,945              483,150           216,671
                                                     --------            ---------        ----------
Operating expenses:
  Selling, advertising and promotion..........         76,741              301,978           425,621
  General and administrative..................         76,489              268,369           608,265
  Interest expense............................             --                   --            16,943
  Bad debt expense............................             --               75,000                --
                                                     --------            ---------        ----------
                                                      153,230              645,347         1,050,829
                                                     --------            ---------        ----------
          Net loss............................       $(23,285)           $(162,197)       $ (834,158)
                                                     ========            =========        ==========

                       See Notes to Financial Statements

                      GEN INTERNATIONAL, AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                            STATEMENTS OF CASH FLOWS
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                         PERIOD
                                                      APRIL 4, 1995
                                                   (INCEPTION) THROUGH     YEAR ENDED      YEAR ENDED
                                                      DECEMBER 31,        DECEMBER 31,    DECEMBER 31,
                                                          1995                1996            1997
                                                   -------------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................       $(23,285)          $(162,197)      $(834,158)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Common stock issued for services provided...                              6,000          45,834
     Depreciation expense........................                              1,977          33,924
     Bad debt expense............................                             75,000
  Changes in assets and liabilities:
     Due from related parties....................                            (75,000)
     Prepaid expenses and other current assets...         (3,080)             (7,391)          9,784
     Accounts payable............................                             45,425         102,099
     Deferred revenue............................         12,624              80,561         144,193
     Accrued interest  stockholder...............                                              7,611
     Accrued expenses and other current
       liabilities...............................         12,355              41,013         121,012
                                                        --------           ---------       ---------
          Net cash provided by (used in)
            operating activities.................         (1,386)              5,388        (369,701)
                                                        --------           ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Security deposit...............................         (2,252)             (1,902)         (1,680)
  Purchase of equipment..........................                            (25,220)        (58,982)
                                                        --------           ---------       ---------
          Net cash used in investing
            activities...........................         (2,252)            (27,122)        (60,662)
                                                        --------           ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings from line of credit.............                                             50,000
  Payments on capital lease obligations..........                                            (34,295)
  Proceeds from sale of common stock.............          4,000              10,000         343,711
  Advances from stockholder......................                             12,260          70,059
                                                        --------           ---------       ---------
          Net cash provided by financing
            activities...........................          4,000              22,260         429,475
                                                        --------           ---------       ---------
          Net increase (decrease) in cash........            362                 526            (888)
CASH:
  Beginning of period............................                                362             888
  End of period..................................       $    362           $     888       $
                                                        ========           =========       =========

SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1997, the Company entered into capital lease arrangements aggregating $223,300 for the purchase of equipment.

     Cash paid for interest was approximately $16,900 in 1997.

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                  COMMON STOCK
                                             ----------------------    ACCUMULATED
                                               SHARES       AMOUNT       DEFICIT        TOTAL
                                             ----------    --------    -----------    ---------
April 4, 1995..............................
Sale of common stock for cash to founding
  stockholder..............................   1,000,000    $  4,000                   $   4,000
Net loss -- 1995...........................                            $   (23,285)     (23,285)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1995.................   1,000,000       4,000        (23,285)     (19,285)
Sale of common stock for cash..............       5,000      10,000                      10,000
Issuance of common stock for services......      60,000       6,000                       6,000
Additional shares of common stock in
  connection with stock split..............   4,260,000
Net loss -- 1996...........................                               (162,197)    (162,197)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1996.................   5,325,000    $ 20,000    $  (185,482)   $(165,482)
Exchange of Global Entrepreneurs Network,
  Inc. common stock -- Note 1..............  (2,662,500)
Sale of common stock for cash..............     586,590     242,709                     242,709
Issuance of common stock for services......     557,853      45,834                      45,834
Shares issued on exercise of options.......   1,010,000     101,000                     101,000
Acquisition of GEN Events, Inc., GEN
  Network Operations, Inc., and GEN Europe,
  Inc......................................   7,000,000           2                           2
Net loss -- 1997...........................                               (834,158)    (834,158)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1997.................  11,816,943    $409,545    $(1,019,640)   $(610,095)
                                             ==========    ========    ===========    =========

                       See Notes to Financial Statements

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1. ORGANIZATION, BUSINESS COMBINATIONS AND ACQUISITIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: GEN International, Inc. (the "Company"), a successor entity to Global Entrepreneurs Network, Inc. (Global), is located in St. Petersburg, Florida and is a global network and information provider connected to the Internet. The Company also offers storage, transfer, and Web hosting services to its members worldwide, primarily small and medium sized businesses. The Company was organized as a shell in June 1997. In this connection, Global, originally incorporated in April 1995 exchanged its then outstanding common stock (5,325,000 shares) for the common stock (2,662,500 shares) of the Company. The Company also issued options to the former stockholders of Global. The financial statements from inception (April 4, 1995) through the exchange in June 1997, represent the accounts and activities of Global. In connection with this exchange, Global became a wholly-owned subsidiary of the Company. The Company also acquired in June 1997, the outstanding common stock of GEN Events, Inc., GEN Network Operations Center, Inc., and GEN Europe, Inc., shell entities with no assets, liabilities or operations, whose shares were also substantially owned by the principal shareholder of Global. Nominal consideration was assigned to the 7,000,000 shares issued by the Company in this connection.

  Summary of Significant Accounting Policies

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries as follows:

     - Global Entrepreneurs Network, Inc.

     - GEN Network Operations Center, Inc.

     - GEN Europe, Inc.

     - GEN Events, Inc.

     All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Revenue Recognition: Recurring revenues consist primarily of monthly fees charged to members for Web hosting services and are recognized at the beginning of each month for which services are rendered. Other revenues generally represent one-time set up fees and are recorded as earned. Deferred revenue consists primarily of the unexpired portion of annual prepaid membership fees.

     Property and Equipment: Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, generally three years for computers and computer related equipment and five years for other non-computer furniture and equipment. Leasehold improvements are amortized over the term of the lease.

     Capital Leases: The Company leases certain of its phone and other computer related equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

     Income Taxes: Income taxes are computed using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

bases of assets and liabilities and are measured using the currently enacted tax rates and laws. There were no deferred taxes in 1995, 1996 and 1997.

     Advertising:  The Company expenses advertising costs as they are incurred.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996 and 1997:

                                                           1996        1997
                                                          -------    --------
Furniture and fixtures..................................  $ 1,482    $  2,472
Computer equipment......................................   23,736     303,455
Leasehold improvements..................................       --       1,623
                                                          -------    --------
                                                           25,218     307,550
Less: accumulated depreciation..........................    1,975      35,901
                                                          -------    --------
                                                          $23,243    $271,649
                                                          =======    ========

NOTE 3. LINE OF CREDIT

     The Company has a line of credit with a financial institution amounting to $50,000. The line bears interest at 2% above the prime lending rate and is due on demand.

NOTE 4. ADVANCES FROM STOCKHOLDER

     Advances from stockholder originally due in September 1996, bear interest at 18% per annum. Repayment of the advances was extended until such time as the Company has sufficient resources to satisfy the obligations. Interest expense for the year ended December 31, 1997 was $7,611. Interest in 1996 was not material.

NOTE 5. STOCK-BASED COMPENSATION

     During 1997, the Company issued options to purchase 3,715,000 shares of common stock of the Company to certain officers, directors, stockholders and employees at exercise prices ranging from $0.10 to $1.00. The options are exercisable upon certain vesting requirements and/or in the event the Company has a public offering.

     During 1997, 1,010,000 options not subject to vesting requirements were exercised for $101,000. Options to purchase 2,705,000 shares of common stock were outstanding at December 31, 1997 at a weighted average exercise price of approximately $1.00. All outstanding options were exercisable at December 31, 1997.

     In accordance with Accounting Principles Board Statement No. 25 (APB 25), no compensation cost has been recognized in accounting for the stock options issued during 1997. Because the Company's stock options have characteristics significantly different than those of traded options, compensation cost for the Company's 1997 grants, based upon the fair value method consistent with Financial Accounting Statement No. 123, is not determinable.

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. COMMITMENT

     Lease: The Company had an operating lease for its corporate office, which expired in January 1998, and was renewed through October 1998. Rent expense for the years ending December 31, 1997 and 1996, and for the period April 4, 1995 (inception) through December 31, 1995 was $27,000, $29,445 and $5,524, respectively.

NOTE 7. INCOME TAXES

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $1,020,000, which expire in 2010 through 2012. At December 31, 1997, the expected tax benefit from the future realization of this operating loss carryforward of approximately $401,000 has been offset by an equivalent valuation allowance, in view of the uncertainty as to ultimate realization.

NOTE 8. CAPITAL LEASES

     During 1997, the Company entered into capital lease arrangements for computer equipment and other office equipment. The leases, which expire in 1999 through 2000, require the Company to pay taxes, maintenance and insurance. Annual minimum commitments under the lease arrangements are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
1998........................................................  $ 91,540
1999........................................................    88,550
2000........................................................    24,678
2001........................................................     5,592
2002........................................................     3,741
                                                              --------
Total minimum payments......................................   214,101
Less amount representing interest at approximately 10%......    25,048
Present value of future lease payments......................   189,053
Less current portion........................................    76,421
                                                              --------
                                                              $112,632
                                                              --------

NOTE 9. GOING CONCERN

     As indicated in the accompanying financial statements, the Company and its wholly-owned subsidiaries, have incurred net operating losses, and as of December 31, 1997, has a working capital deficiency of approximately $775,000 and a stockholders' deficiency of approximately $610,000. During March 1998, Global Entrepreneurs Network, Inc. filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code, and was authorized to continue managing and operating the business as debtor in possession subject to the control and supervision of the Bankruptcy Court.

     Management of the Company is aggressively seeking additional sources of capital and financing, and in August, 1998, the Company entered into a contract with Sage Networks, Inc. for the sale of certain of its assets for cash and assumption of certain of its liabilities, which sale was subsequently consummated in September 1998. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 10. SUBSEQUENT EVENTS

     In March 1998, the Company effected a 2 for 1 stock split.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Digiweb, Inc.

     We have audited the accompanying balance sheets of Digiweb, Inc. as of December 31, 1997 and 1998, and the related statements of income, cash flows, and changes in stockholders' equity, and for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digiweb, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Urbach Kahn & Werlin PC

New York, New York
January 24, 1999

                                 DIGIWEB, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997        1998
                                                              --------    --------
ASSETS
Current Assets
  Cash......................................................  $115,643    $134,343
  Accounts receivable, net of allowance for doubtful
     accounts of $12,075 and $43,431........................    36,728      50,939
  Prepaid expenses and other current assets.................        --      19,365
                                                              --------    --------
          Total current assets..............................   152,371     204,647
                                                              --------    --------
Equipment, net of related depreciation......................   505,946     653,493
                                                              --------    --------
OTHER ASSETS
Restricted cash.............................................    50,000      50,000
Security deposit............................................     3,376       9,685
Other assets, net of amortization of $462 and $219..........     2,220       1,977
                                                              --------    --------
          Total other assets................................    55,596      61,662
                                                              --------    --------
                                                              $713,913    $919,802
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable -- current portion...........................  $ 17,411    $ 41,637
  Capital lease obligations -- current portion..............     2,910      13,030
  Accounts payable..........................................    44,834     121,673
  Advances from stockholder.................................     4,966       4,966
  Deferred revenue..........................................    20,239      66,381
  Accrued expenses and other current liabilities............    12,344       6,087
                                                              --------    --------
          Total current liabilities.........................   102,704     253,774
                                                              --------    --------
Note payable -- non-current portion.........................    83,627      42,605
Capital lease obligations -- non-current portion............    30,661      55,232
                                                              --------    --------
          Total long-term liabilities.......................   114,288      97,837
                                                              --------    --------
Commitments
Stockholders' equity
  Common stock, no par value, 1,000 shares authorized,
     issued and outstanding.................................    20,000      20,000
  Retained earnings.........................................   476,921     548,191
                                                              --------    --------
                                                               496,921     568,191
                                                              --------    --------
                                                              $713,913    $919,802
                                                              ========    ========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
Net revenues................................................  $1,768,322    $2,685,676
Cost of revenues............................................     729,157     1,118,913
                                                              ----------    ----------
          Gross profit......................................   1,039,165     1,566,763
                                                              ----------    ----------
Operating expenses:
  Selling, advertising and promotion........................      17,997        31,577
  General and administrative................................     397,691       586,288
  Interest expense..........................................      10,020        16,829
  Bad debt expense..........................................      12,075        43,431
                                                              ----------    ----------
                                                                 437,783       678,125
                                                              ----------    ----------
          Net income........................................  $  601,382    $  888,638
                                                              ==========    ==========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                      COMMON STOCK
                                                    -----------------    RETAINED
                                                    SHARES    AMOUNT     EARNINGS       TOTAL
                                                    ------    -------    ---------    ---------
Balance, December 31, 1996........................  1,000     $20,000    $  39,470    $  59,470
Stockholder distributions.........................                        (163,931)    (163,931)
Net income -- 1997................................                         601,382      601,382
                                                    -----     -------    ---------    ---------
Balance, December 31, 1997........................  1,000     $20,000    $ 476,921    $ 496,921
Stockholder distributions.........................                        (817,368)    (817,368)
Net income -- 1998................................                         888,638      888,638
                                                    -----     -------    ---------    ---------
Balance, December 31, 1998........................  1,000     $20,000    $ 548,191    $ 568,191
                                                    =====     =======    =========    =========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997          1998
                                                              ---------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 601,382    $  888,638
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization expense..................    138,210       246,329
     Bad debt expense.......................................     12,075        31,356
  Changes in assets and liabilities:
     Accounts receivable....................................     (9,873)      (45,567)
     Prepaid expenses and other current assets..............      9,308       (19,365)
     Accounts payable.......................................    (44,505)       76,839
     Deferred revenue.......................................    (23,821)       46,142
     Accrued expenses and other current liabilities.........     14,337        (6,257)
                                                              ---------    ----------
          Net cash provided by operating activities.........    697,113     1,218,115
                                                              ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Costs paid for trademark..................................     (1,655)           --
  Security deposits paid....................................     (1,981)       (6,309)
  Deposits into cash reserve................................    (50,000)           --
  Purchase of equipment.....................................   (302,257)     (347,394)
                                                              ---------    ----------
          Net cash used in investing activities.............   (355,893)     (353,703)
                                                              ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on shareholder loans...................   (136,578)           --
  Principal payments on capital lease obligations...........     (5,054)      (11,548)
  Principal payments on notes payable.......................     (9,931)      (16,796)
  Shareholder distributions.................................   (163,931)     (817,368)
                                                              ---------    ----------
          Net cash used in financing activities.............   (315,494)     (845,712)
                                                              ---------    ----------
          Net increase in cash..............................     25,726        18,700
CASH:
  Beginning of period.......................................     89,917       115,643
                                                              ---------    ----------
  End of period.............................................  $ 115,643    $  134,343
                                                              =========    ==========
Supplemental Disclosure of Cash Flow Information
  Cash payments for interest................................  $  10,020    $   16,829
                                                              ---------    ----------
Capital Lease Obligations Incurred for Purchase of
  Equipment.................................................  $  39,303    $   85,542
                                                              ---------    ----------
Note Payable Incurred for Leasehold Improvements............  $  76,444    $       --
                                                              ---------    ----------

                                 DIGIWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

NOTE 1. ORGANIZATION, BUSINESS COMBINATIONS AND ACQUISITIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Digiweb, Inc. ("Digiweb" or the "Company") is a provider of Web hosting and co-located services catering to small and medium sized businesses. Based in College Park, Maryland, Digiweb offers three core services: shared server Web hosting, dedicated server Web hosting and co-located.

     Revenue Recognition: Recurring revenues consist primarily of monthly fees charged to members for Web hosting services and are recognized ratably over the periods for which services are rendered. Other revenues generally represent one-time set up fees and are recorded as earned. Deferred revenue consists primarily of the unexpired portion of annual prepaid membership fees.

     Property and Equipment: Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, generally three to five years for computers and computer related equipment and seven years for other non-computer furniture and equipment. Leasehold improvements are amortized over the term of the lease.

     Capital Leases: The Company leases certain of its autos and other computer related equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

     Income Taxes: No provision for income taxes has been recorded in the financial statements due to the Company's S Corporation status. Individual stockholders are taxed on their respective shares of the entities' income and receive the benefits of the entities' income tax credits.

     Advertising:  The Company expenses advertising costs as they are incurred.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1997 and 1998:

                                                         1997         1998
                                                       --------    ----------
Leasehold improvements...............................  $ 76,444    $   76,444
Office equipment.....................................    37,318        71,053
Furniture and fixtures...............................    11,006        13,703
Computer equipment...................................   488,363       799,325
Equipment under capital leases.......................    39,303        85,542
Auto.................................................    36,262        36,262
                                                       --------    ----------
                                                        686,696     1,082,329
Less: accumulated depreciation.......................   182,750       428,836
                                                       --------    ----------
                                                       $505,946    $  653,493
                                                       ========    ==========

                                 DIGIWEB, INC.

NOTE 3. NOTE PAYABLE

                                                               1997       1998
                                                              -------    -------
Note payable (auto) in 42 monthly payments of $615,
  including interest at 11.15% and one balloon payment of
  $22,142 maturing in December 1999. The loan is
  collateralized by the automobile .........................  $30,753    $27,160
Note payable (leasehold improvements) in 60 monthly
  installments of $1,596, including interest at 9.25%
  maturing June 2002. ......................................   70,285     57,082
                                                              -------    -------
          Total.............................................  101,038     84,242
          Less amounts due currently........................   17,411     41,637
                                                              -------    -------
                                                              $83,627    $42,605
                                                              -------    -------

     Future maturities of notes payable are as follows:

1999.......................................................  $41,637
2000.......................................................   15,875
2001.......................................................   17,407
2002.......................................................    9,323
                                                             -------
                                                             $84,242
                                                             -------

NOTE 4. CAPITAL LEASES

          During 1996 and 1997, the Company entered into capital lease arrangements for computer equipment and automobiles. These leases expire in 1999 through 2000. Annual minimum commitments under these arrangements are as follows:

YEARS ENDING
DECEMBER 31,
------------
1999........................................................  $18,528
2000........................................................   58,503
                                                              -------
Total minimum payments......................................   77,031
Less amount representing interest at approximately 10%......   (8,769)
                                                              -------
Present value of future lease payments......................   68,262
Less current portion........................................   13,030
                                                              -------
                                                              $55,232
                                                              =======

NOTE 5. COMMITMENT

     Lease: The Company has an operating lease for its corporate office, which expires in May 2004. Rent expense for the years ending December 31, 1997 and 1998, was $47,395 and $69,764, respectively, including tenant charges for building improvements in 1998.

     In January 1999, the Company executed an additional lease for office expense which expires in December 2004.

     The Company also has leases with two internet line service providers, expiring in April 2000 and January 2002. Internet line service expense for the years ending December 31, 1997 and 1998, was $199,746 and $325,787,
respectively.

                                 DIGIWEB, INC.

     Future minimum rental payments under these leases are as follows:

YEARS ENDED
DECEMBER 31,                                                AMOUNTS
------------                                               ----------
1999.....................................................  $  301,645
2000.....................................................     216,808
2001.....................................................     191,209
2002.....................................................     139,668
2003.....................................................     143,859
Thereafter...............................................     148,174
                                                           ----------
                                                           $1,141,363
                                                           ==========

     Total rental expense was $47,395 and $69,764 for the years ending December 31, 1997 and 1998, respectively.

NOTE 6. SUBSEQUENT EVENTS

     In January 1999, the Company entered into a non-binding Letter of Intent with Sage Networks, Inc. (Sage) for the sale of certain of its assets, at amounts in excess of their carrying values, and assumption of certain of its liabilities, for cash and stock in Sage.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telephonetics International, Inc. and
State of the Art, Inc.
Miami, Florida

     We have audited the accompanying combined balance sheet of Telephonetics International, Inc. and Affiliate as of December 31, 1998, and the related combined statements of operations, capital deficit and cash flows for each of the two years in the period then ended. These combined financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Telephonetics International, Inc. and Affiliate as of December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Miami, Florida
January 15, 1999

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   106,812
  Accounts receivable, net of $94,100 allowance for doubtful
     accounts (Notes 2 and 5)...............................      538,845
  Inventories...............................................       50,836
  Prepaid expenses and other current assets.................       34,197
                                                              -----------
          Total current assets..............................      730,690
Property and equipment, net (Note 1)........................       68,598
                                                              -----------
                                                              $   799,288
                                                              ===========
LIABILITIES AND CAPITAL DEFICIT
Current liabilities
  Note payable to bank (Note 2).............................  $    90,000
  Note payable to shareholder (Note 3)......................       50,000
  Accounts payable and accrued expenses.....................      137,610
                                                              -----------
          Total current liabilities.........................      277,610
Deferred income.............................................    1,583,570
                                                              -----------
          Total liabilities.................................    1,861,180
                                                              -----------
Commitments and Subsequent Event (Notes 7 and 10)
CAPITAL DEFICIT (Note 9)
  Common stock, $.001 par value; 15,000,000 shares
     authorized; 6,000,000 shares issued and outstanding,
     Telephonetics International, Inc.......................        6,000
  Common stock, $1.00 par value; 1,000 shares authorized,
     issued and outstanding, State of the Art, Inc..........        1,000
  Additional paid-in capital................................      557,815
  Deficit...................................................   (1,626,707)
                                                              -----------
          Total capital deficit.............................   (1,061,892)
                                                              -----------
                                                              $   799,288
                                                              ===========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Revenues (Note 5)...........................................  $2,991,849    $2,769,606
Cost of sales...............................................   1,023,946       823,161
                                                              ----------    ----------
Gross profit................................................   1,967,903     1,946,445
Selling, general and administrative (Notes 4 and 8).........   2,561,887     2,687,852
                                                              ----------    ----------
Net loss....................................................  $ (593,984)   $ (741,407)
                                                              ==========    ==========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                COMBINED STATEMENTS OF CAPITAL DEFICIT (NOTE 9)

                                            SUBSCRIBED    ADDITIONAL                                  TOTAL
                                 COMMON       COMMON       PAID-IN                     TREASURY      CAPITAL
                                  STOCK       STOCK        CAPITAL        DEFICIT       STOCK        DEFICIT
                                 -------    ----------    ----------    -----------    --------    -----------
Balance at December 31, 1996...  $ 8,375      $  --        $ 92,625     $   (71,139)   $(31,185)   $    (1,324)
Stock subscription.............       --        100         494,900              --          --        495,000
Dividends -- cash..............       --         --              --        (220,177)         --       (220,177)
Net loss.......................       --         --              --        (593,984)         --       (593,984)
                                 -------      -----        --------     -----------    --------    -----------
Balance at December 31, 1997...    8,375        100         587,525        (885,300)    (31,185)      (320,485)
Retirement of treasury stock,
  1,475,000 shares at cost.....   (1,475)        --         (29,710)             --      31,185             --
Issuance of common stock.......      100       (100)             --              --          --             --
Net loss.......................       --         --              --        (741,407)         --       (741,407)
                                 -------      -----        --------     -----------    --------    -----------
Balance at December 31, 1998...  $ 7,000      $  --        $557,815     $(1,626,707)   $     --    $(1,061,892)
                                 =======      =====        ========     ===========    ========    ===========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Operating Activities:
  Net loss..................................................  $(593,984)   $(741,407)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Provision for losses on accounts and notes
      receivable............................................     20,850      110,000
     Depreciation and amortization..........................     31,451       74,758
     (Increase) decrease in:
       Accounts receivable..................................   (128,543)    (135,292)
       Inventories..........................................     21,276       88,164
       Prepaid expenses and other current assets............      5,639      (24,232)
       Other assets.........................................     (1,840)       1,840
     Increase in:
       Accounts payable and accrued expenses................     52,096      (96,962)
       Deferred income......................................    224,400      552,511
                                                              ---------    ---------
Net cash used in operating activities.......................   (368,655)    (170,620)
                                                              ---------    ---------
Investing Activities:
  Proceeds from disposition of investments..................    161,523           --
  Additions to property and equipment.......................     (5,960)      (4,943)
  Issuance of note receivable...............................   (110,000)          --
                                                              ---------    ---------
Net cash (used in) provided by investing activities.........     45,563       (4,943)
                                                              ---------    ---------
Financing Activities:
  Proceeds from stock subscription..........................    495,000           --
  Proceeds from notes payable...............................     45,000      209,690
  Payment of notes payable..................................    (44,889)     (70,000)
  Dividends.................................................   (220,177)          --
                                                              ---------    ---------
Net cash provided by financing activities...................    274,934      139,690
                                                              ---------    ---------

Net decrease in cash and cash equivalents...................    (48,158)     (35,873)
Cash, and cash equivalents at beginning of year.............    190,843      142,685
                                                              ---------    ---------
Cash, and cash equivalents at end of year...................  $ 142,685    $ 106,812
                                                              =========    =========
Supplemental information:
  Cash paid for:
     Interest...............................................  $   2,600    $   7,400
                                                              =========    =========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Telephonetics International, Inc. (Telephonetics) and State of the Art, Inc. were incorporated in the State of Florida in 1982 and 1980, respectively, for the purpose of providing customized audio programming for telephone hold lines and other telecommunication applications. Presently such applications include automated attendant, voice mail, integrated voice response and computer/telephone integration applications, which collectively comprise the Companies' sole business segment. The Companies' principle administrative, production and sales facility is located in Miami, Florida.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Telephonetics International, Inc. and its substantially inactive affiliate corporation, State of the Art, Inc., collectively, the Companies. Telephonetics' majority shareholder owns 85% of State of the Art, Inc.'s common stock and substantially controls its operations. Intercompany advances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     For the purpose of the statements of cash flows, the Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

     A typical sales agreement for services entitles a customer to receive and requires the Companies to provide upon customer request specified programming services over a one year period. Billings to customers for such services are rendered at the date of the agreement and recognized as revenue on a straight-line basis over the term of the agreement. Revenue from telephone answering devices and accessory sales are recognized upon shipment to the customer.

INVENTORIES

     Inventories are stated at the lower of cost or market using the first in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation and amortization is computed by the straight line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the asset or the lease.

INCOME TAXES

     The Companies, with the consent of all of their shareholders, have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not provide for or pay Federal and certain State corporate income taxes on their taxable income. Instead, the stockholders are liable for individual Federal and State income taxes, if any, on their share of the Companies taxable income.

PREPARATION OF COMBINED FINANCIAL STATEMENTS

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

CONCENTRATION OF CREDIT RISK

     The Companies' credit risk relates to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts and overnight investments. These banks are insured up to $100,000 by the FDIC. Periodically, cash balances may exceed this amount. The credit risk associated with accounts receivable is minimal due to the Companies' customer base and ongoing control procedures which monitor the credit worthiness of customers.

NEW ACCOUNTING PRONOUNCEMENT

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Companies did not engage in derivative instruments or hedging activities in any periods presented in the financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                ESTIMATED
                                                 USEFUL       DECEMBER 31,
                                               LIFE(YEARS)        1998
                                               -----------    ------------
Office and other equipment...................       7             94,757
Studio and production equipment..............       7            204,579
Furniture and fixtures.......................       7             82,120
Art work.....................................      --              5,475
                                                    --         ---------
                                                                 386,931
Less: accumulated depreciation and
  amortization...............................                   (318,333)
                                                    --         ---------
                                                               $  68,598
                                                    ==         =========

2. NOTES PAYABLE

     At December 31, 1998, the Companies have a financing agreement with a financial institution which provides for a demand revolving line of credit with maximum borrowings of $150,000. Outstanding amounts under this facility bear annual interest at 1% over the prime rate (8.75% at December 31, 1998), payable monthly. Amounts borrowed under this facility are collateralized by Telephonetics International, Inc.'s accounts receivable and guaranteed by the Company's President and principal shareholder. At December 31, 1998, amounts outstanding under the line of credit aggregate $90,000.

     The revolving line of credit agreement, requires the Companies to comply with certain covenants, the most restrictive of which requires the Companies to maintain tangible net worth (as defined) of at least $500,000. At December 31, 1998, the Companies were not in compliance with this covenant and accordingly, the obligation could be called for repayment.

3. NOTE PAYABLE TO SHAREHOLDER

     On May 28, 1998, the Companies' principal shareholder loaned $70,000 to the Companies for working capital purposes. The note bears interest at 10% annually payable in monthly principal installments of $3,000 beginning September 1998. At December 31, 1998, outstanding amount due to the principal shareholder aggregated $50,000.

4. RELATED PARTY TRANSACTIONS

     During 1997 and 1998, the Companies paid rent to companies owned by the Companies' principal officers in the amount of $38,500 and $104,000, respectively.

5. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1998, one customer accounted for 47% and 55% of revenues, respectively; at December 31, 1998, accounts receivable from this customer amounted to approximately $337,600.

6. FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including certificates of deposit, accounts receivable, accounts payable and debt approximated fair value due to the relatively short maturity.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

7. COMMITMENTS

     The Companies rent office space and warehouse under non-cancelable leases. The minimum future rental commitment for leases in effect at December 31, 1998, including leases to related parties, approximates the following:

YEAR ENDING DECEMBER 31,
------------------------
1999......................................................  $ 98,700
2000......................................................    92,600
2001......................................................    72,000
2002......................................................    72,000
2003......................................................    54,000
                                                            --------
                                                            $389,300
                                                            ========

     Rent expense in 1997 and 1998 aggregated approximately $102,000 and $160,000, including $38,500 and $104,000 to related parties, respectively.

     The Companies are required to pay a fee for the use of custom audio production. During 1997 and 1998, approximately $33,000 and $40,000 of royalties were paid, respectively.

8. DEFERRED COMPENSATION PLAN

     The Companies have a defined contribution plan established pursuant to
Section 401(k) of the Internal Revenue Code. Employees contribute to the plan a percentage of their salaries, subject to certain dollar limitations and the Companies match a portion of the employees' contributions. The Companies' contributions to the plan for the years ended December 31, 1997 and 1998 aggregated $16,200 and $17,000, respectively.

9. CAPITAL DEFICIT

     On December 15, 1997 at a special meeting of the stockholders, an action was approved to recapitalize Telephonetics by reducing the par value of each share of common stock from $1 per share to $.001 per share and increasing the number of authorized shares of common stock from 100,000 shares to 15,000,000 shares. The then issued 100,000 shares of $1 par value common stock (comprised of 80,000 outstanding shares and 20,000 shares of Treasury stock) were subsequently exchanged (at a ratio of 73.75 to 1) for 7,375,000 shares of $.001 par value common stock, comprised of 5,900,000 outstanding shares and 1,475,000 shares of Treasury stock. All share and per share data in the accompanying financial statements have been retroactively restated to give effect to the recapitalization.

     In July 1997, an investor subscribed for the purchase of 100,000 shares of Telephonetics' recapitalized $.001 par value common stock for aggregate consideration of $495,000. The shares were issued during 1998 following consummation of the recapitalization.

     During the year ended December 31, 1997, Telephonetics temporarily acquired all of the outstanding shares of common stock of Quicklab Multimedia Centers, Inc. in exchange for 2,950,000 shares of common stock. To facilitate the transaction, for which the Company did not then have sufficient authorized and unissued shares of common stock, the Company's then sole stockholder contributed 2,950,000 shares owned by him to the Company which were issued to the seller. The acquisition was subsequently rescinded and the 2,950,000 shares of common stock were returned to the stockholder. In connection with the rescinded transaction, the Company loaned Quick Lab Multimedia Centers, Inc. $110,000 under the terms of an unsecured note receivable bearing interest at prime plus 1% (8.75% at December 31, 1998). During the year ended December 31, 1998, the Company recorded a $110,000 provision for possible losses on the note.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

10. SUBSEQUENT EVENT

     In January 1999, the Companies entered into a letter of intent with Sage Networks, Inc. (Sage) for the sale of substantially all their assets and assumption of substantially all of their liabilities in exchange for $3,000,000 in cash and 140,000 shares of Sage common stock.

11. YEAR 2000 ISSUES (UNAUDITED)

     Like other companies, the Companies could be adversely affected if the computer systems we, our suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc.

     The Companies are implementing a plan to modify their business technologies to be ready for the year 2000 and are in the process of converting critical data processing systems. The project is expected to be substantially complete by June, 1999 and to cost between $125,000 and $150,000. The Companies do not expect this effort to have a significant effect on operations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Net Daemons Associates, Inc.:

     We have audited the accompanying balance sheets of Net Daemons Associates, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of income, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
February 2, 1999 (February 17, 1999 as to Note 10)

                          NET DAEMONS ASSOCIATES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
ASSETS
Current Assets:
  Cash and equivalents......................................  $   47,659    $  274,100
  Accounts receivable, net of allowance of $19,400 for 1997
     and $36,500 for 1998...................................     804,290       882,664
  Notes receivable..........................................       9,988         4,979
  Stockholders' receivable..................................      35,759         5,936
  Prepaid expenses and other................................      11,071        20,901
  Deferred income taxes.....................................      19,700        53,000
                                                              ----------    ----------
          Total current assets..............................     928,467     1,241,580
Property and Equipment, Net.................................     310,200       222,749
Deposits....................................................      39,419        38,650
                                                              ----------    ----------
          Total.............................................  $1,278,086    $1,502,979
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Note payable -- bank......................................  $  150,000    $       --
  Accounts payable..........................................     129,297       263,317
  Accrued salaries, wages and related benefits..............      76,137       189,291
  Accrued profit sharing....................................      26,000        30,000
  Accrued expenses..........................................      15,590        83,612
  Current portion of long-term debt.........................      20,375        38,411
  Current portion of subordinated stockholder debt..........     135,960            --
  Deferred revenue..........................................      62,910        52,127
  Accrued income taxes......................................      84,552       102,955
                                                              ----------    ----------
          Total current liabilities.........................     700,821       759,713
                                                              ----------    ----------
Long-Term Liabilities:
  Long-term debt............................................      91,855       107,998
  Subordinated stockholder debt.............................     804,040       885,214
                                                              ----------    ----------
          Total long-term liabilities.......................     895,895       993,212
                                                              ----------    ----------
Deferred Income Taxes.......................................      12,800        21,500
                                                              ----------    ----------
          Total liabilities.................................   1,609,516     1,774,425
                                                              ----------    ----------
Commitments (Note 8)
Stockholders' Deficit:
  Preferred stock, $.01 per share par value, 21,389 shares
     authorized.............................................          --            --
  Common stock, $.01 per share par value, 2,500,000 shares
     authorized for 1997 and 2,578,611 shares authorized for
     1998; 2,062,500 shares issued (Note 6).................      20,625        20,625
  Additional paid-in capital................................     149,267       149,267
  Retained earnings.........................................     438,678       498,662
  Treasury stock, at cost -- 855,000 shares.................    (940,000)     (940,000)
                                                              ----------    ----------
          Total stockholders' deficit.......................    (331,430)     (271,446)
                                                              ----------    ----------
          Total.............................................  $1,278,086    $1,502,979
                                                              ==========    ==========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
Revenues....................................................  $4,656,975    $5,770,024
Costs of revenues...........................................   2,457,264     3,211,532
                                                              ----------    ----------
Gross profit................................................   2,199,711     2,558,492
General and administrative expenses.........................   2,021,064     2,293,060
                                                              ----------    ----------
Income from operations......................................     178,647       265,432
Other income (expense):
  Interest income...........................................         408         4,350
  Loss on sale of equipment.................................        (503)       (3,163)
  Interest expense..........................................     (31,708)     (105,835)
                                                              ----------    ----------
Earnings before provision for income taxes..................     146,844       160,784
Provision for income taxes..................................      69,510       100,800
                                                              ----------    ----------
Net income..................................................  $   77,334    $   59,984
                                                              ==========    ==========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                  COMMON STOCK                                ACCUMULATED                               TOTAL
                               -------------------   ADDITIONAL                  OTHER          TREASURY STOCK      STOCKHOLDERS'
                                             PAR      PAID-IN     RETAINED   COMPREHENSIVE   --------------------      EQUITY
                                SHARES      VALUE     CAPITAL     EARNINGS      INCOME        SHARES      COST        (DEFICIT)
                               ---------   -------   ----------   --------   -------------   --------   ---------   -------------
Balance, January 1, 1997.....  2,000,000   $20,000    $ 24,892    $361,344     $     --            --   $      --     $ 406,236
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
  Comprehensive income -- net
    income...................         --        --          --      77,334           --            --          --        77,334
  Issuance of common
    shares...................     62,500       625     124,375          --           --            --          --       125,000
  Purchase of common stock...         --        --          --          --           --      (855,000)   (940,000)     (940,000)
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
Balance, December 31, 1997...  2,062,500    20,625     149,267     438,678           --      (855,000)   (940,000)     (331,430)
  Comprehensive income -- net
    income...................         --        --          --      59,984           --            --          --        59,984
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
Balance, December 31, 1998...  2,062,500   $20,625    $149,267    $498,662     $     --      (855,000)  $(940,000)    $(271,446)
                               =========   =======    ========    ========     ========      ========   =========     =========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  77,334    $  59,984
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................    104,245      135,129
     Loss on sale of equipment..............................        503        3,163
     Accrued interest on subordinated stockholder debt......         --       81,174
     Deferred income taxes..................................    (10,390)     (24,600)
     Changes in assets and liabilities:
       Accounts receivable..................................    (63,693)     (78,374)
       Prepaid expenses and other...........................      2,144       (9,830)
       Accounts payable.....................................     61,626      134,020
       Accrued salaries, wages and related benefits.........    (33,863)     113,154
       Accrued profit sharing...............................    (39,000)       4,000
       Accrued expenses.....................................    (71,382)      68,022
       Deferred revenue.....................................    (30,270)     (10,783)
       Accrued income taxes.................................    (18,528)      18,403
                                                              ---------    ---------
          Net cash provided by (used in) operating
            activities......................................    (21,274)     493,462
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment....................................   (228,985)     (51,792)
  Proceeds from sale of equipment...........................      6,200          951
  Deposits..................................................    (39,419)         769
                                                              ---------    ---------
          Net cash used in investing activities.............   (262,204)     (50,072)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings undernote payable -- bank.....    195,108     (150,000)
  Notes and stockholder receivable..........................    (13,025)      34,832
  Proceeds from long-term borrowings........................         --       54,892
  Repayments of subordinated stockholder and long-term
     debt...................................................     (4,138)    (156,673)
  Proceeds from issuance of common stock....................    100,000           --
                                                              ---------    ---------
          Net cash (used in) provided by financing
            activities......................................    277,945     (216,949)
                                                              ---------    ---------
Increase (decrease) in cash and equivalents.................     (5,533)     226,441
Cash and equivalents, beginning of year.....................     53,192       47,659
                                                              ---------    ---------
Cash and equivalents, end of year...........................  $  47,659    $ 274,100
                                                              =========    =========
Supplemental disclosures:
  Fiscal year 1997 noncash financing activities:
     Issuance of 12,500 common shares for a $25,000 note
      receivable from stockholder Repurchase of 855,000
      common shares from stockholder for $940,000 note
      payable
  Cash paid during the year for:
     Interest...............................................  $  31,708    $  22,303
                                                              =========    =========
          Taxes.............................................  $  98,428    $ 108,997
                                                              =========    =========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Net Daemons Associates, Inc. ("NDA" or the "Company") specializes in providing business with team-based network and system administration solutions. NDA network and system services include outsourced network/system administration; LAN/WAN design and implementation; network growth and transition planning; Internet connectivity; security consulting; and customized network solutions. In addition, NDA provides Web site development and network consulting services.

     NEW ACCOUNTING PRONOUNCEMENTS -- During the year, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders). The Company had no other components of comprehensive income. As this new standard only requires additional information in the financial statements, it does not affect the Company's financial position or results of operations.

     USE OF ESTIMATES -- The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates. These estimates include the allowance for doubtful accounts and certain accruals and are based upon assumptions developed by management about the appropriate carrying value of assets and liabilities. Actual results could differ from these estimates.

     REVENUE RECOGNITION -- Revenue from consulting services is recognized as the services are rendered, provided that no significant obligations remain and collection of the receivable is considered probable. Generally, contracts call for billings on a time and materials basis; however, in instances when a fixed fee contract is signed, revenue is recognized on a percentage-of-completion basis. At December 31, 1997 and 1998, NDA had $62,910 and $52,127 of deferred revenue recorded, respectively.

     CONCENTRATION OF CREDIT RISK -- The majority of NDA's revenue is from customers in high technology industries, who are not required to provide collateral. NDA's customers are dispersed over a wide geographic area and are subject to periodic review under the Company's credit policies. The Company does not believe that it is subject to any unusual credit risks, other than the normal level of risk attendant to operating its business.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives (three to seven years). Leasehold improvements are amortized over the life of the lease.

     INCOME TAXES -- Deferred income taxes are provided for the tax consequences of differences in bases between assets and liabilities for book and tax purposes. Deferred taxes are measured using currently enacted tax rates which are expected to be in effect when such differences reverse.

     STOCK-BASED COMPENSATION -- Compensation cost associated with awards of stock or options to employees is measured using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25 (see Note 6).

     RECLASSIFICATIONS -- Certain amounts in the financial statements have been reclassified to conform with the 1998 presentation.

                          NET DAEMONS ASSOCIATES, INC.

2. STOCKHOLDERS' RECEIVABLE

     At December 31, 1998, stockholders' receivable consisted of $5,936 in notes from NDA officers. The December 31, 1997 stockholders' receivable balance consisted of a $25,000 note relating to the purchase of 12,500 shares of NDA's common stock (paid on February 19, 1998) and $10,759 in notes from NDA officers.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                         1997         1998
                                                       ---------    ---------
Computer equipment and software......................  $ 329,241    $ 372,753
Furniture and fixtures...............................     50,632       54,194
Leasehold improvements...............................     13,939       13,939
Office equipment.....................................     28,405       33,124
Automobiles..........................................     62,580       56,841
                                                       ---------    ---------
          Total......................................    484,797      530,851
Less accumulated depreciation........................   (174,597)    (308,102)
                                                       ---------    ---------
Property and equipment, net..........................  $ 310,200    $ 222,749
                                                       =========    =========

4. NOTE PAYABLE -- BANK

     Note payable -- bank represents the outstanding balance under a $400,000 working capital line of credit and a $100,000 line with a term conversion feature ("the conversion line"). Interest on the lines are payable monthly based on prime (7.75% at December 31, 1998). The lines are secured by and cross-collateralized by substantially all assets of NDA, are personally guaranteed by NDA's stockholders, and require the maintenance of customary financial covenants including minimum retained earnings of $475,000. The lines are subject to renewal annually and expires on July 1, 1999. The conversion line is to be utilized to finance 80% of the purchase price of new equipment and converts to a term loan in July 1999. After conversion, the loan will be payable in 48 equal monthly installments of principal plus interest at the bank's then prime rate. Amounts available under the lines were $500,000 at December 31, 1998.

5. LONG-TERM DEBT

     EQUIPMENT LOAN -- The equipment loan requires monthly principal and interest payments with principal payments based on a four-year straight-line amortization schedule. Interest is based on prime (7.75% at December 31, 1998). The equipment loan is secured by substantially all assets of NDA and is personally guaranteed by NDA's stockholders.

     TERM LOAN -- In connection with the acquisition of an automobile in June 1996, NDA entered into a term loan (the "term loan") with a bank for $23,504. The term loan requires monthly payments of principal and interest (at 8.75%) through May 2001.

     STOCKHOLDER DEBT -- In connection with the repurchase of 855,000 shares of common stock in December 1997, the Company entered into a $940,000 note payable agreement (the "note payable"). This agreement calls for principal payments in the amount of $125,333 to be made annually in 1999 through 2003 with a balloon payment in 2004. However, NDA is only obligated to make payments, subject to certain limitations, based on net profit as of the end of the fiscal year preceding the relevant payment date. The note payable has an attached interest rate of prime plus 1% (8.75% at December 31, 1998). The principal balance is increased annually for the accrual of interest. The note payable is secured on a pro rata basis by a security

                          NET DAEMONS ASSOCIATES, INC.

interest in the noted stock. Principal payments due under the equipment loan, term loan and stockholder debt are as follows:

                               EQUIPMENT                 STOCKHOLDER
YEAR ENDING DECEMBER 31,         LOAN       TERM LOAN       DEBT          TOTAL
------------------------       ---------    ---------    -----------    ----------
1999.........................  $ 33,453      $ 4,958      $     --      $   38,411
2000.........................    33,453        5,376       125,333         164,162
2001.........................    33,453        2,264       125,333         161,050
2002.........................    33,452           --       125,333         158,785
2003.........................        --           --       125,333         125,333
Thereafter...................        --           --       383,882         383,882
                               --------      -------      --------      ----------
          Total..............  $133,811      $12,598      $885,214      $1,031,623
                               ========      =======      ========      ==========

6. STOCKHOLDERS' DEFICIT

     COMMON STOCK -- During fiscal year 1997, NDA issued 62,500 common shares at a price of $2.00 per share. Of the $125,000 in proceeds due from the sale of these shares, $100,000 had been collected, leaving an outstanding balance of $25,000 at December 31, 1997. On February 19, 1998, the outstanding balance was collected.

     TREASURY STOCK -- In December 1997, NDA purchased 855,000 shares of common stock. NDA's purchases of shares of common stock are recorded as "Treasury Stock" and result in a reduction of "Stockholders' Deficit."

     STOCK OPTION PLAN -- NDA's Incentive Stock Option Plan (the "Plan"), established in December 1996, provides for grants of options to purchase up to 200,000 shares of common stock. Grants may be in the form of incentive stock options or nonqualified options. Exercise prices and vesting periods are determined by the Board on the date of grant. Options generally vest ratably over a four-year period. A summary of activity in the Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                               NUMBER      EXERCISE
                                                              OF SHARES      PRICE
                                                              ---------    ---------
Outstanding at January 1, 1997..............................    77,900       $0.20
Granted.....................................................   106,100        2.00
Cancelled...................................................   (41,000)       0.20
                                                               -------
Outstanding at December 31, 1997............................   143,000       $1.54
Granted.....................................................   116,560        3.08
Cancelled...................................................   (60,300)       1.96
                                                               -------
Outstanding at December 31, 1998............................   199,260       $2.31
                                                               =======

                          NET DAEMONS ASSOCIATES, INC.

     The following table sets forth information regarding options outstanding at December 31, 1998:

                                   WEIGHTED-
NUMBER                 NUMBER       AVERAGE
  OF      EXERCISE    CURRENTLY    REMAINING
OPTIONS    PRICE     EXERCISABLE     LIFE
-------   --------   -----------   ---------
 32,900    $0.20       23,800      8.0 years
 66,160     2.00       33,784      8.6
100,200     3.20       35,600      9.5
-------                ------
199,260                93,184
=======                ======

     PRO FORMA DISCLOSURE -- As described in Note 1, NDA uses the intrinsic-value method to measure compensation for equity awards to employees. Had NDA used the fair-value method to measure compensation, reported net income would have been $64,577 in 1997 and $9,097 in 1998.

     The minimum-value method was used to measure the fair value of equity awards in this disclosure. Key assumptions used to apply this pricing model were average risk-free rates of 6% and expected option lives of ten years. The estimated fair value of awards made in 1997 and 1998 were $94,710 and $190,332, respectively.

     RESERVED SHARES -- At December 31, 1997 and 1998, 200,000 shares of common stock were reserved for issuance upon exercise of options.

7. INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31:

                                                           1997        1998
                                                         --------    --------
Current:
  Federal..............................................  $ 58,900    $112,000
  State................................................    21,000      26,500
                                                         --------    --------
          Total........................................    79,900     138,500
                                                         --------    --------
Deferred:
  Federal..............................................    (9,039)    (28,800)
  State................................................    (1,351)     (8,900)
                                                         --------    --------
          Total........................................   (10,390)    (37,700)
                                                         --------    --------
Provision for income taxes.............................  $ 69,510    $100,800
                                                         ========    ========

     Significant components of the Company's deferred tax assets and liabilities at December 31 were as follows:

                                                           1997        1998
                                                         --------    --------
Deferred tax assets -- current:
  Accrued vacation and benefits........................  $ 12,000    $ 38,000
  Allowance for doubtful accounts......................     7,700      15,000
                                                         --------    --------
Net deferred tax asset -- current......................  $ 19,700    $ 53,000
                                                         ========    ========
Deferred tax liability -- noncurrent:
  Depreciation.........................................  $(12,800)   $(21,500)
                                                         ========    ========

                          NET DAEMONS ASSOCIATES, INC.

     A reconciliation between the statutory and effective tax rates for the years ended December 31 were as follows:

                                                              1997    1998
                                                              ----    ----
Statutory tax rate..........................................  34.0%   34.0%
State income taxes -- net of federal benefit................   6.2     6.2
Nondeductible expenses......................................   7.1     6.4
Change in prior year's tax estimate.........................    --    16.1
                                                              ----    ----
                                                              47.3%   62.7%
                                                              ====    ====

8. COMMITMENTS

     OPERATING LEASES -- The Company leases its office facilities and certain equipment under noncancelable operating leases. Total rent expense was $169,609 and $200,098 for the years ended December 31, 1997 and 1998, respectively.

     Future minimum payments under noncancelable operating leases for the years ending December 31 are as follows:

1999..............................................  $222,523
2000..............................................    44,918
2001..............................................    13,375

9. PROFIT-SHARING PLAN

     NDA has a profit-sharing plan (the "plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows participants to make pretax contributions not in excess of the maximum allowed under the Code. The plan does not provide matching contributions by the employer. The profit-sharing portion of the plan consists of contributions made by NDA at the discretion of the Board. Profit-sharing expense was approximately $26,000 in 1997 and $30,000 in 1998.

10. SUBSEQUENT EVENT

     On February 12, 1999 Sage Networks, Inc. ("Sage") agreed to purchase all the outstanding stock of the Company. The purchase price consists of cash of $500,000 and 425,000 shares of Sage common stock. In addition Sage has agreed to pay certain officers of the Company $2,417,000 for non-compete agreements and to pay approximately $441,000 for outstanding stock options of the Company. The Agreement also provides for contingent consideration of $500,000 in cash and 74,963 shares of Sage common stock if certain gross revenue and gross margin targets are met in the twelve months period following the acquisition. The transaction closed on February 17, 1999. As a result of the acquisition, on February 12, 1999, the Company paid all of its outstanding bank debt. In connection with the repayment, all bank credit facilities and borrowing availability was cancelled.

     The Company had service revenue from Sage of approximately $94,000 in 1998.

                                  * * * * * *

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
Interliant, Inc.

     We have audited the accompanying balance sheets of Interliant, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interliant, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
February 26, 1999,
except for Note 11, as to which the date is March 10, 1999

                                INTERLIANT, INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
ASSETS
Current assets:
  Cash......................................................  $   917,566    $   972,467
  Accounts receivable, net of allowance of $103,940 in 1997
     and $150,276 in 1998...................................    1,860,152      1,775,939
  Unbilled revenue..........................................    1,758,012      1,748,234
  Prepaid expenses and other................................      168,428        391,359
                                                              -----------    -----------
Total current assets........................................    4,704,158      4,887,999
Property and equipment, net.................................    5,693,201      5,661,351
Investment in and advances to joint venture.................       72,145        149,067
                                                              -----------    -----------
Total assets................................................  $10,469,504    $10,698,417
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 1,597,521    $ 1,909,514
  Notes payable to shareholder and related party............   10,825,000     15,125,000
  Current portion of capital lease obligations..............       30,083         27,919
                                                              -----------    -----------
Total current liabilities...................................   12,452,604     17,062,433
Capital lease obligations...................................      136,238        110,009
Commitments and contingencies
Shareholder's deficit:
  Common stock, $.01 par value; 40,000,000 shares
     authorized; 10,000,000 shares issued and outstanding...      100,000        100,000
  Additional paid-in capital................................      400,000        400,000
  Accumulated deficit.......................................   (2,619,338)    (6,974,025)
                                                              -----------    -----------
Total shareholder's deficit.................................   (2,119,338)    (6,474,025)
                                                              -----------    -----------
Total liabilities and shareholder's deficit.................  $10,469,504    $10,698,417
                                                              ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31
                                                       ----------------------------------------
                                                          1996          1997           1998
                                                       ----------    -----------    -----------
Revenues:
  Network service fees...............................  $8,401,463    $15,316,756    $18,886,503
  Consulting.........................................          --      1,423,071      2,020,598
  Other..............................................       4,504        136,037        265,768
                                                       ----------    -----------    -----------
                                                        8,405,967     16,875,864     21,172,869
Costs and expenses:
  Cost of service revenue............................   5,056,552      9,414,476     11,880,983
  General and administrative.........................   1,523,209      2,866,509      4,137,668
  Sales and marketing................................   1,697,214      4,408,597      6,722,997
  Depreciation and amortization......................     783,208      1,642,140      2,525,530
                                                       ----------    -----------    -----------
                                                        9,060,183     18,331,722     25,267,178
                                                       ----------    -----------    -----------
Operating loss.......................................    (654,216)    (1,455,858)    (4,094,309)
Other income (expense):
  Equity in losses of joint venture..................     (15,767)      (214,735)      (144,735)
  Interest expense...................................    (218,394)      (469,817)      (715,643)
  Gain on settlement of litigation...................          --      1,351,630        600,000
                                                       ----------    -----------    -----------
                                                         (234,161)       667,078       (260,378)
                                                       ----------    -----------    -----------
Net loss.............................................  $ (888,377)   $  (788,780)   $(4,354,687)
                                                       ==========    ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                      STATEMENTS OF SHAREHOLDER'S DEFICIT

                                     COMMON STOCK         ADDITIONAL
                                ----------------------     PAID-IN      ACCUMULATED
                                  SHARES       AMOUNT      CAPITAL        DEFICIT         TOTAL
                                ----------    --------    ----------    -----------    -----------
Balance at December 31,
  1995........................   2,500,000    $ 25,000     $475,000     $  (942,181)   $  (442,181)
  Stock split effected as a
     stock dividend...........   7,500,000      75,000      (75,000)             --             --
  Net loss....................          --          --           --        (888,377)      (888,377)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1996........................  10,000,000     100,000      400,000      (1,830,558)    (1,330,558)
  Net loss....................          --          --           --        (788,780)      (788,780)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1997........................  10,000,000     100,000      400,000      (2,619,338)    (2,119,338)
  Net loss....................          --          --           --      (4,354,687)    (4,354,687)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1998........................   10,000,00    $100,000     $400,000     $(6,974,025)   $(6,474,025)
                                ==========    ========     ========     ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
OPERATING ACTIVITIES
Net loss............................................  $  (888,377)   $  (788,780)   $(4,354,687)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation......................................      734,331      1,403,842      1,952,629
  Amortization......................................       48,877        525,391        572,901
  Loss on disposals of property and equipment.......      115,037         14,856          3,783
  Provision for doubtful accounts...................       50,178         97,433        150,966
  Equity in losses of joint ventures................       15,767        214,735        144,735
  Changes in operating assets and liabilities:
     Accounts receivable and unbilled revenue.......   (1,338,004)    (1,660,351)       (56,975)
     Prepaid expenses and other.....................     (207,233)        91,727       (222,931)
     Accounts payable and accrued liabilities.......    1,378,521       (136,301)       311,993
                                                      -----------    -----------    -----------
Net cash used in operating activities...............      (90,903)      (237,448)    (1,497,586)
INVESTING ACTIVITIES
Proceeds from sale of property and equipment........       16,889          8,281          4,000
Expenditures for property and equipment.............   (4,082,093)    (2,834,563)    (2,501,463)
Investments in and advances to joint venture........      (55,561)      (247,086)      (221,657)
                                                      -----------    -----------    -----------
Net cash used in investing activities...............   (4,120,765)    (3,073,368)    (2,719,120)
FINANCING ACTIVITIES
Net proceeds from notes payable from shareholder and
  related party.....................................    4,423,623      3,901,698      4,271,607
                                                      -----------    -----------    -----------
Net cash provided by financing activities...........    4,423,623      3,901,698      4,271,607
                                                      -----------    -----------    -----------
Increase in cash....................................      211,955        590,882         54,901
Cash at beginning of year...........................      114,729        326,684        917,566
                                                      -----------    -----------    -----------
Cash at end of year.................................  $   326,684    $   917,566    $   972,467
                                                      ===========    ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Interliant, Inc. (the "Company") was organized under the laws of the State of Texas on July 12, 1993, under the name Wolf Communications Company. The Company's name was changed to Interliant, Inc., effective January 20, 1997. Interliant, Inc., is a privately owned company that provides secure network-based hosting and messaging services on a Lotus Notes platform, enabling worldwide continuously available remote access to business-critical applications and data. The Company also provides vertical solutions for various markets including distance learning, sales force automation, legal, and mortgage banking. It is also developing hosting solutions for Microsoft Exchange and Microsoft's Commercial Internet System, as well as a remote server management solution.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's financial instruments, except notes payable to shareholder and related party and the capital lease obligation, approximate fair value. The fair value of notes payable to shareholder and related party and the capital lease obligation are not determinable as the Company's borrowings are from the shareholder and a related party and the capital lease obligation is guaranteed by the shareholder.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

     The Company grants stock options to employees for shares with an exercise price no less than the value of the shares at the date of grant. The company accounts for such stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25").

REVENUE RECOGNITION

     Revenues consist primarily of network service and related fees for services, generally provided under contractual periods ranging from one to twelve months. Revenues from these services are generally recognized when the services are performed. Revenues in excess of amounts billed are accrued and presented as unbilled revenue in the accompanying balance sheets.

ADVERTISING EXPENSES

     All advertising costs are expensed as incurred. Advertising expenses were approximately $122,000, $415,000, and $571,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

COST OF SERVICE REVENUE

     Cost of service revenue includes internally-funded research and development costs, which are expensed as incurred. Research and development costs were approximately $600,000, $1,100,000, and $1,500,000 in 1996, 1997, and 1998,
respectively.

                                INTERLIANT, INC.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software.............................       3 years
Furniture, fixtures and office equipment....................  5 to 7 years

     Amortization of leasehold improvements is provided using the straight-line method over the shorter of the remaining estimated useful lives or the lease terms. Depreciation expense in 1997 of approximately $287,000 is presented on the statements of operations as an offset to the gain on settlement of litigation.

     The costs of ordinary maintenance and repairs are charged to expense while renewals and replacements are capitalized.

INCOME TAXES

     The shareholder has elected S corporation status for the Company for federal income tax purposes. Under S corporation regulations, revenues and expenses of the Company are reportable for federal income tax purposes in the income tax return of the shareholder. Accordingly, no provision for federal income tax is included in the accompanying financial statements.

CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company provides credit, in the normal course of business, to a number of geographically dispersed customers, primarily within the United States. Collateral is generally not required on these receivables. The Company maintains allowances for potential credit losses, and customers can be denied access to services in the event of non-payment. During 1997 and 1998, the Company's largest customer represented approximately 10% of total revenues.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Certain items which were previously required to be reported separately in shareholder's equity, such as unrealized gains or losses on available-for-sale securities, minimum pension liability adjustments and foreign currency translation adjustments, are now required to be included in other comprehensive income. For 1996, 1997, and 1998 the Company's comprehensive income was the same as net income, and the adoption of SFAS 130 had no impact on the presentation of the financial statements.

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 requires disclosure of certain information regarding operating segments, products, services, geographic areas of operation and major customers. The disclosures prescribed by SFAS 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have separately reportable segments, as defined by SFAS 131, and thus no segment disclosures have been presented.

     In March 1998, the AICPA issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), which is effective for the financial statements for fiscal years beginning after December 15, 1998. SOP 98-1 will result in the capitalization of certain

                                INTERLIANT, INC.

qualifying costs incurred in the development of software for internal use; however, the adoption of SOP 98-1 is not expected to have a material impact on the Company's earnings or financial position.

2.  INVESTMENT IN AND ADVANCES TO JOINT VENTURE

     The Company is a 50% partner in TITLELINK, L.L.C., a joint venture which offers a network-based service to facilitate the closing of real estate transactions within the financial community. The Company provides working capital requirements as needed. The Company has provided an allowance against its advances to the joint venture of approximately $30,000 and $114,000 at December 31, 1997 and 1998, respectively, which is included in investment in and advances to joint venture.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                1997          1998
                                                             ----------    -----------
Computer equipment and software............................  $4,926,000    $ 7,298,000
Furniture, fixtures and office equipment...................   1,559,000      1,682,000
Leasehold improvements.....................................   2,659,000      2,665,000
                                                             ----------    -----------
                                                              9,144,000     11,645,000
Less accumulated depreciation and amortization.............   3,451,000      5,984,000
                                                             ----------    -----------
                                                             $5,693,000    $ 5,661,000
                                                             ==========    ===========

4.  NOTES PAYABLE TO SHAREHOLDER AND RELATED PARTY

     Notes payable to shareholder and related party includes unsecured borrowings from the Company's shareholder totaling $4,310,000 and $7,910,000 at December 31, 1997 and 1998, respectively, and unsecured borrowings from a related party totaling $6,515,000 and $7,215,000 at December 31, 1997 and 1998, respectively. These advances have been used to fund the Company's operations. These notes bear interest, payable monthly, at annual rates ranging from 5.5% to 6.1% in 1997, and 4.3% to 5.6% in 1998. The borrowings mature on March 31, 1999.

     The Company paid interest associated with the notes payable to affiliates of approximately $199,000, $449,000, and $696,000 in 1996, 1997, and 1998,
respectively.

5.  RELATED PARTY TRANSACTIONS

     The Company has an informal agreement with a related party whereby the Company provides certain administrative services to the related party. The related party compensates the Company for these services on a monthly basis, which totaled $12,000, $48,000, and $48,000 in 1996, 1997, and 1998,
respectively. The amount due to the Company for these services totaled $12,000 at December 31, 1998, and there was no related amount due to the Company at December 31, 1997.

6.  EMPLOYEE BENEFIT PLAN

     Substantially all of the Company's employees are participants in a discretionary, defined contribution plan with salary deferral contributions as provided under Section 401(k) of the Internal Revenue Code. Voluntary salary deferral contributions are made by employees, subject to a maximum of 15% of annual compensation and are matched 100% of the first 5% by Company contributions. The charge to expense for the Company's contributions was $109,000, $254,000, and $404,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

                                INTERLIANT, INC.

7.  STOCK SPLIT

     Effective December 16, 1996, the Board of Directors approved a four-for-one split of the Company's common stock effected in the form of a stock dividend, resulting in a total of 10,000,000 shares outstanding. All references in the financial statements which relate to the number of shares of Common Stock have been restated to reflect the stock split.

8.  EMPLOYEE STOCK OPTION PLAN

     In 1995, the Company's sole director (the "Director") adopted the 1995 Employee Stock Option Plan (the "Option Plan"), pursuant to which options to purchase up to an aggregate of 4,000,000 shares of the Company's common stock may be granted. The Option Plan is administered by the Director. Among other things, the Director determines which employees will receive options, the number of shares covered by any option granted, and the exercise price and other terms and conditions of each such option.

     All options granted under the Option Plan are nontransferable except by the laws of descent and distribution. All options also expire ten years after the date of grant or upon earlier termination of employment unless due to death, disability, or retirement, in which case the option remains exercisable for an additional three months in the case for Incentive Options and one year for Non-Qualified Options. Options granted vest over periods ranging from immediate vesting to vesting in equal increments over four years from the date of grant. The exercise price of the options approximated the fair value of the common stock on the date of grant, and accordingly, no compensation expense has been recorded. The weighted-average remaining contractual life of options at December 31, 1996, 1997, and 1998 was 9.7 years, 8.8 years, and 8.0 years, respectively.

     A summary of the Option Plan as of December 31, 1996, 1997, and 1998 and changes during the years ended on those dates are as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                           EXERCISE
                                                               SHARES       PRICES
                                                              ---------    ---------
Options outstanding January 1, 1996.........................    340,000      $.05
  Granted...................................................  2,242,000      $.05
  Exercised.................................................         --        --
  Surrendered...............................................         --        --
                                                              ---------      ----
Options outstanding December 31, 1996.......................  2,582,000      $.05
  Granted...................................................    646,100      $.05
  Exercised.................................................         --        --
  Surrendered...............................................   (214,000)     $.05
                                                              ---------      ----
Options outstanding December 31, 1997.......................  3,014,100      $.05
  Granted...................................................    801,100      $.05
  Exercised.................................................         --        --
  Surrendered...............................................   (173,200)     $.05
                                                              ---------      ----
Options outstanding December 31, 1998.......................  3,642,000      $.05
                                                              =========      ====
Exercisable at:
  December 31, 1996.........................................  2,468,000      $.05
                                                              =========      ====
  December 31, 1997.........................................  2,620,000      $.05
                                                              =========      ====
  December 31, 1998.........................................  2,847,000      $.05
                                                              =========      ====

                                INTERLIANT, INC.

     At December 31, 1996, 1997, and 1998, the Company had reserved 4,000,000 shares of common stock for issuance in connection with the exercise of stock options.

     The Company has elected to follow APB 25 and related interpretations in accounting for employee stock options. Accordingly, no compensation expense has been recognized for these stock options. Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions:

                                                           1996       1997       1998
                                                          -------    -------    -------
Risk-free interest rate.................................      6.5%       5.6%       4.8%
Dividend yield..........................................      0.0%       0.0%       0.0%
Weighted-average expected life of options...............  5 years    5 years    5 years

     The minimum value method calculated the fair value of these options as zero; therefore, pro forma net loss is the same as net loss for each year presented.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases various office space and equipment under noncancelable operating leases expiring on various dates through 2001, generally with options to renew under terms consistent with the original leases. The gross balance of assets recorded under capital leases which are included in property and equipment at December 31, 1997 and 1998 was approximately $287,000 and $291,000, respectively. Associated accumulated depreciation was approximately $95,000 and $165,000 at December 31, 1997 and 1998, respectively. At December 31, 1998, future lease payments are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
1999........................................................  $ 41,000    $  983,000
2000........................................................    41,000       898,000
2001........................................................    41,000       524,000
2002........................................................    35,000            --
2003........................................................        --            --
                                                              --------    ----------
Total minimum lease payments................................   158,000    $2,405,000
                                                                          ==========
Less amount representing interest...........................    20,000
                                                              --------
Present value of capital lease obligations..................   138,000
Less current portion of capital lease obligations...........    28,000
                                                              --------
Long-term capital lease obligations.........................  $110,000
                                                              ========

     Total rent expense for operating leases for the years ended December 31, 1996, 1997, and 1998 was $797,000, $1,700,000, and $1,449,000, respectively.

     The Company has a facility with a bank for letters of credit totaling $541,000 at December 31, 1998 relating to the Company's data center operating lease. There were no amounts outstanding under the letter of credit facility at December 31, 1998.

                                INTERLIANT, INC.

10.  LITIGATION

     In 1997 and 1998, the Company received proceeds of $2,500,000 and $600,000, respectively, from the settlement of legal claims relating to a trademark dispute. These amounts are presented in the statements of operations net of costs related to the settlement of $1,148,000 in 1997.

     The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position of the Company.

11.  SUBSEQUENT EVENT

     In February 1999, the shareholder reached an agreement in principle to sell substantially all of the assets and certain liabilities of the Company. The transaction closed on March 10, 1999. The Company has obtained approval of the proposed transaction with the holders of outstanding borrowings.

12.  YEAR 2000 ISSUE (UNAUDITED)

     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including the Company's, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.

  State of Readiness

     The Company has made a preliminary assessment of the Year 2000 readiness of its information technology ("IT") systems, including the hardware and software that enable it to provide and deliver its solutions, and its non-IT systems. The Company's plan consists of (i) quality assurance testing of its internally developed proprietary software and systems; (ii) contacting third-party suppliers, vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of the Company's solutions to it customers; (iii) assessment of repair or replacement requirements; (iv) repair or replacement; (v) implementation; and (vi) creation of contingency plans in the event of Year 2000 failures. The Company is currently assessing the materiality of its IT and non-IT systems and will seek assurances of Year 2000 compliance from providers of material systems. Until such testing is complete and such vendors and providers are contacted, the Company will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced. The Company plans to complete its Year 2000 evaluation during the second half of 1999.

  Costs

     To date, the Company has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the internal staffing costs associated with the evaluation process and Year 2000 compliance matters generally. At this time, the Company does not possess the information necessary to estimate the potential costs of revisions to its software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although the Company does not anticipate that such expenses will be material, such expenses if higher than anticipated, could have a material adverse effect on the Company's business, financial condition and results of operations.

                                INTERLIANT, INC.

  Risks

     The Company is not currently aware of any Year 2000 compliance problems relating to its IT or non-IT systems that would have a material adverse effect on the Company's business, results of operations and financial condition. There is no assurance that the Company will not discover Year 2000 compliance problems in its software and systems that will require substantial revisions. In addition, there is no assurance that third party software, hardware or services incorporated into the Company's material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of the Company to fix or replace its software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can be no assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside Interliant control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of the Company such as a prolonged Internet, telecommunications or electrical failure, which could also prevent the Company from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the Web sites of its customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations.

  Contingency Plan

     As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

UNTIL                , 1999 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                               SHARES
                               [INTERLIANT LOGO]
                                  COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                               CIBC WORLD MARKETS

                               [MONTH/DATE], 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:

Registration Fee -- Securities and Exchange Commission......    $21,375
NASD Filing Fee.............................................      9,125
Blue Sky fees and expenses..................................          *
Accountants' fees and expenses..............................          *
Legal fees and expenses.....................................          *
Printing and engraving expenses.............................          *
Transfer agent and registrar fees...........................          *
Miscellaneous...............................................          *
          Total.............................................    $     *
                                                                =======

---------------
* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Interliant's Restated Certificate of Incorporation contains such a provision.

     Interliant's Certificate of Incorporation and By-Laws provide that Interliant shall indemnify officers and directors and, to the extent permitted by the Board of Directors, employees and agents of Interliant, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize Interliant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of Interliant arising out of his capacity as such.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, Interliant has issued securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act") to a limited number of persons, as described below.

     Interliant believes that the transactions described below were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving public offering, or pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with Interliant, to information about Interliant, or were given an adequate opportunity to review information about Interliant.

     The following figures give effect to a three-for-one stock split of the Common Stock of Interliant in July 1998.

(A) ISSUANCE OF CAPITAL STOCK.

     Pursuant to a Stock Subscription Agreement dated December 8, 1997 between Interliant and Web Hosting Organization LLC ("WEB"), Interliant issued to WEB, for a purchase price of $5,000,000, 3,000,000 shares of common stock of Interliant, $.01 par value (the "Common Stock") and also granted WEB an option to purchase up to an additional 6,600,000 shares of Common Stock at an exercise price of $1.67 per share (the "Option").

     On April 7, 1998, in connection with the acquisition of substantially all of the assets of Clever Computers, Inc., ("Clever"), and as consideration for entering into an employment agreement with Interliant, Interliant issued 150,000 shares of Common Stock to the former president and founder of Clever, Steven C. Dabbs.

     On July 10, 1998, Interliant issued 9,000 shares of Common Stock to Jab Web, Inc. (formerly Tri-Star Web Creations, Inc.), as part of the purchase price for substantially all of the assets of Tri-Star Web Creations, Inc.

     On July 10, 1998, Interliant issued to WEB, for a purchase price of $11,000,000, 6,600,000 shares of Common Stock.

     On July 10, 1998, Interliant issued 115,707 shares of Common Stock to All Information Systems, Inc., as part of the purchase price for substantially all of the assets of All Information Systems, Inc.

     On July 10, 1998, Interliant issued 12,000 shares of Common Stock to Software Business Technologies, Inc., as part of the purchase price for substantially all of the Web hosting assets of Software Business Technologies, Inc.

     On July 30, 1998, Interliant issued 5,490 shares of Common Stock to BestWare, Inc. (dba "Maikon"), as part of the purchase price for substantially all of the assets of BestWare, Inc. (dba "Maikon").

     On August 31, 1998, in connection with the acquisition of B.N. Technology, Inc., and as consideration for entering into employment agreements with Interliant, Interliant issued 240,000 shares of Common Stock to Mr. Bernd Neumann and Andrea Neumann, his wife, and 60,000 shares of Common Stock to Mr. Thomas Gorny.

     On September 16, 1998, in connection with the acquisition of GEN International Inc., and as consideration for entering into a consulting agreement with Interliant, Interliant issued 25,000 shares of Common Stock to Mr. Thomas Heimann and Patricia Karasy, his wife.

     On September 18, 1998, Interliant issued to WEB, for a purchase price of $7,500,000, 4,500,000 shares of Common Stock.

     On December 4, 1998, Interliant issued to WEB, for a purchase price of $7,500,000, 4,500,000 shares of Common Stock.

     On January 28, 1999, Interliant issued 2,647,658 shares of Series A Redeemable Convertible Preferred Stock, convertible into an equal amount of shares of Common Stock, and warrants to purchase 749,625 shares of Common Stock to SOFTBANK Technology Ventures IV L.P. and one of its affiliates, SOFTBANK Technology Advisors Fund for a purchase price of $13,000,000.

     On February 4, 1999, Interliant issued 450,000 shares of common stock to Digiweb, Inc. as part of the purchase price for substantially all of the assets of Digiweb, Inc.

     On February 4, 1999, in connection with the acquisition of substantially all of the assets of Telephonetics International, Inc., Interliant issued 140,000 shares of Common Stock to Telephonetics, International, Inc..

     On February 4, 1999, Interliant issued to WEB, for a purchase price of $11,000,000, 6,600,000 shares of Common Stock.

     On February 17, 1999, in connection with the acquisition of Net Daemons Associates, Inc., Interliant issued 425,000 shares to certain stockholders of Net Daemons Associates, Inc.

     On March 10, 1999, in connection with the acquisition of substantially all of the assets of Interliant Texas Interliant issued 2,748,555 shares of Common Stock to Mathew Wolf, 398,845 shares of Common Stock to the Ann Weltchek Wolf 1995 Marital Trust, 797,690 shares of Common Stock to the Mathew D. Wolf Children's Trust, 31,908 shares of Common Stock to Michael August and 114,644 shares of Common Stock to Broadview Holdings LLP.

(B) GRANTS OF STOCK OPTIONS.

     The Interliant, Inc. 1998 Stock Option Plan was adopted by Interliant's Board of Directors on February 1, 1998. As of the date hereof, options to
purchase up to an aggregate             shares of common stock at prices ranging
from $1.67 to $6.67 per share, had been granted to employees of Interliant, of
which options to purchase up to an aggregate of             shares of common
stock, at a weighted average exercise price of $4.11 per share, were outstanding as of such date. As of the date of the filing of this Registration Statement, no options have been exercised.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

 1.1   --   Underwriting Agreement.*
 2.1   --   Asset Purchase Agreement between Sage Networks, Inc. and
            Clever Computers, Inc., dated April 7, 1998.*
 2.2   --   Asset Purchase Agreement between Sage Networks, Inc. and
            HomeCom Communications, Inc. dated June 10, 1998.
 2.3   --   Asset Purchase Agreement between Sage Networks, Inc. and
            Tri-Star Web Creations, Inc., dated May 1, 1998.*
 2.4   --   Stock Purchase Agreement among B.N. Technology, Inc., Bernd
            Neumann, Annedore Sommer, and Sage Networks, Inc., dated
            August 31, 1998.*
 2.5   --   Asset Purchase Agreement between Sage Networks, Inc. and GEN
            International Inc., dated September 16, 1998.*
 2.6   --   Asset Purchase Agreement between Sage Networks, Inc. and
            Telephonetics International, Inc., dated February 4, 1999.*
 2.7   --   Asset Purchase Agreement between Sage Networks, Inc. and
            Digiweb, Inc., dated February 4, 1999.*
 2.8   --   Agreement and Plan of Merger by and among Net Daemons, Inc., the Shareholders Party hereto and Sage Networks, Inc. and
            Interliant NDA Acquisition Corp., dated as of February 17,
            1999.*
 2.9   --   Asset Purchase Agreement among Sage Networks Acquisition
            Corp., Sage Networks, Inc., Interliant, Inc. and the
            shareholders of Interliant, Inc., dated March 8, 1999.
2.10   --   Agreement to Deliver Shares between Interliant, Inc., Sage
            Networks Acquisition Corp. and Sage Networks, Inc., dated as of March 10, 1999.
 3.1   --   Amended and Restated Certificate of Incorporation of the
            Registrant.*
 3.2   --   Amended and Restated By-Laws of the Registrant.*
 4.1   --   Specimen Certificate for common stock of the Registrant.*
 4.2   --   Investors Agreement, dated as of January 28, 1999, by and
            among Sage Networks, Inc., SOFTBANK Technology Ventures IV,
            L.P. and SOFTBANK Technology Advisors Funds, L.P.
 4.3   --   Securities Purchase Agreement between Sage Networks, Inc.
            and SOFTBANK Technology Ventures IV, L.P. and SOFTBANK
            Technology Advisors Funds, L.P. dated January 28, 1999.
 4.4   --   Registration Rights Agreement, dated as of December 8, 1997, by and between Interliant Networks, Inc. and Web Hosting
            Organization LLC.
 4.5   --   Shareholders Agreement by and among Sage Networks, Inc. and each of the Stockholders of Sage Networks, Inc., dated as of
            March 10, 1999.
 4.6   --   Letter Agreement, dated November 26, 1997, between Leonard
            J. Fassler, Bradley A. Feld, Chef Nominees Limited and
            Charterhouse Equity Partners III L.P.
 5.1   --   Opinion of Dewey Ballantine LLP.*
10.1   --   Professional Services Agreement by and between Sage
            Networks, Inc. and Portal Software, Inc., dated as of July
            31, 1998.+
10.2   --   Software License and Support Agreement by and between Sage
            Networks, Inc. and Portal Software, Inc., dated as of July
            31, 1998.+
10.3   --   The Vantive Corporation Software License and Support
            Agreement by and between Interliant Networks, Inc. and The
            Vantive Corporation, dated as of September 29, 1998.
10.4   --   Addendum to The Vantive Corporation Software License and
            Support Agreement by and between Sage Networks, Inc. and The
            Vantive Corporation, dated as of September 29, 1998.
10.5   --   Master Discounted Internet Services Agreement by and between
            UUNET Technologies, Inc. and Sage Networks, Inc., dated
            February 17, 1999.+
10.6   --   Joint Development Agreement between Lotus Development
            Corporation and Interliant, Inc., dated as of April 27,
            1998.*
10.7   --   Sage Networks, Inc. 1998 Stock Option Plan.
10.8   --   Form of ISO Award Agreement.*
10.9   --   Form of Incentive Stock Option Award Agreement between Sage
            Networks, Inc. and the individual Optionee.

10.10  --   Form of Nonqualified Stock Option Award Agreement between
            Sage Networks, Inc. individual Optionee.
10.11  --   Employment Agreement by and between Sage Networks, Inc, and
            Leonard J. Fassler, dated January 1, 1999.
10.12  --   Consulting Agreement by and between Sage Networks, Inc, and
            Intensity Ventures, Inc., dated January 1, 1999.*
10.13  --   Employment Agreement by and between Sage Networks, Inc, and
            Stephen W. Maggs, dated January 1, 1999.*
10.14  --   Employment Agreement by and between Sage Networks, Inc, and
            Rajat Bhargava, dated January 1, 1999.*
10.15  --   Employment Agreement between Sage Networks, Inc. and James
            M. Lidestri, dated March 3, 1999.
10.16  --   Deed of Lease by and between Westwood Center, LLC and Sage
            Networks, Inc., dated February 11, 1999.
10.17  --   Sublease Agreement by and between Southern Company Services,
            Inc. and Sage Networks, Inc., dated May 29, 1998.
10.18  --   First Amendment to Sublease Agreement by and between
            Southern Company Services, Inc. and Sage Networks, Inc.,
            dated December 15, 1998.
10.19  --   Sublease Agreement by and between Leuko Site, Inc. and Sage
            Networks, Inc., dated November 17, 1998.*
10.20  --   Agreement for Terminal Facilities Co-Location Space by and
            between Comstor Corporation and Sage Networks, Inc., dated as of July 2, 1998.*
10.21  --   Standard Lease Agreement, dated June 11, 1995, between
            LaSalle Partners Management Limited (as agent for Fannin
            Street Limited Partnership) and Wolf Communications Company.
10.22  --   First Amendment to Standard Lease, dated January 18, 1996, between LaSalle Partners Management Limited (as agent for
            Fannin Street Limited Partnership) and Wolf Communications
            Company.
10.23  --   Second Amendment to Standard Lease, dated August 8, 1996,
            between LaSalle Partners Management Limited (as agent for
            Fannin Street Limited Partnership) and Wolf Communications
            Company.
21.1   --   List of Subsidiaries.
23.1   --   Consent of Ernst & Young LLP with respect to the financial statements of Sage Networks, Inc.
23.2   --   Consent of Ernst & Young LLP with respect to the financial statements of Interliant, Inc.
23.3   --   Consent of Urbach Kahn & Werlin PC.
23.4   --   Consent of BSC&E.
23.5   --   Consent of PricewaterhouseCoopers LLC.
23.6   --   Consent of Frankel, Lodgen, Locher, Golditch, Sardi &
            Howard.
23.7   --   Consent of BDO Seidman, LLP.
23.8   --   Consent of Deloitte & Touche LLP.
23.9   --   Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).*
24.1   --   Power of Attorney (included on page II-5).
27.1   --   Financial Data Schedule.*

---------------
* To be filed by amendment.

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.

(b) Consolidated Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 12, 1999.

                                          INTERLIANT, INC.

                                          By:      /s/ BRADLEY A. FELD
                                            ------------------------------------
                                            Bradley A. Feld

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoint and constitute Leonard J. Fassler, Bradley A. Feld, William
A. Wilson and Bruce S. Klein, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to the within Registration Statement, and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on March 12, 1999 in the capacities indicated:

            SIGNATURE                               TITLE                         DATE
            ---------                               -----                         ----

      /s/ LEONARD J. FASSLER          Co-Chairman of the Board                 March 12, 1999
----------------------------------
        Leonard J. Fassler

       /s/ BRADLEY A. FELD            Co-Chairman of the Board                 March 12, 1999
----------------------------------
         Bradley A. Feld

       /s/ STEPHEN W. MAGGS           Chief Executive Officer,                 March 12, 1999
----------------------------------      President, Treasurer and
         Stephen W. Maggs               Director (Chief Executive
                                        Officer)

      /s/ WILLIAM A. WILSON           Chief Financial Officer (Chief           March 12, 1999
----------------------------------      Financial and Accounting
        William A. Wilson               Officer)

      /s/ MERRIL M. HALPERN           Director                                 March 12, 1999
----------------------------------
        Merril M. Halpern

       /s/ THOMAS C. DIRCKS           Director                                 March 12, 1999
----------------------------------
         Thomas C. Dircks

     /s/ PATRICIA A. M. RILEY         Director                                 March 12, 1999
----------------------------------
       Patricia A. M. Riley

         /s/ JAY M. GATES             Director                                 March 12, 1999
----------------------------------
           Jay M. Gates

        /s/ CHARLES R. LAX            Director                                 March 12, 1999
----------------------------------
          Charles R. Lax

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------       ------------------------------------------------------------  ----
    1.1  --   Underwriting Agreement.*
    2.1  --   Asset Purchase Agreement between Sage Networks, Inc. and
              Clever Computers, Inc., dated April 7, 1998.*
    2.2  --   Asset Purchase Agreement between Sage Networks, Inc. and
              HomeCom Communications, Inc. dated June 10, 1998.
    2.3  --   Asset Purchase Agreement between Sage Networks, Inc. and
              Tri-Star Web Creations, Inc., dated May 1, 1998.*
    2.4  --   Stock Purchase Agreement among B.N. Technology, Inc., Bernd
              Neumann, Annedore Sommer, and Sage Networks, Inc., dated
              August 31, 1998.*
    2.5  --   Asset Purchase Agreement between Sage Networks, Inc. and GEN
              International Inc., dated September 16, 1998.*
    2.6  --   Asset Purchase Agreement between Sage Networks, Inc. and
              Telephonetics International, Inc., dated February 4, 1999.*
    2.7  --   Asset Purchase Agreement between Sage Networks, Inc. and
              Digiweb, Inc., dated February 4, 1999.*
    2.8  --   Agreement and Plan of Merger by and among Net Daemons
              Associates, Inc., the Shareholders Party hereto and Sage
              Networks, Inc. and Sage NDA Acquisition Corp., dated as of
              February 17, 1999.*
    2.9  --   Asset Purchase Agreement among Sage Networks Acquisition
              Corp., Sage Networks, Inc., Interliant, Inc. and the
              shareholders of Interliant, Inc., dated March 8, 1999.
   2.10  --   Agreement to Deliver Shares between Interliant, Inc., Sage
              Networks Acquisition Corp. and Sage Networks, Inc., dated as of March 10, 1999.
    3.1  --   Amended and Restated Certificate of Incorporation of the
              Registrant.*
    3.2  --   Amended and Restated By-Laws of the Registrant.*
    4.1  --   Specimen Certificate for common stock of the Registrant.*
    4.2  --   Investors Agreement, dated as of January 28, 1999, by and
              among Sage Networks, Inc., SOFTBANK Technology Ventures IV,
              L.P. and SOFTBANK Technology Advisors Funds, L.P.
    4.3  --   Securities Purchase Agreement between Sage Networks, Inc.
              and SOFTBANK Technology Ventures IV, L.P. and SOFTBANK
              Technology Advisors Funds, L.P. dated January 28, 1999.
    4.4  --   Registration Rights Agreement, dated as of December 8, 1997, by and between Sage Networks, Inc. and Web Hosting
              Organization LLC.
    4.5  --   Shareholders Agreement by and among Sage Networks, Inc. and each of the Stockholders of Sage Networks, Inc., dated as of
              March 10, 1999.
    4.6  --   Letter Agreement, dated November 26, 1997, between Leonard
              J. Fassler, Bradley A. Feld, Chef Nominees Limited and
              Charterhouse Equity Partners III L.P.
    5.1  --   Opinion of Dewey Ballantine LLP.*
   10.1  --   Professional Services Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+
   10.2  --   Software License and Support Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+
   10.3  --   The Vantive Corporation Software License and Support
              Agreement by and between Sage Networks, Inc. and The Vantive
              Corporation, dated as of September 29, 1998.
   10.4  --   Addendum to The Vantive Corporation Software License and
              Support Agreement by and between Sage Networks, Inc. and The
              Vantive Corporation, dated as of September 29, 1998.
   10.5  --   Master Discounted Internet Services Agreement by and between
              UUNET Technologies, Inc. and Sage Networks, Inc., dated
              February 17, 1999.+
   10.6  --   Joint Development Agreement between Lotus Development
              Corporation and Interliant, Inc., dated as of April 27,
              1998.*

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------       ------------------------------------------------------------  ----
   10.7  --   Sage Networks, Inc. 1998 Stock Option Plan.
   10.8  --   Form of ISO Award Agreement.*
   10.9  --   Form of Incentive Stock Option Award Agreement between Sage
              Networks, Inc. and the individual Optionee.
  10.10  --   Form of Nonqualified Stock Option Award Agreement between
              Sage Networks, Inc. individual Optionee.
  10.11  --   Employment Agreement by and between Sage Networks, Inc, and
              Leonard J. Fassler, dated January 1, 1999.
  10.12  --   Consulting Agreement by and between Sage Networks, Inc, and
              Intensity Ventures, Inc., dated January 1, 1999.*
  10.13  --   Employment Agreement by and between Sage Networks, Inc, and
              Stephen W. Maggs, dated January 1, 1999.*
  10.14  --   Employment Agreement by and between Sage Networks, Inc, and
              Rajat Bhargava, dated January 1, 1999.*
  10.15  --   Employment Agreement between Sage Networks, Inc. and James
              M. Lidestri, dated March 3, 1999.
  10.16  --   Deed of Lease by and between Westwood Center, LLC and Sage
              Networks, Inc., dated February 11, 1999.
  10.17  --   Sublease Agreement by and between Southern Company Services,
              Inc. and Sage Networks, Inc., dated May 29, 1998.
  10.18  --   First Amendment to Sublease Agreement by and between
              Southern Company Services, Inc. and Sage Networks, Inc.,
              dated December 15, 1998.
  10.19  --   Sublease Agreement by and between Leuko Site, Inc. and Sage
              Networks, Inc., dated November 17, 1998.*
  10.20  --   Agreement for Terminal Facilities Co-Location Space by and
              between Comstor Corporation and Sage Networks, Inc., dated as of July 2, 1998.*
  10.21  --   Standard Lease Agreement, dated June 11, 1995, between
              LaSalle Partners Management Limited (as agent for Fannin
              Street Limited Partnership) and Wolf Communications Company.
  10.22  --   First Amendment to Standard Lease, dated January 18, 1996, between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.
  10.23  --   Second Amendment to Standard Lease, dated August 8, 1996,
              between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.
   21.1  --   List of Subsidiaries.
   23.1  --   Consent of Ernst & Young LLP with respect to the financial statements of Sage Networks, Inc.
   23.2  --   Consent of Ernst & Young LLP with respect to the financial statements of Interliant, Inc.
   23.3  --   Consent of Urbach Kahn & Werlin PC.
   23.4  --   Consent of BSC&E.
   23.5  --   Consent of PricewaterhouseCoopers LLC.
   23.6  --   Consent of Frankel, Lodgen, Locher, Golditch, Sardi &
              Howard.
   23.7  --   Consent of BDO Seidman, LLP.
   23.8  --   Consent of Deloitte & Touche LLP.

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------       ------------------------------------------------------------  ----
   23.9  --   Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).*
   24.1  --   Power of Attorney (included on page II-5).
   27.1  --   Financial Data Schedule.*

---------------
* To be filed by amendment.

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.

(b) Consolidated Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.